Exhibit 10.4

EXECUTION COPY

THIRD AMENDED AND RESTATED

LEASE RECEIVABLES PURCHASE AGREEMENT

Dated as of June 19, 2003

among

HPSC BRAVO FUNDING, LLC,

as Seller

HPSC, INC.,

as Servicer

TRIPLE-A ONE FUNDING CORPORATION,

as a Purchaser,

MERRILL LYNCH COMMERCIAL FINANCE CORP.

as a Purchaser and as a Managing Agent,

CAPITAL MARKETS ASSURANCE CORPORATION

and

MBIA INSURANCE CORPORATION,
successor in interest to Capital Markets Assurance Corporation,

as a Managing Agent, as the Insurer and as the Collateral Agent

i

ii

LIST OF APPENDICES, EXHIBITS AND SCHEDULES

Appendix A	Definitions List

Exhibit A	Form of Sale Notice
Exhibit B	Form of Receivables Data File
Exhibit C	Form of Manager’s Certificate
Exhibit D	Locations of Chief Executive Office and Records
Exhibit E	Form of Interest Rate Hedge Assignment
Exhibit F	Historical Loss Data

Schedule I	Purchaser Limits

iii

THIRD AMENDED AND RESTATED

LEASE RECEIVABLES PURCHASE AGREEMENT

THIS THIRD AMENDED AND RESTATED LEASE RECEIVABLES PURCHASE AGREEMENT, dated as of June 19, 2003  (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Receivables Purchase Agreement”),  is entered into by and among HPSC BRAVO FUNDING, LLC, a Delaware limited liability company, as Seller (the “Seller”), HPSC, INC., a Delaware corporation, as Servicer (the “Servicer”), TRIPLE-A ONE FUNDING CORPORATION, a Delaware corporation (“Triple-A”), as a Purchaser, Capital Markets Assurance Corporation, a New York stock insurance corporation (“CapMAC”), MERRILL LYNCH COMMERCIAL FINANCE CORP., a Delaware corporation (“Merrill”), as a Purchaser and as a Managing Agent, MBIA INSURANCE CORPORATION, a New York insurance corporation (“MBIA”) (successor in interest to CapMAC), as a Managing Agent (in such capacity, successor to the “Administrative Agent” under the first Amended and Restated LRPA (as defined below)) and as the Insurer and as the Collateral Agent (in such capacities, the “Insurer” and the “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, the Seller, the Servicer, Triple-A and CapMAC are parties to that certain Lease Receivables Purchase Agreement, dated as of October 18, 1996 (as amended, the “Initial LRPA”); and

WHEREAS, the Seller, the Servicer, Triple-A and CapMAC amended and restated the Initial LRPA in certain respects, as set forth in the Amended and Restated Lease Receivables Purchase Agreement, dated as of March 31, 2000 (as amended, the “First Amended and Restated LRPA”); and

WHEREAS, the Seller, the Servicer, Triple-A and CapMAC further amended and restated the First Amended and Restated LRPA in certain respects, as set forth in the Second Amended and Restated Lease Receivables Purchase Agreement, dated as of August 5, 2002 (as amended, the “Second Amended and Restated LRPA”); and

WHEREAS, the Seller and HPSC, Inc. as the Originator, will enter into a Second Amended and Restated Purchase and Contribution Agreement dated as of the date hereof, pursuant to which the Seller will purchase from the Originator certain Receivables, Related Security and other property relating thereto; and

WHEREAS, the Seller, the Servicer, Triple-A, and CapMAC desire to amend and restate the Second Amended and Restated LRPA in certain respects; and

WHEREAS, CapMAC wishes to assign, and MBIA wishes to assume, all of the rights and obligations of CapMAC, in its capacities as Collateral Agent and Administrative

Agent, under the Second Amended and Restated LRPA, to the extent modified under this Receivables Purchase Agreement; and

WHEREAS, Merrill wishes to become a party to this Receivables Purchase Agreement as a Purchaser and as a Managing Agent on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, the Seller, the Servicer, Triple-A, CapMAC, MBIA and Merrill have agreed to amend and restate the Second Amended and Restated LRPA in its entirety as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01.  Certain Definitions.  As used in this Receivables Purchase Agreement or any certificate or other document made or delivered pursuant hereto or thereto, the capitalized terms used herein and therein shall, unless otherwise defined herein or therein, have the meanings assigned to them in the Definitions List attached hereto as Appendix A, the terms of which are incorporated herein by reference (the “Definitions List”).  Any reference in the Facility Documents to a note, instrument, or other agreement substantially in the form of Exhibit K-1, K-2, K-3, or K-4 to the Sale Agreement, as applicable, shall mean and be a reference to a note, instrument or other agreement in substantially one of the forms included in such Exhibit.

SECTION 1.02.  Accounting Terms.  As used herein and in any certificate or other document made or delivered pursuant hereto and thereto, accounting terms not defined in the Definitions List and accounting terms partly defined in the Definitions List to the extent not defined, shall have the respective meanings given to them under GAAP.

SECTION 1.03.  Other Terms.  (a)  All other undefined terms contained in this Receivables Purchase Agreement shall, unless the context indicates otherwise, have the meanings provided for by the UCC to the extent the same are used or defined therein.

(b)                                 The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Receivables Purchase Agreement shall refer to this Receivables Purchase Agreement as a whole and not to any particular provision of this Receivables Purchase Agreement, and Section, subsection, Schedule and Exhibit references are to this Receivables Purchase Agreement unless otherwise specified.

(c)                                  Capitalized terms used herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 1.04.  Computation of Time Periods.  In this Receivables Purchase Agreement, in the computation of periods of time from a specified date to a later specified date, except as the context may otherwise require, the word “from” shall mean “from and including” and the words “to” and “until” shall each mean “to but excluding.”

ARTICLE II

AMOUNT AND TERMS OF THE PURCHASES

SECTION 2.01.  Receivables Purchase Facility.  The Purchasers shall, subject to the terms and conditions hereinafter set forth, make purchases of Receivables (“Receivables Purchases”) from time to time on any Settlement Date (except that the initial Receivables Purchase may be on a date other than a Settlement Date) during the period from the date the conditions precedent in Section 3.01 are satisfied to the Termination Date.  Notwithstanding the foregoing, if, at any time, two or more of the individuals who held the positions of Chief Executive Officer, Chief Financial Officer and President of the Servicer as of April 30, 1998 no longer remain actively involved in the day-to-day management of the Servicer, then the Purchasers are no longer required to, but each Purchaser may, in its sole discretion, make Receivables Purchases.  Each Receivables Purchase shall constitute an assignment and sale by the Seller, and a purchase and acquisition by the Purchasers of Purchased Assets, including, without limitation, Designated Receivables identified as Eligible Receivables by the Seller, and Related Security and Collections with respect thereto.  Under no circumstances shall any Purchaser make any Receivables Purchase if, after giving effect to such Receivables Purchase, (x) the aggregate outstanding Capital hereunder would exceed the lesser of (i) the Facility Limit and (ii) the Capital Limit or (y) the aggregate outstanding Capital funded by such Purchaser’s Purchaser Group would exceed its Purchaser Limit.  Under no circumstances shall Triple-A make any Receivables Purchase, if after giving effect to such Receivables Purchase, the portion of the aggregate outstanding Capital allocable to Triple-A hereunder would exceed the sum, on such Receivables Purchase Date, of (i) the net proceeds from the sale of Commercial Paper plus (ii) the proceeds of Advances.  The Capital Limit in effect on any date shall be determined by reference to the most recent Settlement Report delivered by the Seller to the Purchasers in accordance with Section 5.02(f) hereof (i) as adjusted on the most recent Settlement Date to reflect additional Eligible Receivables sold on such Settlement Date since the delivery of such Settlement Report and (ii) as adjusted on any other date of determination to eliminate from the Discounted Eligible Receivables Balance any Receivables which were Eligible Receivables as of the dates reflected in the Settlement Report but which no longer satisfy the criteria for Eligible Receivables.  It is the intention of the parties hereto that each Receivables Purchase to be made hereunder shall constitute a sale of accounts, payment intangibles, promissory notes or chattel paper, as such terms are used in Article 9 of the UCC.  If at any time a court characterizes the transactions hereunder as loans by the Purchasers (together with their respective assignees, participants and successors) to the Seller, then the Seller hereby pledges, grants a security interest in and assigns to the Collateral Agent, for the benefit of the Purchasers and ING (to the extent of ING’s rights set forth under the ING Purchase Agreement) and their respective successors and assignees, all of its right and title to and interest in the Purchased Assets, including the Purchased Receivables and the Related Security, Collections and Equipment related thereto, as security for such loans and for the payment and performance of all obligations of the Seller hereunder, and the Collateral Agent acknowledges that it is holding on behalf of, and for the benefit of, the Purchasers and their respective successors, participants and assignees (including ING), all of such right and title to and interest in the Purchased Assets, including the Purchased Receivables and the Related Security, Collections and Equipment related thereto.

Notwithstanding any other provisions herein to the contrary, the Purchasers shall have no obligation to purchase any interest, right or title related to ING Receivables Interests if ING does not make the corresponding purchase under the ING Purchase Agreement and the Seller shall have no claim to any Purchaser for such Purchaser’s failure to purchase any ING Receivables Interest.

SECTION 2.02.  Making Purchases from the Seller.

(a)                                  Sale Notice. Whenever the Seller wishes to sell Receivables hereunder, it shall deliver to each Managing Agent a notice (“Sale Notice”) in substantially the form of Exhibit A hereto no later than 10:00 A.M. (New York City time) at least one (1) Business Days prior to the proposed Receivables Purchase Date.  Each Sale Notice shall be by telephone, telex, telecopy, cable or other facsimile transmission (in the case of any such Sale Notice by telephone, confirmed immediately in writing) and shall specify therein (i) the aggregate Capital to be funded in connection with such Receivables Purchase, (ii) the amount of such Capital to be funded by each Purchaser in connection with such Receivables Purchase; provided, that the aggregate Capital described in clause (i) for each Receivables Purchase shall be allocated ratably among the Purchasers making such Receivables Purchase in accordance with their respective Pro Rata Shares, (iii) the date of such Receivables Purchase and (iv) for any Conduit Purchaser, the duration of the initial Fixed Period(s) for the Capital to be funded by such Conduit Purchaser.  In addition to the foregoing, the Seller shall indicate which Receivables subject to such Sale Notice are Designated Receivables and which Receivables subject to such Sale Notice are Non-Designated Receivables.

(b)                                 Amount of Purchased Assets; Deferred Purchase Price.  The consideration for each Receivables Purchase shall consist of the Capital funded under this Receivables Purchase Agreement, the ING Capital, if any, funded pursuant to the ING Purchase Agreement and the obligation of the Collateral Agent on behalf of the Purchasers to remit to the Seller the Deferred Purchase Price.  The amount of the Deferred Purchase Price shall be initially computed as of the opening of business of the Collateral Agent on the date of the initial Receivables Purchase hereunder.  Thereafter, until the Termination Date, the amount of the Deferred Purchase Price shall be automatically recomputed as of the close of business of the Collateral Agent on each day on which the aggregate Capital hereunder is increased or decreased, on which the ING Capital is increased or decreased under the ING Purchase Agreement or on which any funds are remitted to the Seller in satisfaction thereof under clause (x) of Section 6.11(b) or remitted to ING in satisfaction thereof under clause (ii) of Section 2.04 of the ING Purchase Agreement.  From and after the Termination Date until the Combined Collection Date, the Deferred Purchase Price shall be automatically recomputed on each Business Day to reflect any reductions in the amount hereof on account of accrued Yield, Carrying Costs, or other amounts owed by (or paid on behalf of) the Seller under this Receivables Purchase Agreement or any ING Obligations under the ING Purchase Agreement.  The Purchased Assets shall become zero at such time as (i) the Purchasers shall have recovered the aggregate outstanding Capital and shall have received all other amounts payable to the Purchasers and the Managing Agents pursuant to this Receivables Purchase Agreement and the applicable Fee Letters, (ii) ING shall have recovered the aggregate outstanding ING Capital and shall have received all other amounts payable to ING pursuant to the ING Purchase Agreement and the ING Fee Letter, and (iii) the Seller has received payment of the Deferred Purchase Price.  The Purchased Assets and the

Deferred Purchase Price shall each remain constant from the time as of which any such computation or recomputation is made until the time as of which the next such recomputation, if any, shall be made.  The Collateral Agent on behalf of the Purchasers shall, in consideration of the sale of the Purchased Assets, from and after the Combined Collection Date, reassign to the Seller all of the Purchasers’ and ING’s right, title and interest in and to the Purchased Assets in full satisfaction of the Deferred Purchase Price.  It is expressly understood and agreed that the Deferred Purchase Price shall be payable solely through Collections and other proceeds of the Purchased Assets and that none of the Purchasers, the Managing Agents, ING, the Collateral Agent or any Liquidity Bank shall have any personal liability for the payment of the Deferred Purchase Price.

(c)                                  Selection of Fixed Periods.

(i)                                     All Capital which is not allocated to a CP Tranche shall be allocated to a Fixed Period of one month and Yield thereon shall be calculated by reference to the Eurodollar Rate; provided, however, that (x) if it shall become unlawful for any Purchaser or Liquidity Bank to obtain funds in the interbank eurodollar market in order to make, fund or maintain any investment in Capital hereunder, or (y) there shall not be time prior to the commencement of the applicable Fixed Period to determine a Eurodollar Rate or (z) the Seller, with the consent of the Collateral Agent and the applicable Managing Agent, requests a Fixed Period of less than one month, then such Capital shall be allocated to a Fixed Period of from one to thirty days and Yield thereon shall accrue at the Base Rate.  In the event that a circumstance described in clause (x) above makes it unlawful for any Purchaser or Liquidity Bank to maintain any investment in Capital hereunder through the interbank eurodollar market, upon five Business Days’ written notice to the Seller from the Managing Agent for the affected Purchaser, the Managing Agent may terminate the Fixed Periods for all Eurodollar Rate Tranches of such Purchaser then outstanding and convert such Eurodollar Rate Tranches into Base Rate Tranches.  The term of any Fixed Period described in this paragraph shall, except in the case of a Fixed Period requested by the Seller pursuant to clause (z) above, be selected by the applicable Purchaser’s Managing Agent with the consent of the Collateral Agent.

(ii)                                  With respect to Capital to be allocated to a CP Tranche, each Managing Agent shall, promptly upon receiving each Sale Notice, following its review of the Seller’s proposal, to the extent that the Seller has not done so in such Sale Notice, select Fixed Periods for all Capital to be funded by the Purchasers in such Managing Agent’s Purchaser Group so that all outstanding Capital is at all times allocated to a Fixed Period(s) with respect to such Capital (or any such non-allocated portion thereof) (it being understood that if the Seller does not propose a specific Fixed Period for all Capital to be funded on any Receivables Purchase Date, the applicable Managing Agents, subject to the provisions of this Section 2.02(c), shall select such Fixed Period(s) with respect to such Capital (or any such non-allocated portion thereof) in their discretion).

(iii)                               The initial Fixed Period for any Capital shall be specified in the Sale Notice described in subsection (a) hereof.  Not later than 10:00 A.M. (New York City time) on the Business Day prior to the last day of each Fixed Period for any Capital allocated to such Fixed Period, the Seller shall request new Fixed Periods for such

Capital.  Subject to the foregoing provisions of this Section 2.02(c) and Section 2.07, each Managing Agent shall, so long as any Capital related to any Receivables Purchase is outstanding, on the first day of each successive Fixed Period for such Capital, notify the Collateral Agent and the Seller of the duration of the relevant Fixed Period and the Yield which will be applicable to the Capital during such Fixed Period.  Any Fixed Period for any CP Tranches or Base Rate Tranches which Fixed Period commences before the Termination Date and would otherwise end on a date occurring after the Termination Date shall end on the Termination Date and the duration of any Fixed Period that commences on or after the Termination Date shall be of such duration as shall be selected by the applicable Managing Agent.  In addition, if a CP Disruption shall have occurred and be continuing, any affected Conduit Purchaser or the applicable Managing Agent on its behalf, may, upon notice to the Originator and the Seller, terminate any Fixed Period then in effect for any CP Tranche.  All outstanding Capital shall be assigned a Fixed Period at all times, which Fixed Periods will be limited as set forth above and in the definition thereof.

(d)                                 Funding.  Each Purchaser shall, before 3:00 P.M. (New York City time) on the proposed Receivables Purchase Date of each Receivables Purchase, subject to the applicable conditions set forth in Article IV, make a wire transfer of funds in the amount of such Purchaser’s Pro Rata Share of the purchase price for such Receivables Purchase to the Seller in accordance with the Seller’s written wire transfer instructions.  ING shall, if applicable, fund the purchase of its interest in any Receivables Purchase pursuant to the terms of the ING Purchase Agreement.

(e)                                  ING Receivables Interests.  The parties hereby acknowledge that any ING Receivables Interest shall be transferred to ING pursuant to the terms of the ING Purchase Agreement without any representation or warranty of any kind from any Purchaser.  Any ING Capital received pursuant to the ING Purchase Agreement shall be paid to the Seller and applied in reduction of the Deferred Purchase Price.  If ING fails to make the payment of any ING Receivables Interest in accordance with the terms of the ING Purchase Agreement, such ING Receivables Interest shall be deemed never to have been sold to the Purchasers.

SECTION 2.03.  Reduction of Facility Limit.  The Seller shall have the right, at any time upon at least three (3) Business Days’ notice to the Purchasers, to terminate in whole or reduce in part the unused portion of the Facility Limit in a minimum amount of $10,000,000 and increments of $1,000,000 in excess thereof; provided, that in no event shall the Facility Limit be reduced to less than the amount of Capital then outstanding.  Each such termination shall ratably reduce the Purchaser Limit of the Purchasers in accordance with their respective Pro Rata Shares.  In addition, any such termination shall be without premium or penalty of any kind, except for any indemnification which may be owed in connection with such termination pursuant to Section 2.06 and Section 8.01.

SECTION 2.04.  Settlement Procedures.

(a)                                  Any Collections of Purchased Receivables received (or deemed to have been received, including without limitation any Collections deemed to have been received pursuant to Section 2.04(d)) by the Seller shall be remitted directly to the Collateral Agent on behalf of the Purchasers by depositing such Collections in a Lock-Box Account within one Business Day of Seller’s receipt (or deemed receipt) thereof.  On each Payment Date, the Seller shall direct the Collateral Agent to withdraw from the Collection Account, and pay on behalf of the Seller to each Purchaser (i) Yield on all outstanding Capital the Fixed Period for which ends on such date plus (ii) to each Conduit Purchaser, the CP Dealer Fees, if any, on any Commercial Paper maturing on such date and raised to fund such Capital.  On each Settlement Date, the Seller shall pay to ING, the ING Yield, if any.

(b)                                 On each Settlement Date to occur prior to the Designated Termination Date, the Seller shall either:

(i)                                     if each Managing Agent has consented thereto, sell additional Receivables hereunder in accordance with the procedures and subject to the conditions set forth in Section 2.01 such that, immediately following such Receivables Purchase, the Capital Limit equals or exceeds outstanding Capital and the ING Capital Limit equals or exceeds the outstanding ING Capital, in which event the Collateral Agent shall, subject to the order of priority set forth in Section 6.11(b), remit the Collections set aside to the Seller in consideration of the purchase price for such Receivables Purchase; or

(ii)                                  if each Managing Agent has not consented to such additional purchase, out of the Collections set aside, subject to the order of priority set forth in Section 6.11(b), direct the Collateral Agent to apply an amount of such Collections toward the reduction of outstanding Capital, or ING Capital, as applicable, such that, following the application of such Collections to outstanding Capital or ING Capital, the Capital Limit equals or exceeds the outstanding Capital and the ING Capital Limit equals or exceeds the outstanding ING Capital.  Each reduction of Capital pursuant to this Section 2.04(b)(ii) shall be made ratably to the Purchasers in accordance with their respective Pro Rata Shares, and each payment of the above-described amount of Capital to any Purchaser shall be accompanied by payment of an amount of such Collections equal to Yield accrued or to accrue in respect of such amount of Capital through the end of the Fixed Period(s) to which such Capital is allocated (without duplication, however, of any amounts paid to such Purchaser pursuant to Section 6.11(b)(ii)).

(c)                                  [Reserved]

(d)                                 If on any day the Outstanding Balance of any Purchased Receivable is either (i) reduced or adjusted as a result of any defective, rejected, returned, repossessed or foreclosed merchandise, any defective or rejected services, any cash discount or any other adjustment made or performed by the Seller or any other Person (including, without limitation, those described in the definition of “Dilution Factors”), or (ii) reduced or canceled as a result of a setoff in respect of any claim by the Obligor thereof against the Seller or any other Person (whether such claim arises out of the same or a related transaction or an unrelated transaction), the Seller shall be deemed to have received on such day a Collection of such Purchased Receivable in the amount of such reduction, cancellation or adjustment.  If on any day any of the representations or warranties in Section 4.01(g) is no longer true with respect to a Purchased Receivable or if the Seller has breached its obligations under Section 5.01(j), then the Seller shall be deemed to have received on such day a Collection of such Purchased Receivable:  (x) if such representation, warranty or covenant relates to the non-existence of any Adverse Claims, the Seller shall be deemed to have received a Collection of such Purchased Receivable in the dollar amount of the Adverse Claims attaching thereto and (y) if such representation or warranty relates to the validity or perfection of the transfer of such Purchased Receivable under this Receivables Purchase Agreement or the perfection of the Collateral Agent’s security interest in any Equipment as against the Obligor thereunder, then the Seller shall be deemed to have received a Collection of such Purchased Receivable in an amount equal to the Outstanding Balance thereof.  To the extent that any such deemed Collection reduces the Outstanding Balance of such Purchased Receivable to zero, then, upon the Seller’s payment to the Collateral Agent of such deemed Collection, the Collateral Agent shall re-assign to the Seller all of its right, title and interest in and to the relevant Purchased Receivable, the Contract under which such Purchased Receivable arose and the Related Security relating thereto.

(e)                                  Although the Originator, the Seller and the Purchasers agree that the Originator shall have no right to terminate, reject or not assume a Contract, if the Originator in its capacity as Servicer (or its successor in interest, including a trustee appointed under the Bankruptcy Code) terminates, rejects or does not assume a Contract, in whole or in part, prior to the expiration of the original term of such Contract, whether such rejection, termination or non-assumption is made pursuant to an equitable cause, statute, regulation, judicial proceeding or other applicable law (including, without limitation, Section 365 of the Bankruptcy Code), then (i) the Seller shall be deemed to have received Collections with respect to Purchased Receivables arising under such Contract in an amount equal to (A) in the event of a prepayment or termination consented to by the Originator at the Obligor’s request, the excess, if any, of the Termination Amount over all amounts paid by the Obligor on account of such termination or (B) in the event of any other rejection or non-assumption the amount of the Outstanding Balance thereof that has not been, or may not be paid as a result of such rejection, termination or non-assumption.  Upon the Seller’s payment of any such deemed Collections described in this Section 2.05(e), the Collateral Agent shall re-assign to the Seller all of its right, title and interest in and to the relevant Purchased Receivable or Purchased Receivables, the Contracts under which such Purchased Receivable(s) arose and the Related Security relating thereto.

SECTION 2.05.  Payments and Computations, Etc.  All amounts to be paid or deposited by the Seller hereunder shall be paid or deposited by the Seller in immediately available funds to the applicable Purchaser not later than 1:00 P.M. (New York City time) on the date on which payable.  Payments received after such time shall be deemed to have been received on the next Business Day.  All payments by the Seller under this Receivables Purchase Agreement shall be made without setoff, deduction or counterclaim and the Seller agrees to pay on demand any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Receivables Purchase Agreement.  Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next applicable Business Day and interest shall be payable at the applicable rate during such extension; provided, that if such extension would be inconsistent with one of the provisions set forth in the definition of “Fixed Period”, then such provision shall control.

SECTION 2.06.  Compensation.  The Seller shall compensate each Purchaser and ING, upon written request, for all losses, expenses and liabilities, including, without limitation, any indemnification payments owed by any Purchaser pursuant to any Liquidity Agreement, on account of any liquidation or reemployment of deposits or other funds acquired by such party to make, fund or maintain Capital hereunder, (i) if for any reason a Receivables Purchase does not occur on a date specified therefor in the Sale Notice; (ii) if for any reason any payment, prepayment or conversion of any Capital occurs on a date which is not the last day of the Fixed Period for such Capital or (iii) as a consequence of any required conversion of any Eurodollar Rate Tranche prior to the last day of the Fixed Period for the relevant Capital pursuant to Section 2.02(c).  Any request for compensation under this Section 2.06 shall be accompanied by a copy of a statement from the applicable Purchaser or ING, as applicable, setting forth in reasonable detail the basis for requesting compensation and the determination of the amount thereof in such statement shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.07.  Dividing or Combining of Capital and Fixed Periods.  Subject to the provisions of Section 2.02(c), the Seller may, on notice to and with the consent of the Managing Agent for any affected Purchaser received at least one Business Day prior to the last day of any Fixed Period, either (a) divide such Capital so as to allocate such Capital to two or more Fixed Periods, or (b) combine such Capital with other Capital originating on such last day or having Fixed Periods ending on such last day so as to allocate all such Capital to a single Fixed Period.  On and after the Termination Date, each Managing Agent, on behalf of the Purchaser(s) in its Purchaser Group, shall have the right to divide and/or combine Capital maintained by such Purchaser(s) for purposes of allocation to Fixed Periods in any manner which it may select in its sole discretion.

SECTION 2.08.  Increased Costs, Capital Adequacy.

(a)                                  If, after the date hereof due to either (i) the introduction of or any change in or to the interpretation of any law or regulation by the governmental authority that promulgated or administers compliance with such law or regulation (other than laws or regulations with respect to income taxes or any change by way of imposition or increase of reserve requirements included in the Eurodollar Reserve Percentage) or (ii) the compliance with any guideline or request from any central bank or other governmental authority or similar agency (whether or not having the force of law), and taking into account the obligations of the Liquidity Banks under the Liquidity Agreements and otherwise in connection with any Purchaser’s or ING’s asset-supported financing business, any reserve or deposit or similar requirement shall be imposed, modified or deemed applicable or, any basis of taxation shall be changed or any other condition shall be imposed, and there shall be any increase in the cost to any Purchaser (either directly or indirectly through any increase in the costs to the applicable Liquidity Banks) or ING of making, funding, or maintaining Receivables Purchases or in the cost to any Purchaser or ING of agreeing to make, fund, or maintain Receivables Purchases (including the reduction of any sum received or Receivable hereunder), then the Seller shall from time to time, upon demand by such Purchaser or ING (as applicable) by the submission of the certificate described below, pay to such Purchaser or ING (as applicable) additional amounts sufficient to compensate such Purchaser or ING (as applicable) for such increased cost.  A certificate setting forth in reasonable detail the amount of such increased cost submitted to the Seller by such Purchaser or ING (as applicable) shall be conclusive and binding for all purposes, absent manifest error.

(b)                                 If any Purchaser, ING or any Liquidity Bank determines that compliance with any law or regulation or any guideline or request or any written interpretation from any central bank or other governmental authority or similar agency (whether or not having the force of law) which is introduced, implemented or received by such Purchaser, ING or such Liquidity Bank after the date hereof, affects or would affect capital adequacy or the amount of capital required or expected to be maintained by such Purchaser, ING or such Liquidity Bank or any corporation or other entity controlling such Purchaser, ING or such Liquidity Bank and that the amount of such capital is increased by or based upon the Receivables Purchases made by such Purchaser hereunder or the existence of this Receivables Purchase Agreement, the ING Purchase Agreement or upon any advances or purchases to any such Purchaser by any such Liquidity Bank pursuant to the applicable Liquidity Agreements or such Liquidity Bank’s commitment to lend under the applicable Liquidity Agreements and other commitments of that type, or has or would have the effect of reducing the rate of return on capital, then, upon demand by such Purchaser or ING by the submission of the certificate described below, the Seller shall pay to such Purchaser or ING (as applicable), from time to time as specified by such Purchaser or ING (as applicable), additional amounts sufficient to compensate such Purchaser or ING (as applicable) or such corporation or other entity in the light of such circumstances, to the extent that such Purchaser or ING (as applicable) reasonably determines such increase in capital to be allocable to the Receivables Purchases or the existence of this Receivables Purchase Agreement or the ING Purchase Agreement or to the extent that Such Purchaser owes compensation to a Liquidity Bank in respect of or on account of such events.  A certificate setting forth in reasonable detail such amounts submitted to the Seller by such Purchaser or ING (as applicable) shall be conclusive and binding for all purposes, absent manifest error.

(c)                                  In the event that any Purchaser requests compensation for increased costs on behalf of any Liquidity Bank under this Section 2.08 and such increased costs are not being requested by such Purchaser’s other Liquidity Banks generally or, if only one Liquidity Bank exists for such Purchaser, by such Purchaser’s liquidity banks for similar transactions, then such Purchaser shall, promptly following identification by the Seller of an “Eligible Assignee” (or such similar term as defined in the applicable Liquidity Agreement) willing to accept such commitment, cause the Liquidity Bank requesting such increased costs to assign its outstanding advances, purchases and other interests and commitments under the Liquidity Agreement to such “Eligible Assignee,” subject to the terms and conditions of the applicable Liquidity Agreement (including without limitation Section 8.06(g) of the Liquidity Agreement, if applicable).

SECTION 2.09.  Taxes.  (a)  All payments made by the Seller under this Receivables Purchase Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any governmental authority having taxing authority, excluding net income taxes and franchise taxes (imposed in lieu of income taxes) imposed on any Purchaser or ING, as a result of any present or former connection between the jurisdiction of the government or taxing authority imposing such tax or any political subdivision or taxing authority thereof or therein and such Purchaser or ING (excluding a connection arising solely from such Purchaser or ING having executed, delivered or performed its obligations or received a payment under, or enforced, this Receivables Purchase Agreement or the ING Purchase Agreement, as applicable) (all such non-excluded taxes, levies, imposts, duties, charges, fees, deductions and withholdings being hereinafter called “Taxes”).  If any Taxes are required to be withheld from any amounts payable by the Seller, (i) the sum payable shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.09), the affected Purchaser or ING (as applicable) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Seller shall make such deductions, and (iii) the Seller shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b)                                 In addition, the Seller agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges, or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Receivables Purchase Agreement or ING Purchase Agreement (hereinafter “Other Taxes”).

(c)                                  The Seller will indemnify each Purchaser and ING for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.09) paid by such Purchaser or ING and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto.  Whenever any Taxes are payable by the Seller, as promptly as possible thereafter the Seller shall send to each Purchaser and ING, a certified copy of an original official receipt received by the Seller showing payment thereof.  If the Seller fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to each Purchaser and ING the required receipts or other required documentary evidence, the Seller shall indemnify each Purchaser and ING for any incremental Taxes, interest or penalties that such Purchaser or ING is legally required to pay as a result of any such failure.  The agreements in this subsection shall survive the termination of this Receivables Purchase Agreement.

SECTION 2.10.  Fees.  In further consideration of the Receivables Purchases to be made hereunder, the Seller agrees to pay to each applicable Managing Agent, each Purchaser and ING all fees specified in the applicable Fee Letter, which fees will be due and payable at the times and in the manner set forth in such Fee Letters.

SECTION 2.11.  Grant of Security Interest in Equipment Collateral.  (a)  As security for the payment and performance of all the Obligations and the ING Obligations and as additional enhancement to enable the Purchasers, ING, the Liquidity Banks and the Insurer to fully recover Capital and accrued and unpaid Yield and fees and the ING Obligations, the Seller hereby grants to the Collateral Agent, for the benefit of the Purchasers, ING, the Liquidity Banks and the Insurer, a security interest in all of the Seller’s right, title and interest in and to the following, whether now owned or hereafter acquired and whether now existing or hereafter arising (the “Equipment Collateral”):  all Equipment which is the subject of a Contract for any Purchased Receivable and substitutions therefor and products and proceeds thereof, including, without limitation, all payments under insurance (whether or not the Collateral Agent is the loss payee thereof) or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing.  This Section 2.11 shall not be construed to limit the scope or applicability of the security interested granted in Section 2.01.

(b)                                 The Seller shall, at its expense, promptly execute and deliver all further instruments and documents, and take all further action (including, without limitation, the execution and filing of such financing or continuation statements, or amendments thereto and assignments thereof), that may reasonably be necessary or desirable, or that the Collateral Agent may request, in order to perfect and protect any security interest granted or purported to be granted to the Collateral Agent hereunder or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Equipment Collateral.  The Seller hereby authorizes the Collateral Agent to file one or more financing or continuation statements, and amendments thereto and assignments thereof, relative to all or any part of the Equipment Collateral now existing or hereafter arising without the signature of the Seller where permitted by law.  A carbon, photographic or other reproduction of this Receivables Purchase Agreement or any financing statement covering the Equipment Collateral or any part thereof shall be sufficient as a financing statement.

ARTICLE III

CONDITIONS OF PURCHASES

SECTION 3.01.  Conditions Precedent to Initial Receivables Purchase.  The agreement of the Purchasers to make a Receivables Purchase on the occasion of the first Receivables Purchase after the date hereof is subject to satisfaction of the following conditions precedent:

(a)                                  Each Managing Agent shall have received, on or before the initial Receivables Purchase Date, all of the following, each fully executed and in form and substance satisfactory to such Managing Agent:

(i)                                     This Receivables Purchase Agreement;

(ii)                                  each of (i) the Sale Agreement and (ii) the Liquidity Agreement;

(iii)                               A copy of the resolutions of the Board of Managers of the Seller approving this Receivables Purchase Agreement and all other documents and instruments to be delivered hereunder or thereunder by the Seller, certified by a Manager;

(iv)                              A certificate of a Manager of the Seller certifying (A) the names and true signatures of the officers of the Seller authorized to sign this Receivables Purchase Agreement and the other documents and instruments to be delivered by the Seller pursuant hereto or thereto (on which certificate the Managing Agents may conclusively rely until such time as the Managing Agents shall receive from the Seller a revised certificate meeting the requirements of this subsection (iv)) and (B) a true and complete copy of the limited liability company agreement of the Seller;

(v)                                 A certificate executed by a Manager of the Seller certifying that as of the initial Receivables Purchase Date, all of the representations and warranties contained in Article IV hereof are true and accurate in all material respects with the same force and effect as though such representations and warranties had been made as of such time;

(vi)                              The certificate of formation of the Seller, certified by the Secretary of State of Delaware;

(vii)                           Good standing certificates for the Seller issued by the Secretaries of the States of Delaware and Massachusetts;

(viii)                        A Manager’s Certificate in the form of Exhibit C, executed by a Manager of the Seller;

(ix)                                Such legal opinions as the Managing Agents may reasonably request, each in form and substance satisfactory to each Managing Agent;

(x)                                   Notification of Assignment of Custody Agreement executed by CapMAC, Triple-A and the Seller and acknowledgement by the Custodian;

(xi)                                Lock-Box Agreement executed by each Lock-Box Bank; and

(xii)                             A Fee Letter for each Purchaser Group.

(b)                                 All fees and expenses due and owing under each Fee Letter shall have been paid; and

(c)                                  The Managing Agents shall have received such other approvals or documents as they may reasonably request.

SECTION 3.02.  Conditions Precedent to Each Receivables Purchase.  The agreement of the Purchasers to make a Receivables Purchase on the occasion of each Receivables Purchase Date (including the initial Receivables Purchase) shall be subject (i) to receipt by each Managing Agent of (A) a Settlement Report for the most recent calendar month then ended, (B) a notice from the Custodian in substantially the form of Exhibit A to the Custodial Agreement confirming that the Custodian has received the Contract Files required to be delivered to it pursuant to Section 6.04(b) hereof and (C) such other approvals or documents as any Managing Agent may reasonably request and (ii) to the condition precedent that on the Receivables Purchase Date of such Receivables Purchase, before and after giving effect to such Receivables Purchase and to the application of the proceeds therefrom, the following statements shall be true (and each of the giving of the applicable Sale Notice and the acceptance by the Seller of the proceeds of such Receivables Purchase shall constitute a representation and warranty by the Seller that on the Receivables Purchase Date of such Receivables Purchase, before and after giving effect thereto and to the application of the proceeds therefrom, such statements are true):

(i)                                     the representations and warranties contained in Article IV hereof and all representations and warranties of the Originator in the Sale Agreement are true and accurate as of the Receivables Purchase Date in all material respects with the same force and effect as though such representations and warranties had been made as of such time;

(ii)                                  no event has occurred and is continuing, or would result from such Receivables Purchase, which constitutes an Event of Termination or an Unmatured Event of Termination or a Wind-Down Event or Unmatured Wind-Down Event;

(iii)                               the outstanding amount of all Capital after giving effect to such Receivables Purchase shall be equal to or less than the Capital Limit;

(iv)                              the outstanding amount of all Capital funded by any Purchaser Group after giving effect to such Receivables Purchase shall be equal to or less than its Purchase Limit; and

(v)                                 the proceeds of such Receivables Purchase shall be used to fund a purchase of Transferred Assets under the Sale Agreement to occur simultaneously with such Receivables Purchase and all conditions to such Purchase under the Sale Agreement on such date have been satisfied or waived.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01.  Representations and Warranties of the Seller.  The Seller represents and warrants to the Insurer, each Agent and each Purchaser as of the date hereof and as of each Receivables Purchase Date hereafter (except to the extent that any such representation or warranty expressly relates to another date), that:

(a)                                  Due Organization and Good Standing.  The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.  The Seller is duly qualified to do business as a foreign entity and is in good standing in every jurisdiction in which the nature of its business requires it to be so qualified or where the ownership of its properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not materially adversely affect (i) the collectibility of the Purchased Assets, (ii) the collectibility of any Receivable, (iii) the business, properties, operations, prospects, profits or condition (financial or otherwise) of the Seller or (iv) the ability of the Seller to perform its obligations hereunder and under the other Facility Documents to which it is a party.

(b)                                 Due Authorization and No Conflict.  The execution, delivery and performance by the Seller of this Receivables Purchase Agreement and all other Facility Documents and the transactions contemplated hereby and thereby, including the acquisition of the Transferred Assets under the Sale Agreement and the purchases contemplated hereunder, are within the Seller’s organizational powers, have been duly authorized by all necessary organizational action, do not contravene (i) the Seller’s certificate of formation or limited liability company agreement, (ii) any law, rule or regulation applicable to the Seller, (iii) any contractual restriction contained in any indenture, loan or credit agreement, lease, mortgage, security agreement, bond, note, or other agreement or instrument binding on or affecting the Seller or its property or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting the Seller or its property, and do not result in or require the creation of any Adverse

Claim upon or with respect to any of its properties; and no transaction contemplated hereby requires compliance with any bulk sales act or similar law.  This Receivables Purchase Agreement and the other Facility Documents to which the Seller is a party have been duly executed and delivered on behalf of the Seller.

(c)                                  Governmental and Other Consents.  Except for consents under certain contractual agreements which have been obtained, no authorization, consent, approval or other action by, and no registration, qualification, designation, declaration, notice to or filing with, any governmental authority or other Person is or will be necessary in connection with the execution and delivery of this Receivables Purchase Agreement or any other Facility Document to which the Seller is a party or any of the other documents contemplated hereby or thereby, consummation of the transactions herein or therein contemplated, or performance of or compliance with the terms and conditions hereof or thereof, to ensure the legality, validity or enforceability hereof or thereof.

(d)                                 Enforceability of Facility Documents.  This Receivables Purchase Agreement and each of the other Facility Documents to which the Seller is a party have been duly and validly executed and delivered by the Seller and constitute the legal, valid and binding obligation of the Seller enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws relating to or affecting creditors’ rights generally and by equitable principles.

(e)                                  No Litigation.  There are no actions, suits or proceedings at law or in equity or by or before any governmental authority now pending or, to the knowledge of the Seller, threatened against or affecting the Seller or any property or rights of the Seller which purport to challenge the legality, validity or enforceability of this Receivables Purchase Agreement or any other Facility Document or which may materially impair the ability of the Seller to carry on business substantially as now being conducted or which may materially adversely affect the condition (financial or otherwise), operations or properties of the Seller.

(f)                                    Use of Proceeds.  No proceeds of any Receivables Purchase will be used by the Seller other than to fund a Purchase of Transferred Assets from the Originator except that the Seller may net from the Purchase Price paid to the Originator reasonable and necessary amounts for the funding of its operating expenses.

(g)                                 Valid Title and Perfected Interest.  Each Receivable, together with the Contract related thereto, is owned by the Seller free and clear of any Adverse Claim except as provided herein and, upon the making of each Receivables Purchase, the Purchasers shall acquire a valid and perfected first priority undivided percentage ownership interest, to the extent of the Purchased Assets, in each Purchased Receivable then existing or thereafter arising and in the Related Security and Collections with respect thereto, in each case free and clear of any Adverse Claim except as provided hereunder or under any Liquidity Agreement, and no effective financing statement or other instrument similar in effect covering any Purchased Receivable or the Related Security or Collections with respect thereto shall at any time be filed except in favor of the Collateral Agent in accordance with this Receivables Purchase Agreement.

(h)                                 Accuracy of Information.  All certificates, reports, financial statements and similar writings furnished by or on behalf of the Seller to any Agent or any Purchaser at any time pursuant to any requirement of, or in response to any written request of any such party under, this Receivables Purchase Agreement or any other Facility Document or any transaction contemplated hereby or thereby, have been, and all such certificates, reports, financial statements and similar writings hereafter furnished by the Seller to such parties will be, true and accurate in every respect material to the transactions contemplated hereby on the date as of which any such certificate, report, financial statement or similar writing was or will be delivered, and shall not omit to state any material facts or any facts necessary to make the statements contained therein not materially misleading.

(i)                                     Governmental Regulations.  The Seller is not an “investment company” or a company controlled by an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, or otherwise subject to any other federal or state statute or regulation limiting its ability to incur indebtedness.

(j)                                     Margin Regulations.  The Seller is not engaged, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each of the quoted terms is defined or used in Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System).  No part of the proceeds of any Receivables Purchase has been used for so purchasing or carrying margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of any such Regulation T, U or X.

(k)                                  Location of Chief Executive Office and Records.  The chief place of business and chief executive office of the Seller are located at the address referred to in Exhibit D hereof and the locations of the offices where the Seller keeps all the Records are listed on Exhibit D (or at such other locations, notified to the Collateral Agent in accordance with Section 5.01(f), in jurisdictions where all action required by Section 6.04 has been taken and completed).

(l)                                     Lock-Box Accounts.   Each Obligor under a Contract has been instructed to remit payment on the Receivables to a Post Office Box for remittance to a Lock-Box Account or directly to a Lock-Box Account, and each such Lock-Box Account is subject to a Lock-Box Agreement substantially in the form of Exhibit G to the Sale Agreement.  From and after the initial Purchase Date, the Originator will have no right, title and/or interest to any of the Lock-Box Accounts and will maintain no lock-box accounts in its own name for the collection of such Receivables.  The Seller has caused the Originator to deliver to the Collateral Agent a duplicate key to each Post Office Box and has filed a standing delivery order with the United States Postal Service authorizing the Collateral Agent to receive mail delivered to each such Post Office Box.  The account numbers of all Lock-Box Accounts, together with the names and addresses of all the Lock-Box Banks maintaining such Lock-Box Accounts and the related Post Office Boxes, are specified in Exhibit H to the Sale Agreement.  The Seller has no other Lock-Box Accounts for the collection of the Transferred Assets except for the Lock-Box Accounts.

(m)                               No Trade Names.  The Seller has no trade names, fictitious names, assumed names or “doing business as” names.

(n)                                 Separate Identity.  The Seller is operated as an entity separate from the Originator and each other Subsidiary of the Originator and (i) has its own board of directors, (ii) has at least one manager who is reasonably acceptable to the Collateral Agent and who is not a direct, indirect or beneficial stockholder, officer, director, employee, affiliate, associate, customer or supplier of the Originator nor a relative of any thereof, nor a trustee in bankruptcy for any Affiliate of the Originator, (iii) maintains its assets in a manner which facilitates their identification and segregation from those of its Affiliates, and has a separate telephone number from that of the Originator or any other Affiliate of the Originator, (iv) has all office furniture, fixtures and equipment necessary to operate its business and such furniture, fixtures and equipment are either owned by the Seller or leased pursuant to written leases, (v) conducts all intercompany transactions with the Originator and each other Affiliate of the Originator on terms which the Seller reasonably believes to be on an arm’s-length basis, (vi) has not guaranteed any obligation of the Originator or any other Affiliate of the Originator, nor has it had any of its obligations guaranteed by any such entities and has not held itself out as responsible for debts of any such entity or for the decisions or actions with respect to the business and affairs of any such entity, (vii) has not, except as otherwise expressly acknowledged under the Facility Documents, permitted the commingling or pooling of its funds or other assets with the assets of the Originator or any other Affiliate, (viii) has separate deposit and other bank accounts to which neither the Originator nor any other Affiliate has any access and does not at any time pool any of its funds with those of the Originator or any such Affiliate, (ix) maintains financial records which are separate from those of the Originator and each other Affiliate of the Originator, (x) compensates all employees, consultants and agents, or reimburses the Originator, from the Seller’s own funds, for services provided to the Seller by such employees, consultants and agents, (xi) has agreed with the Originator to allocate among themselves shared corporate operating services and expenses which are not reflected in the Servicing Fee (including, without limitation, the services of shared employees, consultants and agents and reasonable legal and auditing expenses) on the basis of actual use or the value of services rendered, and otherwise on a basis reasonably related to actual use or the value of services rendered, (xii) pays directly for its own account for accounting and payroll services, rent, lease and other expenses and does not have such operating expenses paid by the Originator or any other Affiliate of the Originator, (xiii) conducts all of its business (whether in writing or orally) solely in its own name, (xiv) is not, directly or indirectly, named as a direct or contingent beneficiary or loss payee on any insurance policy covering the property of the Originator or any other Affiliate of the Originator and has entered into no agreement to be named as such a beneficiary or payee, (xv) acknowledges that the Purchasers, the Managing Agents, the Collateral Agent, the Insurer and the Liquidity Banks are entering into the transactions contemplated by this Receivables Purchase Agreement and the other Facility Documents in reliance on the Seller’s identity as a separate legal entity from the Originator and each other Affiliate of the Originator, and (xvi) practices and adheres to organizational formalities such as complying with its limited liability company agreement, including the holding of meetings of members and/or managers to the extent provided therein.

(o)                                 Subsidiaries.  The Seller has no Subsidiaries and does not own or hold, directly or indirectly, any capital stock, membership interest or equity security of, or any equity interest in, any Person.

(p)                                 Facility Documents.  The Sale Agreement is the only agreement pursuant to which the Seller purchases Receivables or other Transferred Assets.  The Seller has furnished to each Managing Agent and ING true, correct and complete copies of each Facility Document to which the Seller is a party, each of which is in full force and effect.  Neither the Seller nor any Affiliate thereof is in default of any of its obligations thereunder in any material respect.  Upon the Purchase of each Receivable pursuant to the Sale Agreement, the Seller shall be the lawful owner of, and have good title to, such Receivable and all Transferred Assets relating thereto, free and clear of any Adverse Claims.  All such Transferred Assets are purchased without recourse to the Originator except as described in the Sale Agreement.  The Purchases of the Transferred Assets by the Seller constitute valid and true sales and transfers for consideration (and not merely a pledge of such Transferred Assets for security purposes), enforceable against creditors of the Originator and no Transferred Assets shall constitute property of the Originator.

(q)                                 Business.  Since its formation (which shall date to the date of incorporation of the Seller’s predecessor in interest, HPSC Bravo Funding Corp.), the Seller has conducted no business other than the execution, delivery and performance of the Facility Documents contemplated hereby, the purchase and servicing of Transferred Assets thereunder, and such other activities as are incidental to the foregoing.  The Seller has incurred no Indebtedness except that expressly incurred hereunder and under the other Facility Documents.

(r)                                    Ownership of the Seller.  One hundred percent (100%) of the outstanding membership interest of the Seller is directly owned (both beneficially and of record) by HPSC, Inc.  Such membership interest is validly issued, fully paid and nonassessable and there are no options, warrants or other rights to acquire any membership interest in the Seller.

(s)                                  Taxes.  The Seller has filed or caused to be filed all Federal, state and local tax returns which are required to be filed by it, and has paid or caused to be paid all taxes shown to be due and payable on such returns or on any assessments received by it, other than any taxes or assessments, the validity of which are being contested in good faith by appropriate proceedings and with respect to which the Seller has set aside adequate reserves on its books in accordance with GAAP and which proceedings have not given rise to any Adverse Claim.

(t)                                    Solvency.  The Seller, both prior to and after giving effect to the initial Receivables Purchase on the initial Purchase Date, and after giving effect to each subsequent Receivables Purchase, (i) is not “insolvent” (as such term is defined in §101(31)(A) of the Bankruptcy Code); (ii) is able to pay its debts as they become due; and (iii) does not have unreasonably small capital for the business in which it is engaged or for any business or transaction in which it is about to engage.

(u)                                 Diversification.  After giving effect to the initial Receivables Purchase on the initial Receivables Purchase Date, the number of Contracts and the number of Obligors associated with the Purchased Receivables shall equal or exceed 300.

(v)                                 [intentionally left blank]

(w)                               Implicit Interest Rate. As of the date of any Receivables Purchase, the excess of (i) the average implicit interest rates being charged to Obligors in respect of the

Receivables then being purchased over (ii) the Discount Rate applicable to such Receivables, shall not be greater than eight percent (8.0%).

(x)                                   Selection of Receivables.  Each Receivable has been randomly selected from the Originator’s portfolio of receivables in accordance with its normal standards and procedures used for all of its standard securitization transactions and no selection procedures adverse to the Purchasers or the Insurer have been employed in such selections.  In addition, (i) the designation of a Purchased Receivable as a Designated Receivable or a Non-Designated Receivable and (ii) the repurchase of any Designated Receivable pursuant to Section 8.02 shall be done on a basis which is not adverse to the Purchasers or the Insurer.

(y)                                 Historic Loss Data.  Attached hereto as Exhibit F is a summary of historical static loss data suffered by the Originator as a result of charge-offs of the Originator’s receivables, which summary is true and accurate with respect to the periods described therein and does not omit any information necessary to make such summary not misleading.

ARTICLE V

GENERAL COVENANTS

SECTION 5.01.  Affirmative Covenants of the Seller.  From the initial Receivables Purchase Date until the Combined Collection Date, the Seller will, unless the Collateral Agent shall otherwise consent in writing:

(a)                                  Compliance with Laws, Etc.  Comply in all material respects with all applicable laws, rules, regulations and orders with respect to it, its business and properties and all Receivables and related Contracts.

(b)                                 Preservation of Existence.  Preserve and maintain its existence, rights, franchises and privileges as a limited liability company in the jurisdiction of its organization, and qualify and remain qualified in good standing as a foreign entity in each jurisdiction except where the failure to preserve and maintain such existence, rights, franchises, privileges and qualifications would not materially adversely affect (i) the collectibility of the Purchased Assets, (ii) the collectibility of any Receivable, (iii) the business, properties, operations, prospects, profits or condition (financial or otherwise) of the Seller or (iv) the ability of the Seller to perform its obligations hereunder and under the other Facility Documents to which it is a party.

(c)                                  Audits.  At any time and from time to time upon prior written notice to the Seller during regular business hours and on a quarterly basis if requested, permit the Collateral Agent, any Managing Agent, or their respective agents or representatives, (i) to examine and make copies of and abstracts from all Records, and (ii) to visit the offices and properties of the Seller for the purpose of examining such Records, and to discuss matters relating to the Receivables or the Seller’s performance hereunder with any of the officers or employees of the Seller having knowledge of such matters.  Each such audit shall be at the sole expense of the Seller (subject to the Seller’s right under the Sale Agreement to recover such expenses from the Originator); provided, that, so long as no Wind-Down Event has occurred during any calendar year, the annual audit expenses of any Purchaser during such year for which the Seller is responsible hereunder shall not exceed $75,000 in the aggregate.

(d)                                 Keeping of Records and Books of Account.  Maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing the Receivables in the event of the destruction of the originals thereof) and keep and maintain, all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the daily identification of all collections of and adjustments to each Purchased Receivable).

(e)                                  Performance and Compliance with Receivables and Contracts.  At its expense timely and fully perform and comply, and cause the Originator to comply, in all material respects, with all material provisions, covenants and other promises required to be observed by it or the Originator under the Contracts.

(f)                                    Location of Records.  Keep its chief place of business and chief executive office, and the offices where it keeps the Records, at the address of the Seller referred to in Section 4.01(k), or, in any such case, upon 30 days’ prior written notice to the Managing Agents, at such other locations within the United States where all action required by Section 6.04 shall have been taken and completed.

(g)                                 Credit and Collection Policies.  Comply in all material respects with the Credit and Collection Policy in regard to each Purchased Receivable and the related Contract.

(h)                                 Collections.  Instruct all Obligors to cause all Collections to be deposited directly to a Post Office Box or Lock-Box Account and if the Seller shall receive any Collections, the Seller shall hold such Collections in trust for the benefit of the Collateral Agent and deposit such Collections into a Lock-Box Account or the Collection Account within one Business Day following Seller’s receipt thereof.

(i)                                     Compliance with ERISA.  Comply in all material respects with the provisions of ERISA, the IRC, and all other applicable laws, and the regulations and interpretations thereunder.

(j)                                     Perfected Security Interest under Contracts.  Take such action with respect to each Purchased Receivable as is necessary to ensure that the Seller maintains, as against the Obligor thereunder, a perfected security interest in any Equipment relating thereto free and clear of Adverse Claims or, in the case of any Lease, to ensure that the Seller would maintain such a perfected priority security interest in the event that a court or other Person were to determine that such Lease purported to transfer to the Obligor an ownership (rather than a leasehold) interest in the Equipment subject thereto; provided, that the Seller shall not be required to file financing statements or to maintain the effectiveness of previously filed financing statements with respect to any Eligible Receivable the Outstanding Balance of which originally is or has thereafter been reduced below $5,000, so long as the aggregate Outstanding Balance of Receivables hereunder for which no such financing statements are in effect at any time remains less than 7.5% of the Discounted Eligible Receivables Balance hereunder; provided that such seven and one-half percent limitation shall not apply from and after the Termination Date unless and to the extent that the Collateral Agent specifically requests otherwise.

(k)                                  Maintenance of Insurance.  Cause each Obligor to maintain, with respect to the Contracts and the Equipment related thereto, casualty and general liability insurance which provide at least the same coverage as a fire and extended coverage insurance policy as is comparable for other companies in related businesses in an amount which is not less than the Discounted Value for the Receivables arising under the relevant Contracts and naming the Originator or the Seller as loss payee and additional insured, and the Originator shall have assigned any such interest to the Seller; provided, that if an Obligor fails to maintain such insurance, the Seller shall, or shall cause the Originator to,  maintain such insurance on behalf of the Obligor and such insurance (i) may be included in a casualty and general liability policy provided that such policy has (A) a loss limit per annum equal to the greater of  (1) $10,000,000 and (2) five times the highest aggregate amount of claims arising under the policy, or any predecessor policy, in any year and (B) a loss limit per occurrence or location greater than or equal to the Discounted Value for the Receivables arising under the relevant Contracts or (ii) may be a separate insurance policy covering the Discounted Value for the Receivables arising under the relevant Contracts.  The Seller shall remit, or shall cause to be remitted, the proceeds of any such insurance policy to a Lock-Box Account.

(l)                                     Separate Identity.  Take all actions required to maintain the Seller’s status as a separate legal entity.  Without limiting the foregoing, the Seller shall:

(i)                                     conduct all of its business, and make all communications to third parties (including all invoices (if any), letters, checks and other instruments) solely in its own name (and not as a division of any other Person), and require that its employees, if any, when conducting its business identify themselves as such and not as employees of any other Affiliate of the Seller (including, without limitation, by means of providing appropriate employees with business or identification cards identifying such employees as the Seller’s employees);

(ii)                                  compensate all employees, consultants and agents directly or indirectly through reimbursement of the Originator each calendar quarter, from the Seller’s bank accounts, for services provided to the Seller by such employees, consultants and agents and, to the extent any employee, consultant or agent of the Seller is also an employee, consultant or agent of any Affiliate of the Seller, allocate the compensation of such employee, consultant or agent between the Seller and such Affiliate on a basis which reflects the services rendered to the Seller and such Affiliate;

(iii)                               pay its own operating expenses and liabilities from its own funds, allocate all overhead expenses (including, without limitation, telephone and other utility charges and rent for office space) for items shared between the Seller and any Affiliate on the basis of actual use to the extent practicable and, to the extent such allocation is not practicable, on a basis reasonably related to actual use and allocate taxes on the basis of their respective incomes in accordance with applicable federal regulations;

(iv)                              at all times have at least one “Independent Manager”, as defined in and as required under the Seller’s limited liability company agreement and have at least one officer responsible for managing its day-to-day business and manage such business by or under the direction of its board of managers;

(v)                                 maintain its books and records separate from those of any Affiliate;

(vi)                              prepare its financial statements separately from those of its other Affiliates and insure that any consolidated financial statements of the Originator have notes to the effect that the Seller is a separate entity whose creditors have a claim on its assets prior to those assets becoming available to its equity holders and therefore to any creditors of the Originator;

(vii)                           use its best efforts not to commingle its funds or other assets with those of any other Affiliate, and not to hold its assets in any manner that would create an appearance that such assets belong to any other Affiliate, and not maintain bank accounts or other depository accounts to which any Affiliate is an account party, into which any Affiliate makes deposits or from which any Affiliate has the power to make withdrawals;

(viii)                        not permit any Affiliate to pay its operating expenses (except pursuant to allocation arrangements that comply with the requirements of subsection (ii) or (iii) of this Section 5.01(l) or pursuant to the terms of the Sale Agreement);

(ix)                                not guarantee any obligation of any Affiliate nor (to the extent that the Seller has the legal power to prevent such) have any of its obligations guaranteed by any such Affiliate, (either directly or by seeking credit based on the assets of such Affiliate) or otherwise hold itself out as responsible for the debts of any Affiliate;

(x)                                   maintain at all times stationery and a telephone number separate from that of any Affiliate and which telephone number will be answered in its own name, and have all its officers and employees conduct all of its business solely in its own name;

(xi)                                hold meetings of its members and/or board of managers in accordance with the provisions of its limited liability company agreement and otherwise take such actions as are necessary on its part to ensure that all organizational procedures required by its certificate of formation and limited liability company agreement are duly and validly taken;

(xii)                             maintain a separate office from the offices of any of its Affiliates and identify such office by a sign in its own name;

(xiii)                          pay dividends or other distributions to its members only if (A) no other dividend or distribution has been paid during the calendar month in which such amount is paid, (B) such dividend or distribution has been duly authorized by its board of managers in accordance with applicable law and (C) its net worth, determined immediately after giving effect to such dividend or distribution is at least $2,000,000; and

(xiv)                         take such other actions as are necessary on its part to ensure that the facts and assumptions set forth in the opinion concerning certain bankruptcy matters to be delivered by counsel for the Seller pursuant to Section 3.01(a)(ix) remain true and correct at all times.

(m)                               Taxes.  File or cause to be filed, and (to the extent it has legal power to cause such) cause each of its Affiliates with whom it shares consolidated tax liability to file, all federal, state and local tax returns which are required to be filed by it, except where the failure to file such returns could not reasonably be expected to have a material adverse effect on the collectibility of the Transferred Assets or the ability of the Seller to perform its obligations hereunder or under any other Facility Document to which it is a party or which could otherwise be reasonably expected to expose the Seller to a material liability.  The Seller shall pay or cause to be paid all taxes shown to be due and payable on such returns or on any assessments received by it, other than any taxes or assessments, the validity of which are being contested in good faith by appropriate proceedings and with respect to which the Seller or the applicable subsidiary shall have set aside adequate reserves on its books in accordance with GAAP and which proceedings could not reasonably be expected to have a material adverse effect on the collectibility of the Transferred Assets or the ability of the Seller to perform its obligations hereunder or under any other Facility Document to which it is a party or which could otherwise be reasonably expected to expose the Seller to a material liability.

(n)                                 Interest Rate Hedges.  Concurrently with each Receivables Purchase, enter into an Interest Rate Hedge with the Swap Provider as contemplated in the definition of “Discount Rate”, and transfer, assign and otherwise convey to the Collateral Agent all of the Seller’s rights in, to and under such Interest Rate Hedge pursuant to an Interest Rate Hedge Assignment in substantially in the form of Exhibit E hereto, together with a certificate executed by the Swap Provider in substantially the form of Exhibit A to such Interest Rate Hedge Assignment.  The Seller shall thereafter maintain such Interest Rate Hedges in full force and effect at all times until the Capital associated with such Receivables Purchase has been recovered in full by the Purchasers, in a notional amount equal to no less than 96% and no more than 105% of the sum of the outstanding Capital related thereto and based on an amortization schedule which matches the amortization of the aggregate Receivables then outstanding and the terms of which are otherwise reasonably satisfactory to the Collateral Agent.  The Seller acknowledges that the Purchasers and/or the Insurer on behalf of the Purchasers have guaranteed the Seller’s performance of its obligations under the Interest Rate Hedges.  The Seller shall perform all of its obligations under the Interest Rate Hedges to the same extent as if its rights under the Interest Rate Hedges have not been assigned hereunder and under the Interest Rate Hedge Assignments and shall indemnify each of the Purchasers and the Insurer against any payments by either such party on account of the Seller’s failure to perform its obligations under the Interest Rate Hedges, including, without limitation, any payments by the Insurer (including on behalf of CapMAC) under the Swap Policies, which indemnity shall survive any termination of this Receivables Purchase Agreement.  The exercise by the Collateral Agent of any of its rights hereunder or under the Interest Rate Hedge Assignment shall not relieve the Seller from such obligations.

(o)                                 Facility Documents.  Comply in all material respects with the terms of and employ the procedures outlined in and enforce the obligations of the Originator under the Sale Agreement, and all of the other Facility Documents to which it is a party, take all such action to such end as may be from time to time reasonably requested by the Collateral Agent, maintain all such Facility Documents in full force and effect and make to the Originator such reasonable demands and requests for information and reports or for action as the Seller is entitled to make thereunder and as may be from time to time reasonably requested by the Collateral Agent.

(p)                                 Segregation of Collections.  Prevent the deposit into the Collection Account and any of the Lock-Box Accounts of any funds other than (x) Collections in respect of the Transferred Assets and (y) so long as the Seller is party to the Escrow Agreement, other funds that are subject to the Escrow Agreement, and, to the extent that any funds other than those described in clause (x) or (y) are nevertheless deposited into any such accounts, promptly identify any such funds to the Servicer (and, in the case of the Collection Account, to the Collection Agent and the Collection Account Bank) for segregation and remittance to the owner thereof.

(q)                                 Back-Up Servicing Agreement.  Within ninety (90) days of the Effective Date, enter into an agreement (the “Back-Up Servicing Agreement”) with the Back-Up Servicer in form and substance reasonably satisfactory to the Managing Agents whereby the Back-Up Servicer will have, in substitution for or in addition to its duties under the ING Purchase Agreement, commenced performing such additional back-up servicing duties and obligations as it currently has agreed to provide on behalf of HPSC Gloucester Funding 2003-1 LLC I and HPSC Gloucester Funding 2003-1 LLC II.

SECTION 5.02.  Reporting Requirements of the Seller.  From the initial Receivables Purchase Date until the Combined Collection Date, the Seller will, unless the Collateral Agent shall otherwise consent in writing, furnish to the Insurer, the Collateral Agent, each Managing Agent, and, (so long as the ING Purchase Agreement is in effect) to ING:

(a)                                  as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Seller, balance sheets of the Seller as of the end of such quarter, and (to the extent available) statements of income and retained earnings of the Seller for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial officer, chief accounting officer or treasurer of the Seller;

(b)                                 as soon as available and in any event within 105 days after the end of each fiscal year of the Seller, a copy of the balance sheet of the Seller as of the end of such year and the related statements of income and retained earnings of the Seller for such year each reported on by Deloitte & Touche LLP or other nationally recognized independent public accountants acceptable to each Managing Agent;

(c)                                  promptly upon receipt thereof, copies of (i) all annual and quarterly financial statements delivered to the Seller by the Originator pursuant to the Sale Agreement and (ii) all other reports and other written information not specified above which are required to be delivered by the Originator (individually, or as Servicer) to the Seller pursuant to the terms of the Sale Agreement;

(d)                                 as soon as possible and in any event within five Business Days after the occurrence of each Event of Termination or Wind-Down Event or each Unmatured Event of Termination or Unmatured Wind-Down Event, the statement of the chief financial officer, chief accounting officer or treasurer of the Seller setting forth details of such Event of Termination, Wind-Down Event, Unmatured Event of Termination or Unmatured Wind-Down Event and the action which the Seller proposes to take with respect thereto;

(e)                                  promptly after the filing or receiving thereof, copies of all reports and notices with respect to any Reportable Event defined in Article IV of ERISA which the Seller or any Affiliate files under ERISA with the IRS or the PBGC or the DOL or which the Seller receives from the PBGC;

(f)                                    on or before the 19th day of each month (or if such day is not a Business Day, the immediately preceding Business Day), (i) a copy of the Settlement Report for the most recent calendar month, which shall include a summary of the portfolio of Interest Rate Hedges as of such day and (ii) a data file (to be delivered electronically) in form and substance substantially similar to Exhibit B; and

(g)                                 promptly, from time to time, such other information, documents, records or reports respecting the Purchased Receivables or the conditions or operations, financial or otherwise, of the Seller as any Managing Agent may from time to time reasonably request in order to protect the interests of such Managing Agent or of any related Purchaser under or as contemplated by this Receivables Purchase Agreement.

SECTION 5.03.  Negative Covenants of the Seller.  From the initial Receivables Purchase Date until the Combined Collection Date, the Seller will not, without the written consent of the Collateral Agent:

(a)                                  Sales, Liens, Etc. Against Receivables and Related Security.  Except as otherwise provided herein, sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist, any Adverse Claim upon or with respect to, any Purchased Receivable, Related Security, Collections, or any related Contract, or upon or with respect to the Collection Account or any Lock-Box Account to which any Collections of any Purchased Receivable are sent, or assign any right to receive income in respect thereof, or upon any other Transferred Asset, except that the Seller shall have no responsibility for any Adverse Claim created by an Obligor upon or with respect to any Equipment owned by such Obligor so long as such Adverse Claim is subordinate to the security interest of the Seller in such Equipment.

(b)                                 Extension or Amendment of Receivables.  Except for actions of the Servicer otherwise permitted hereunder and in the Sale Agreement, extend, amend or otherwise modify, the terms of any Receivable, or amend, modify or waive, any term or condition of any Contract related thereto, whether for any reason relating to a negative change in the related Obligor’s creditworthiness or inability to make any payment under the related Contract or otherwise.

(c)                                  Change in Business or Credit and Collection Policy.  Make or permit the Originator to make any change in the character of its business or in the Credit and Collection Policy, which change would, in either case, impair the collectibility of any Transferred Asset.

(d)                                 Change in Payment Instructions to Obligors.  Add or terminate any bank as a Lock-Box Bank from those listed in Exhibit H to the Sale Agreement or make any change in its instructions to Obligors regarding payments to be made to the Seller or payments to be made to any Lock-Box Bank, unless the Collateral Agent shall have received (i) ten Business Days’ prior notice of such addition, termination or change and (ii) prior to the effective date of such addition, termination or change, (x) executed copies of Lock-Box Agreements executed by each new Lock-Box Bank, the Collateral Agent and the Seller and (y) copies of all agreements and documents signed by either the Seller or the respective Lock-Box Bank with respect to any new Lock-Box Account.

(e)                                  Stock, Merger, Consolidation, Etc.  Sell any membership interest to any Person (other than the Originator) or consolidate with or merge into or with any other entity, or purchase or otherwise acquire all or substantially all of the assets or capital stock, or other ownership interest of, any Person or sell, transfer, lease or otherwise dispose of all or substantially all of its assets to any Person, except for the conveyances of a security interest in favor of the Collateral Agent as expressly permitted under the terms of this Receivables Purchase Agreement.

(f)                                    Change in Name or Jurisdiction.  Make any change to its (i) name or use any trade names, fictitious names, assumed names or “doing business as” names, or (ii) jurisdiction of organization (including by becoming an organized entity under the laws of more than one state).

(g)                                 ERISA Matters.  (i) Engage or permit any ERISA Affiliate to engage in any prohibited transaction for which an exemption is not available or has not previously been obtained from the DOL; (ii) permit to exist any accumulated funding deficiency, as defined in Section 302(a) of ERISA and Section 412(a) of the IRC, or funding deficiency with respect to any Benefit Plan other than a Multiemployer Plan; (iii) fail to make any payments to any Multiemployer Plan that the Seller or any ERISA Affiliate may be required to make under the agreement relating to such Multiemployer Plan or any law pertaining thereto; (iv) terminate any Benefit Plan so as to result in any liability; or (v) permit to exist any occurrence of any reportable event described in Title IV of ERISA which represents a material risk of a liability of the Seller or any ERISA Affiliate under ERISA or the IRC; provided, however, the Seller’s ERISA Affiliates may take or allow such prohibited transactions, accumulated funding deficiencies, payments, terminations and reportable events described in clauses (i) through (iv) above so long as such events occurring within any fiscal year of the Seller, in the aggregate, involve a payment of money by or an incurrence of liability of any such ERISA Affiliate in an amount which does not exceed $500,000.

(h)                                 Terminate or Reject Contracts.  Without limiting Section 5.03(b), terminate or reject any Contract prior to the term of such Contract, whether such rejection or early termination is made pursuant to an equitable cause, statute, regulation, judicial proceeding or other applicable law (including, without limitation, Section 365 of the Bankruptcy Code), unless prior to such termination or rejection, the Seller pays the Collateral Agent, for the benefit of the Purchasers, an amount equal to the Termination Amount owed with respect thereto.

(i)                                     Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness except for (i) Indebtedness to the Purchasers, the Collateral Agent or any Liquidity Bank expressly contemplated hereunder, (ii) ordinary course expenses (to the extent, if any, that such ordinary course expenses constitute Indebtedness) in an aggregate amount outstanding at any time not to exceed $10,000 (exclusive of taxes) and (iii) Indebtedness to the Originator pursuant to the Sale Agreement.

(j)                                     Guarantees.  Guarantee, endorse or otherwise be or become contingently liable (including by agreement to maintain balance sheet tests) in connection with the obligations of any other Person, except endorsements of negotiable instruments for collection in the ordinary course of business and reimbursement or indemnification obligations in favor of the Purchasers, the Agents, or any Liquidity Bank as provided for under this Receivables Purchase Agreement.

(k)                                  Limitation on Transactions with Affiliates.  Enter into, or be a party to any transaction with any Affiliate, except for:

(i)                                     the transactions contemplated by this Receivables Purchase Agreement and the Sale Agreement;

(ii)                                  transactions related to the allocation of shared overhead expenses or taxes as described in clause (iii) of Section 5.01(l); and

(iii)                               to the extent not otherwise prohibited under this Receivables Purchase Agreement, other transactions in the nature of employment contracts and directors’ fees, upon fair and reasonable terms materially no less favorable to the Seller than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate.

(l)                                     Facility Documents.  Except as otherwise permitted under Section 11.01, (a) terminate, amend or otherwise modify any Facility Document to which it is a party, or grant any waiver or consent thereunder, (b) without the prior consent of each Managing Agent, exercise any discretionary rights granted to the Seller under the Sale Agreement pursuant to provisions thereof providing for certain actions to be taken “with the consent of the Buyer”, “acceptable to the Buyer” as “specified by the Buyer”, “in the reasonable judgment of the Buyer” or similar provisions (it being understood that inaction by the Seller shall not be considered to be an exercise of such discretionary rights) or (c) without the prior written consent of each Managing Agent, consent to any amendment or modification of the Credit and Collection Policy.

(m)                               Limited Liability Company Agreement.  Amend or otherwise modify its certificate of formation or limited liability company agreement in any manner which requires the consent of the “Independent Manager” (as defined in the Seller’s limited liability company agreement) without the prior written consent of each Managing Agent and delivery of an opinion of counsel that such amendment shall not alter the conclusions set forth in the legal opinions delivered pursuant to Section 3.01(ix).

(n)                                 Lines of Business.  Conduct any business other than that described in Section 4.01(q), or enter into any transaction with any Person which is not contemplated by or incidental to the performance of its obligations under the Facility Documents.

(o)                                 Accounting Treatment.  Prepare any financial statements or other statements (including any tax filings which are not consolidated with those of the Originator) which shall account for the transactions contemplated by the Sale Agreement in any manner other than as the sale of, or a capital contribution of, the Transferred Assets by the Originator to the Seller (it being understood that non-recognition of such transaction due to the application of consolidated financial reporting principles under GAAP or the filing of tax returns on a consolidated basis shall not constitute a violation of this covenant).

(p)                                 Limitation on Investments.  Make or suffer to exist any loans or advances to, or extend any credit to, or make any investments (by way of transfer of property, contributions to capital, purchase of stock or securities or evidences of indebtedness, acquisition of the business or assets, or otherwise) in, any Affiliate or any other Person except for (i) Permitted Investments, (ii) the purchase of Receivables and other Transferred Assets pursuant to the terms of the Sale Agreement and (iii) so long as the aggregate outstanding Capital hereunder is less than the Capital Limit then in effect, the acceptance of investments in exchange for Defaulted Receivables in an effort to maximize the recoveries thereon.

(q)                                 ING Purchase Agreement.  Request or permit ING to make any ING Receivables Interest Purchase pursuant to the ING Purchase Agreement.

ARTICLE VI

ADMINISTRATION AND COLLECTION

SECTION 6.01.  Designation of Servicer.  The servicing, administering and collection of the Purchased Receivables and the other Purchased Assets shall be conducted by the Person (the “Servicer”) designated by the Collateral Agent from time to time in accordance with this Section 6.01.  Until the Collateral Agent gives notice to the Originator of the designation of a new Servicer, the Originator is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms hereof.  The Collateral Agent may at any time from and after a Servicing Termination Event, or earlier upon the written request of the Seller, designate the Back-up Servicer or any other Person to succeed the Originator or any Successor Servicer, on the condition in each case that any such Person so designated shall agree to perform the duties and obligations of the Servicer pursuant to the terms hereof.  The Servicer may, with the prior written consent of the Majority Managing Agents and the Collateral Agent, subcontract with any other Person for servicing, administering or collecting the Purchased Assets, provided that the Servicer shall remain liable for the performance of the duties and obligations of the Servicer pursuant to the terms hereof.  The Servicer shall use reasonable care in performing its duties as Servicer hereunder and, without limiting the foregoing, shall service the Purchased Receivables in accordance with the Credit and Collection Policy.

SECTION 6.02.  Duties of the Servicer.  (a)  The Servicer shall take or cause to be taken all such actions as may be necessary or advisable to collect each Purchased Receivable from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy.  Each of the Seller, ING, each Purchaser and each Agent hereby appoints as its agent the Servicer, from time to time designated pursuant to Section 6.01, to enforce its respective rights and interests in and under the Purchased Receivables, the Related Security related thereto and the related Collections.  The Servicer will at all times apply the same standards and follow the same procedures with respect to the decision to commence, and in prosecuting and litigating with respect to Purchased Receivables as it applies and follows with respect to accounts, chattel paper and instruments which are not Purchased Receivables.   In no event shall the Servicer be entitled to make ING, any Purchaser or any Agent a party to any litigation without the express prior written consent of each such Person to be so made a party to such litigation, and in any such case, the Collateral Agent.  The Servicer shall segregate and set aside for the account of the Purchasers and ING all Collections of the Purchased Receivables and Related Security in accordance with Section 2.05 of the Sale Agreement and Section 6.06 hereof and shall cause all such Collections to be remitted to a Lock-Box Account and/or deposited directly into the Collection Account within one Business Day after identification thereof by the Servicer and in any event within four Business Days after the Servicer’s receipt thereof.  The Servicer shall promptly review all checks and other instruments returned to it by the Lock-Box Bank on account of restrictive endorsements, improper payees, incorrect amounts or for any other reason and shall not deposit any such checks or instruments in its own accounts unless it is determined to the Collateral Agent’s satisfaction that such amounts do not constitute Collections; any such checks or instruments which are determined to be Collections of the Purchased Receivables or Related Security related thereto shall be promptly remitted to the Lock-Box Account or the Collection Account as provided above.  Provided that the Termination Date shall not have occurred, the Originator, while it is Servicer, may, in accordance with the Credit and Collection Policy, (i) amend, modify or waive any term or condition of any Contract to reflect any Permitted Extension, (ii) adjust the Outstanding Balance of any Purchased Receivable to reflect the reductions, adjustments or cancellations described in the first sentence of Section 2.04(d) of this Receivables Purchase Agreement, (iii) so long as such prepayment would not cause a Wind-Down Event under this Receivables Purchase Agreement, and subject to the payment of the Termination Amount, consent to the prepayment or early termination of a Contract, and (iv) amend, modify or waive any provision of a Delinquent Receivable or Defaulted Receivable so as to maximize the collectibility thereof.  The Servicer shall hold in trust for the Seller, the Purchasers and ING, in accordance with their respective interests, all Records.  Notwithstanding anything to the contrary contained herein, following the occurrence of an Event of Termination, the Collateral Agent (at the direction of the Majority Managing Agents) shall have the absolute and unlimited right to direct the Servicer (whether the Servicer is the Originator or otherwise) to commence or settle any legal action to enforce collection of any Receivable or other Transferred Asset or to foreclose upon or repossess any Related Security.

(b)                                 The Servicer shall, as soon as practicable following receipt, turn over to the Originator the collections of any receivable which is not a Purchased Asset, in either case less, in the event the Originator is not the Servicer, all reasonable and appropriate out-of-pocket costs and expenses of such Servicer of servicing, collecting and administering such receivable.

(c)                                  Notwithstanding anything to the contrary contained in this Receivables Purchase Agreement, the Servicer, if the Collateral Agent or its designee, shall have no obligation to collect, enforce or take any other action described in this Article VI with respect to any receivable that is not a Purchased Receivable other than to deliver to the Originator the collections with respect to any such receivable as described in Section 6.02(b) and to exercise the same degree of care with respect to such collections in its possession as it would exercise with respect to its own property.

(d)                                 In the event the Servicer, in satisfaction of all or part of any Purchased Receivable, repossesses or otherwise takes possession of the Equipment the sale or lease of which gave rise to such Purchased Receivable, the Servicer agrees to use its reasonable efforts to resell or re-lease such Equipment for the account of the Purchasers (including their respective assignees, participants and successors) and shall remit to the Collateral Agent the gross sale proceeds thereof or, to the extent such Equipment is re-leased, shall deliver to the Collateral Agent the chattel paper or other documents evidencing the rights to payment arising from such re-lease, all of which documents shall constitute Contracts and which rights to payment shall constitute Purchased Receivables, and all of which Contracts and Purchased Receivables shall constitute part of the Purchased Assets.  None of the Purchasers, ING or any Agent shall have any obligation to take any action or commence any proceedings to realize upon any Purchased Receivable or to enforce any of its rights or remedies with respect thereto.  Any moneys collected by the Servicer pursuant to this subsection 6.02(d) shall be segregated by the Servicer, held in trust by the Servicer for the Purchasers and ING and shall be remitted to a Lock-Box Account or to the Collection Account within one Business Day after identification thereof by the Servicer and in any event within four Business Days after the Servicer’s receipt thereof.

(e)                                  The Servicer shall maintain all books of account and other records pertaining to the Purchased Receivables and the other Purchased Assets in such form as will enable the Purchasers, ING or their respective designees to determine at any time the status thereof.  The Servicer will permit ING, any Purchaser, any Agent and any Person designated by any such Person, during regular business hours, to inspect, audit, check and make abstracts from all books, accounts, records, or other papers pertaining to such Purchased Assets.  From time to time, at the request of ING, any Purchaser, any Agent, the Servicer, at its own expense, will (i) deliver to such Person and any Person designated by such Person any records and invoices pertaining to the Purchased Assets and evidence thereof as such Person or such designee may deem necessary to enable it to enforce its rights thereunder or under any related Contract and (ii) mark each computer record relating to, and each invoice or other evidence of, the Purchased Assets (whether or not such computer record or other item is the property of any Purchaser or ING) as ING, such Purchaser or any Agent on such Purchaser’s behalf may direct to reflect the interests of ING, such Person and the Collateral Agent in such Purchased Assets.  The Servicer will either (i) segregate, from all the documents relating to other receivables then owned or being serviced by the Servicer, all documents relating to the Purchased Assets or (ii) mark all such documents relating to the Purchased Assets so as to make such documents readily identifiable as property of the Purchasers and ING and with such legend as shall be specified by the Collateral Agent, and will, in either such event, hold all such documents in trust for the Purchasers and ING and safely keep such documents in filing cabinets or other suitable containers marked to show the Purchasers’ and ING’s interests.

SECTION 6.03.  Rights of the Collateral Agent.  At any time:

(a)                                  The Collateral Agent may notify the Obligors of the Purchased Receivables, or any of them, of the Purchasers’ and ING’s ownership interests in the Purchased Assets and direct such Obligors, or any of them, that payment of all amounts payable under any Purchased Receivable be made directly to the Collateral Agent or any other designee of the Purchasers (including, without limitation, ING).

(b)                                 The Seller shall, at the Collateral Agent’s request and at the Seller’s expense, give notice of the Purchasers’ and ING’s interests in the Purchased Assets to each Obligor (in substantially the form of the Notice of Assignment) and direct that payments be made directly to the Collateral Agent or any other designee of the Purchasers (including, without limitation, ING).

(c)                                  The Seller shall, at the Collateral Agent’s request, assemble all Records which the Collateral Agent reasonably believes are necessary or appropriate for the administration and enforcement of the Purchased Assets, and shall make the same available to the Collateral Agent at a place selected by the Collateral Agent or its designee.

(d)                                 Each of the Servicer, the Seller, each Purchaser, each other Agent and ING hereby authorize the Collateral Agent to take any and all steps in the Seller’s name and on behalf of the Seller necessary or desirable, in the determination of the Collateral Agent, to collect all amounts due under any and all Purchased Receivables or Related Security related thereto, including, without limitation, endorsing the Seller’s name on checks and other instruments representing Collections and enforcing such Purchased Receivables and the related Contracts.

SECTION 6.04.  Further Action Evidencing Transfers.  (a)  The Seller agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action that the Collateral Agent may reasonably request in order to protect or more fully evidence the Purchasers’ and ING’s ownership interests in the Purchased Receivables, the Related Security and the Collections related thereto, or to enable any Purchaser or the Collateral Agent to exercise or enforce any of its rights hereunder or under any related document.  Without limiting the generality of the foregoing, the Seller will mark its master data processing records evidencing such Purchased Receivables, Related Security and Collections related thereto with a legend, acceptable to the Collateral Agent and ING, evidencing that the Purchasers and ING have acquired an ownership interest therein as provided in this Receivables Purchase Agreement and the ING Purchase Agreement and, upon the request of the Collateral Agent, will execute and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate or as the Collateral Agent may reasonably request.  The Seller hereby authorizes the Collateral Agent to file one or more financing or continuation statements, and amendments thereto and assignments thereof, relative to all or any of the Purchased Receivables, Related Security and Collections related thereto now existing or hereafter arising without the signature of the Seller where permitted by law.  A carbon, photographic or other reproduction of this Receivables Purchase Agreement or any financing statement covering the Purchased Receivables, Related

Security and Collections related thereto, or any part thereof, shall be sufficient as a financing statement.  If the Seller fails to perform any of its agreements or obligations under this Receivables Purchase Agreement, the Collateral Agent may (but shall not be required to) itself perform, or cause performance of, such agreement or obligation, and the expenses of the Collateral Agent incurred in connection therewith shall be payable by the Seller upon the Collateral Agent’s demand therefor; provided, however, prior to taking any such action, the Collateral Agent shall give notice of such intention to the Seller and provide the Seller with a reasonable opportunity to take such action itself.

(b)                                 The Seller shall, on or prior to the date of each Receivables Purchase hereunder, deliver or cause to be delivered the related Contract File to the Custodian, in suitable form for transfer by delivery, or accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Collateral Agent.  In the event that the Seller or the Servicer receives any other instrument or any writing constituting chattel paper which, in either event, evidences a Purchased Receivable or other Purchased Assets, the Seller or the Servicer as applicable shall deliver such instrument or chattel paper to the Custodian on behalf of the Purchasers and ING within three (3) Business Days after receipt, in suitable form for transfer by delivery, or accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Collateral Agent.

SECTION 6.05.  Responsibilities of the Seller.  Anything herein to the contrary notwithstanding, the Seller shall (i) perform all of its obligations under the Contracts to the same extent as if such Contracts had not been transferred to the Purchasers or ING hereunder and the exercise by the Purchasers or ING or their respective assigns of their respective rights hereunder shall not relieve the Seller from such obligations and (ii) pay when due any taxes, including without limitation, sales, excise and personal property taxes payable in connection with the Purchased Assets, unless the Seller is contesting the payment of such taxes in good faith and by appropriate proceedings and with respect to which no Adverse Claim has been asserted or filed.

SECTION 6.06.  Administration of Collections by Servicer.  The Servicer shall identify on a timely basis all Collections which are on account of the Purchased Assets, including all deposits to Lock-Box Accounts.  On each Business Day, all Collections received in the Lock-Box Accounts for the prior Business Day (and such Business Day, if practicable) shall be transferred to the Collection Account.  If the Servicer receives any cash or checks, drafts, wire transfers or other instruments for the payment of money on account or otherwise in respect of the Purchased Assets, the Servicer shall segregate such cash and other items, hold such cash and other items in trust for the benefit of the Purchasers, ING, and the Collateral Agent and shall cause such cash and other items (properly endorsed, where required, so that such items may be collected by the Collateral Agent or the Purchasers) to be deposited in a Lock-Box Account or directly in the Collection Account immediately after the date any such cash or other item shall have been identified as being on account of a Purchased Assets and in no event later than four Business Days after receipt thereof by the Servicer.

SECTION 6.07.  Application of Collections.  All Collections on account of the Purchased Receivables of each Obligor shall be applied in the order of maturity thereof unless specifically identified otherwise in writing by such Obligor or directed by a court of competent jurisdiction.  Any payment by an Obligor in respect of any indebtedness or other obligations owed by such Obligor to the Seller or the Servicer shall, except as otherwise specified by such Obligor or otherwise required by law, be applied as a Collection of a Receivable of such Obligor (in the order of the age by invoice date of such Receivables, starting with the oldest such Receivable) to the extent of any amounts then due and payable thereunder before being applied to any other indebtedness of such Obligor to the Seller or the Servicer.  The Servicer shall not influence or instruct any Obligor who is indebted to the Seller in respect of any indebtedness not included in the Purchased Assets to direct that its remittances be applied to any such indebtedness prior to being applied to the Purchased Assets.

SECTION 6.08.  Servicing Fee.  On each Settlement Date, as full compensation for its servicing activities hereunder, the Servicer shall be entitled to receive a fee (the “Servicing Fee”) in an amount equal to the Servicing Fee Rate times the Outstanding Balance of the Purchased Receivables as of the last day of the prior calendar month times a fraction, the numerator of which is the number of actual days elapsed in such calendar month and the denominator of which equals 360, provided, that, if the Servicer hereunder is also the Servicer under the Sale Agreement, the Servicing Fee hereunder shall be deemed paid to the extent of any payment by the Seller of the “Servicing Fee” specified and defined in the Sale Agreement.  In the event that the Collateral Agent appoints a successor Servicer, the Servicing Fee may be adjusted as required by such successor Servicer and as agreed to by the Collateral Agent.

SECTION 6.09.  Resignation; Successor Servicer.  (a)  The obligation of the Servicer to service the Purchased Receivables is personal to the Servicer and the parties recognize that another Person may not be qualified to perform such obligations.  Accordingly, the Servicer’s obligation to service the Purchased Assets hereunder shall be specifically enforceable and shall be absolute and unconditional in all circumstances, including, without limitation, after the occurrence and during the continuation of any Event of Termination or Servicing Termination Event hereunder; provided, however, that a Successor Servicer may be appointed pursuant to Section 6.01 or this Section 6.09.

(b)                                 Notwithstanding the foregoing, the Servicer may resign from the obligations and duties hereby imposed on it as Servicer upon determination that (i) the performance of its duties hereunder is no longer permissible under any applicable law and (ii) there is no reasonable action which the Servicer could take to make the performance of its duties hereunder permissible under any such applicable law.  Any determination permitting the resignation of the Servicer shall be evidenced as to clause (i) above by an opinion of counsel to such effect delivered to each Managing Agent, ING and the Collateral Agent.  Except to the extent inconsistent with any such applicable law, no such resignation shall become effective until a Successor Servicer shall have assumed the responsibilities and obligations of the Servicer in accordance with the remaining provisions of this Section 6.09.

(c)                                  The Collateral Agent shall, as promptly as possible after the Servicer has given notice pursuant to Section 6.09(b) above or at any time after the Collateral Agent’s designation of a successor Servicer pursuant to Section 6.01, appoint the Back-up Servicer or other successor servicer (the “Successor Servicer”) and such Successor Servicer shall accept its appointment by a written assumption in a form acceptable to the Collateral Agent.  Upon its appointment, the Successor Servicer shall be the successor in all respects to the Servicer with respect to servicing functions under this Receivables Purchase Agreement and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Servicer by the terms and provisions hereof, and all references in this Receivables Purchase Agreement or any other Facility Documents to the Servicer shall be deemed to refer to the Successor Servicer.  The Servicer agrees to cooperate with the Successor Servicer in effecting the transfer of its responsibilities, duties, liabilities and rights hereunder, including, without limitation, the execution and delivery of assignments of financing statements, the transfer to the Successor Servicer of all cash amounts held by the Servicer or thereafter received with respect to the Purchased Assets, the transfer of electronic records relating to the Purchased Assets in such form as the Successor Servicer may reasonably request and the transfer of all related Records, correspondence and other documents relating to the Purchased Assets.

SECTION 6.10.  Lock-Box Accounts; Collection Account.  The Seller has established and will maintain a system of operations, accounts and instructions to the Lock-Box Banks and will establish and maintain the Collection Account as provided in Section 6.11.  Pursuant to a Lock-Box Agreement, each Lock-Box Bank shall be irrevocably instructed to wire all funds from time to time on deposit in any related Lock-Box Account to the Collection Account.  Neither the Seller, nor any Person claiming by, through or under the Seller shall have any control over the use of, or any right to withdraw any item or amount from, any Lock-Box Account or the Collection Account except as expressly provided in the Lock-Box Agreements.  The Collateral Agent on behalf of the Purchasers and ING is hereby irrevocably authorized and empowered, as the Seller’s attorney-in-fact, to endorse any item deposited in a Post Office Box or lock-box or presented for deposit in any Lock-Box Account or the Collection Account requiring the endorsement of the Seller, which authorization is coupled with an interest.

SECTION 6.11.  Collection Account; Distribution of Collections.  (a)  The Seller has established for the sole and exclusive benefit of the Collateral Agent for the benefit of the Purchasers, ING, the Insurer and their respective assigns, a cash collateral account (the “Collection Account”).  The Collection Account shall be a special purpose segregated trust account maintained with Fleet National Bank or another bank satisfactory to Collateral Agent but shall be under the sole dominion and control of, and in the name of, the Collateral Agent.  All funds held in the Collection Account, including investment earnings thereon, shall be invested in Permitted Investments at the direction of the Seller; provided, however, that from and after the Termination Date or otherwise upon the occurrence and during the continuance of any Event of Termination, the Collateral Agent shall have the sole right to restrict the maturities of any investments held in the Collection Account and to direct the withdrawal of any such investments for the purposes of paying Capital, Yield, any Obligations and any ING Obligations owed hereunder.  The Collateral Agent shall have the sole and exclusive right to withdraw or order a transfer of funds from the Collection Account in accordance with the terms and provisions of Section 2.04 and of this Section 6.11; provided, however, that the Collateral Agent hereby authorizes the Seller (or the Servicer on its behalf), prior to the occurrence of any Event of Termination (or upon the express waiver thereof by the Collateral Agent in accordance with Section 11.01), to withdraw and apply amounts on deposit in the Collection Account in accordance with Sections 6.11(b) and (c) below; provided, further, however, that the Collateral Agent agrees to turn over to the Originator any funds which are deposited in the Collection Account and which do not constitute Collections or other proceeds of Purchased Assets, less all reasonable and appropriate out-of-pocket costs and expenses incurred by the Collateral Agent in connection with such misdirected funds.

(b)                                 All Collections and other proceeds of the Purchased Assets in the Collection Account shall be held in trust for the benefit of the Purchasers, ING and the Insurer and, on each Settlement Date, except as otherwise provided in Section 6.11(d) below with respect to any Settlement Date from and after the Designated Termination Date, such Collections and other proceeds shall be used solely for the following purposes and in the following order of priority:

(i)                                     To remit to the Seller any Collections representing sales or other taxes or insurance payments for the purpose of satisfying the Seller’s obligations in respect of such taxes or insurance;

(ii)                                  To pay Yield and other Carrying Costs which are then due and payable;

(iii)                               To pay Priority ING Yield to the extent then due and payable;

(iv)                              To repay Capital, as provided in Section 2.04(b)(ii);

(v)                                 To pay any other Obligations (including Default Premium), and any other amounts (including Swap Breakage Amounts) owing to any Swap Provider, which Obligations and/or amounts may be due and owing at such time;

(vi)                              To pay any ING Yield to the extent then due and payable and not paid pursuant to clause (iii) above;

(vii)                           To repay ING Capital, as provided in Section 2.04 and the ING Purchase Agreement;

(viii)                        To pay any other ING Obligations which may be due and owing at such time, pursuant to the ING Purchase Agreement;

(ix)                                (A) If the Termination Date has not occurred, to be remitted to the Seller in payment of the purchase price in respect of any Receivables Purchase to be made on such Settlement Date, as provided in Section 2.04(b)(i) and (B) if the Termination Date has occurred, to repay Capital; and

(x)                                   To be remitted to the Seller in consideration of the Deferred Purchase Price, provided, that such funds shall only be remitted to the Seller to the extent that, after giving effect to such transfer of funds and any Receivables Purchases being made on such Settlement Date, the amount of Capital then outstanding does not exceed the Capital Limit then in effect, and the amount of Combined Capital then outstanding does not exceed the Combined Capital Limit then in effect.

The Seller, in making any request for funds to be withdrawn from the Collection Account, shall certify to each of the Collateral Agent and the Collection Account Bank that the funds will be used for one of the purposes described above in this Section 6.11(b).

If, on any Settlement Date prior to the Designated Termination Date, the Collections of Purchased Assets on deposit in the Collection Account and available for withdrawal under clause (ii) above are less than the amount of the obligations described in such clause, such available funds shall be allocated in the priority set forth in Section 6.11(c) below, and within each such priority, such available funds shall be allocated to the Persons to whom such obligations are owed ratably according to the respective amounts owed.

(c)                                  On each Settlement Date prior to the Designated Termination Date, to the extent that the Collections of Purchased Assets on deposit in the Collection Account and available under clause (ii) of Section 6.11(b) are insufficient to pay all Carrying Costs which are then due and payable, such funds shall be applied to the Carrying Costs in the following order of priority:

(i)                                     To pay to any Swap Provider, regularly scheduled amounts owed under the Interest Rate Hedges (but excluding any Swap Breakage Amounts, taxes, indemnities, or other similar amounts);

(ii)                                  To pay any accrued and unpaid Servicing Fee and fees due and payable to the Back-Up Servicer;

(iii)                               To pay any accrued and unpaid Yield;

(iv)                              To pay any accrued and unpaid fees (excluding Default Premium) owing under the Fee Letters which are allocable to this Receivables Purchase Agreement;

(v)                                 To pay any accrued and unpaid expenses of the Collateral Agent which are allocable to this Receivables Purchase Agreement;

(vi)                              To pay any other Carrying Costs due and payable but not paid above; and

(vii)                           To pay ordinary course expenses of the Seller to the extent the same are due or past due.

(d)                                 On each Settlement Date from and after the Designated Termination Date, Collections and other proceeds of Purchased Assets shall be withdrawn from the Collection Account solely upon direction of the Collateral Agent to be applied against the Obligations in the following order of priority;

(i)                                     To remit to the Seller any Collections representing sales or other taxes or insurance payments for the purpose of satisfying the Seller’s obligations in respect of such taxes or insurance;

(ii)                                  To pay any accrued and unpaid Servicing Fee (if the Servicer is a party other than the Originator or an Affiliate thereof);

(iii)                               To pay to any Swap Provider, regularly scheduled amounts owed under the Interest Rate Hedges (but excluding any Swap Breakage Amounts, taxes, indemnities, or other similar amounts);

(iv)                              To pay accrued and unpaid Yield;

(v)                                 To pay any accrued and unpaid fees (excluding Default Premium) owing under the Fee Letters which are allocable to this Receivables Purchase Agreement;

(vi)                              To pay Priority ING Yield;

(vii)                           To repay outstanding Capital to the Purchasers, ratably in accordance with their respective Pro Rata Shares, in an aggregate amount such that, after giving effect to the distributions made pursuant to this clause (vii), aggregate outstanding Capital shall be less than or equal to the Capital Limit;

(viii)                        To pay the accrued and unpaid expenses of the Collateral Agent which are allocable to this Receivables Purchase Agreement;

(ix)                                To pay any other accrued and unpaid Obligations (including Default Premium), and any other amounts owing to the Swap Provider (including Swap Breakage Amounts), which Obligations and/or amounts have not been paid pursuant to clauses (i) through (viii) above;

(x)                                   To pay any other Carrying Costs which are due and owing but have not been paid pursuant to clauses (i) through (ix) above;

(xi)                                To repay all outstanding Capital to the Purchasers, ratably in accordance with their respective Pro Rata Shares;

(xii)                             To pay any ING Obligations pursuant to the ING Purchase Agreement; and

(xiii)                          To pay any accrued and unpaid Servicing Fee owed to the Originator or an Affiliate thereof.

If, on any such Settlement Date, the funds on deposit in the Collection Account and available for withdrawal under either clause (iii), (iv), (vi), (viii) or (ix) above are less than the amount of the obligations described in such clause, such available funds shall be allocated to the Persons to whom such obligations are owed ratably according to the respective amounts owed.  Any funds remaining in the Collection Account after payment of the foregoing Obligations and the ING Obligations and other fees and expenses shall be remitted to the Seller in consideration of the Deferred Purchase Price.

(e)                                  Payments Under Interest Rate Hedges as Collections.  Until the Collection Date, pursuant to each Interest Rate Hedge Assignment, the Collateral Agent shall receive and hold all payments received from the Swap Providers under the Interest Rate Hedges and apply such payments in the order of priority set forth above in Sections 6.11(b)-(d) to the same extent as if such payments constituted Collections on deposit in the Collection Account.  After the Collection Date, any payments received by the Collateral Agent under the Interest Rate Hedges shall be held in trust by the Collateral Agent and forthwith delivered to the Seller.

(f)                                    Subrogation Rights of Insurer.  Each party hereto acknowledges that, on behalf of the Seller, the Insurer has issued (or, in the case of the Swap Policies, has either issued or is obligated to assume CapMAC’s payment obligations under) (i) the Swap Policies in favor of the Swap Providers, to guarantee the payment of certain amounts owed under the Interest Rate Hedges and (ii) the Policies in favor of the Purchasers and the Liquidity Banks, to guarantee the payment of Yield and Capital in accordance with the terms thereof.  Anything in this Receivables Purchase Agreement or any Facility Document to the contrary notwithstanding, any payment with respect to any Capital or Obligations owed by the Seller that is made with monies received pursuant to the terms of any Swap Policy or Policy shall not be considered payment by the Seller, shall not discharge any obligations of the Seller to make such payment and, to the extent any such Capital or Obligation has been paid with the proceeds of any Swap Policy or Policy, such Capital or Obligations shall continue to remain outstanding for all purposes of the Facility Documents until the Insurer has been paid as subrogee hereunder.  In furtherance of and not in limitation of the Insurer’s equitable right of subrogation, each party hereto acknowledges and agrees that, to the extent of any payment made by the Insurer (including with respect to the Swap Policies, on behalf of CapMAC) to the applicable beneficiary under any of the Policies or the Swap Policies or under the Insurance Agreement, in any case with respect to any Obligations of the Seller, subject to the priorities of payment set forth in the preceding sections of this Section 6.11, the Insurer is to be fully subrogated to the rights of such beneficiary to receive such payment, and the Insurer shall be reimbursed for any such payment, together with interest due thereon as provided under the Insurance Agreement, at the same level of priority which would have been afforded the beneficiary in the absence of such payment by the Insurer.  Each party hereto further acknowledges and agrees that, to the extent CapMAC makes any payment to the applicable Swap Provider under any Swap Policy and such payment is not reimbursed by the Insurer or otherwise paid by the Insurer on CapMAC’s behalf, then CapMAC shall be fully subrogated to the rights of such Swap Provider to receive such payment, and shall be reimbursed for any such payment, together with interest thereon at the rate provided under the Insurance Agreement, at the same level of priority which would have been afforded the Swap Provider in the absence of such payment by CapMAC.

ARTICLE VII

WIND-DOWN EVENTS; REMEDIES

SECTION 7.01.  Wind-Down Events.  Each of the following events shall constitute a “Wind-Down Event” within the meaning of this Receivables Purchase Agreement:

(a)                                  The occurrence of any Event of Termination under the Sale Agreement or any ING Wind-Down Event; or

(b)                                 The Servicer (if the Seller or any Affiliate of the Seller) shall fail to perform or observe any term, covenant or agreement hereunder (other than as referred to in clause (ii) of this Section 7.01(b)) and such failure shall remain unremedied for three Business Days after written notice from the Collateral Agent or (ii) either the Servicer (if the Seller or any Affiliate of the Seller) or the Seller shall fail to make any payment or deposit to be made by it hereunder when due and, solely in the case of any such payments which do not constitute payments of Capital or Yield, such failure shall remain unremedied for three (3) Business Days after written notice from the Collateral Agent; or

(c)                                  The Seller shall fail to perform or observe any term, covenant or agreement contained in Section 5.03 and any such failure shall remain unremedied for five (5) Business Days after written notice from the Collateral Agent; or

(d)                                 Any representation or warranty made or deemed to be made by the Seller (or any of its officers) under or in connection with this Receivables Purchase Agreement, any Settlement Report or other information or report delivered pursuant hereto shall prove to have been false or incorrect in any material respect when made; provided, however, that (i) to the extent any breach of any such representation or warranty may be cured within ten (10) Business Days, the Seller shall have ten (10) Business Days after learning of such breach to make such representation and warranty true and correct and (ii) if any such false or incorrect representation or warranty has given rise to a deemed Collection as provided under Section 2.04 of this Receivables Purchase Agreement, then, upon the Seller’s payment of such deemed Collection at the time and in the manner required under this Receivables Purchase Agreement, the breach of such representation or warranty shall not give rise to a Wind-Down Event under this subsection (d); or

(e)                                  The Seller shall fail to perform or observe any other term, covenant or agreement contained in this Receivables Purchase Agreement on its part to be performed or observed and any such failure shall remain unremedied for ten (10) Business Days after written notice from the Collateral Agent (it being understood that if any such failure gives rise to a deemed Collection under Section 2.04 of this Receivables Purchase Agreement, then, the payment of such deemed Collection at the time and in the manner required under this Receivables Purchase Agreement shall be deemed a remedy of such failure); or

(f)                                    The interest of the Collateral Agent in the Purchased Assets shall for any reason, except to the extent permitted by the terms hereof, cease to create a valid and perfected first priority interest in such Purchased Assets; provided, however, if any such failure results in a deemed Collection under Section 2.04 of this Receivables Purchase Agreement and the Seller satisfies in full its payment obligations under such section with respect to such deemed Collection, then such failure shall not give rise to a Wind-Down Event under this subsection (f) and such payment by the Seller shall be deemed a remedy of such failure; or

(g)                                 (i)  An Insolvency Event shall occur with respect to the Seller or the Originator or (ii) the Seller or the Originator shall take any corporate action to authorize the filing of any Insolvency Proceeding; or

(h)                                 As of the close of business on any Settlement Date, the Capital Limit shall be less than the aggregate outstanding Capital; or

(i)                                     The Originator shall cease to own 100% of the issued and outstanding membership interests in the Seller; or

(j)                                     There shall have occurred, since the initial Receivables Purchase Date, a material adverse change in the financial condition of the Seller or there shall have occurred any event which materially and adversely affects the collectibility or the Receivables generally or the ability of the Seller to perform hereunder; or

(k)                                  Any Purchaser or the Insurer shall determine that continuation of this Receivables Purchase Agreement without exercise of remedies under Section 7.02 will impose a material adverse regulatory impact on such Purchaser or the Insurer, as the case may be; or

(l)                                     The occurrence of any Insurer Default; or

(m)                               The Insurer shall have received written notification from either Rating Agency that the transactions evidenced hereby (without giving effect to the Policies) are rated less than BBB or Baa2, as the case may be, and the Seller and Servicer have not, within 30 days of such notification, executed such amendments and/or taken all other steps requested by the Insurer or otherwise required by the Rating Agencies to ensure that the transactions will be rated not less than BBB and Baa2 (it being understood, however, that, in the event the Insurer receives notification from a Rating Agency that the transactions evidenced hereby are rated BBB or Baa2 or better, this clause (m) shall not be applicable with respect to any subsequent notification of a downgrade the Insurer may receive from such Rating Agency.

SECTION 7.02.  Remedies.  During the existence of a Wind-Down Event, the Collateral Agent on behalf of the Purchasers may, by written notice to the Seller, take any or all of the following actions, at the same or different times:  (i) with the consent of the Insurer and each Managing Agent, (a) declare the Termination Date to have occurred; (b) declare the Obligations to be immediately due and payable; and (c) exercise any rights and remedies of a secured party under Article 9 of the UCC, which rights and remedies shall be cumulative to those provided for under this Receivables Purchase Agreement and the other Facility Documents; and (ii) pursue any other remedy under this Receivables Purchase Agreement and the other Facility Documents provided, however, that in the case of any event described in clause (i) of subsection 7.01(g) above, then, automatically upon the occurrence of such event without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Seller, anything contained herein to the contrary notwithstanding, the Termination Date shall be deemed to have occurred automatically and any Obligations owed hereunder shall be immediately due and payable.  The rights and remedies of a secured party which may be exercised by the Collateral Agent pursuant to clause (i)(c) of this Section 7.02 shall include, without limitation, the right to (y) identify and engage a Successor Servicer to act as servicer for the Receivables in the event of a Servicing Termination Event, and (z) without notice except as specified below solicit and accept bids for and sell the Purchased Assets or any part thereof in one or more parcels at a public or private sale, at any exchange, broker’s board or at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Collateral Agent may deem commercially reasonable.  The Seller agrees that, to the extent notice of sale shall be required by law, 10 Business Days’ notice to the Seller of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification and that it shall be commercially reasonable for the Collateral Agent to sell the Purchased Assets on an as-is basis, without representation or warranty of any kind.  The Collateral Agent shall not be obligated to make any sale of Purchased Assets regardless of notice of sale having been given and may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

ARTICLE VIII

INDEMNIFICATION; REPURCHASES

SECTION 8.01.  Indemnities by the Seller.  (a)  Without limiting any other rights which any Purchaser, any Agent or ING may have hereunder or under applicable law, the Seller hereby agrees to indemnify each Purchaser, each Agent and ING and their respective permitted successors and assigns (including, without limitation, the Insurer) and their respective officers, directors, agents and employees (each, an “Indemnified Party”), from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any Indemnified Party relating to or resulting from any of the following (excluding, however, (i) Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Indemnified Party or (ii) recourse (except with respect to payment and performance obligations provided for in this Receivables Purchase Agreement) for uncollectible Receivables):

(i)                                     the transfer of any Receivable which was not, as of the Receivables Purchase Date, an Eligible Receivable;

(ii)                                  any representation or warranty made or deemed made by the Seller or the Originator (or any of their respective officers) under or in connection with the Sale Agreement or this Receivables Purchase Agreement, any Settlement Report or any other information or report delivered by the Seller or the Originator pursuant hereto, which shall have been false or incorrect in any material respect when made or deemed made or delivered;

(iii)                               the failure by the Seller or the Originator (individually or as Servicer) to comply with any term, provision or covenant contained in this Receivables Purchase Agreement or the Sale Agreement (other than any covenant contained in Section 5.04 of the Sale Agreement, a breach of which shall constitute an Event of Termination but shall not give rise to indemnification under this Section 8.01), or any agreement executed in connection with this Receivables Purchase Agreement or the Sale Agreement or with any applicable law, rule or regulation with respect to any Purchased Receivable, the related Contract, the Related Security or the other Purchased Assets, or the nonconformity of any Purchased Receivable, the related Contract, the Related Security or the other Purchased Assets with any such applicable law, rule or regulation;

(iv)                              the failure to vest and maintain vested in the Purchasers (including its assignees, participants and successors) or to transfer to the Purchasers a first priority perfected interest in the Purchased Assets, free and clear of any Adverse Claim (including, without limitation, free and clear of any Permitted Lien except in favor of the Collateral Agent) whether existing on the Receivables Purchase Date or at any time thereafter;

(v)                                 the failure to file, or any delay in filing (other than solely as a result of the action or inaction of the Collateral Agent), financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws against the Obligor with respect to any Contract or Receivables which are, or are purported to be, Purchased Assets, whether at the time of any Purchase or at any subsequent time;

(vi)                              any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Purchased Receivable (including, without limitation, a defense based on such Purchased Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale or lease of the Equipment and/or services related thereto or the furnishing or failure to furnish such Equipment and/or services;

(vii)                           any failure of the Seller or the Originator, as Servicer or otherwise, to perform its duties or obligations in accordance with the provisions of Article VI hereof or Article VI of the Sale Agreement;

(viii)                        any products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort arising out of or in connection with the Equipment or any other goods, merchandise and/or services which are the subject of any Receivable or Contract;

(ix)                                the failure of the Seller or the Originator to pay when due any taxes, including, without limitation, sales, excise or personal property taxes payable in connection with the Purchased Assets;

(x)                                   the termination, rejection or non-assumption by the Seller of any Contract prior to the original term of such Contract, whether such rejection, early termination or non-assumption is made pursuant to an equitable cause, statute, regulation, judicial proceeding or other applicable laws (including, without limitation, Section 365 of the Bankruptcy Code);

(xi)                                the failure of the Seller, the Originator and the Obligors under the Contracts to maintain casualty and liability insurance for the Equipment related to the Purchased Receivables in an amount at least equal to the Discounted Receivables Balance for such Purchased Receivables;

(xii)                             the failure of any Lock-Box Bank to remit any funds in the Lock-Box Accounts as required hereunder; and

(xiii)                          the commingling of Collections of any Transferred Assets with any other funds of the Seller or the Originator (whether in its capacity as Servicer or otherwise), other than, for as long as the Seller is a party to the Escrow Agreement, to the extent such commingling is contemplated thereunder.

Any amounts subject to the indemnification provisions of this Section 8.01 shall be paid by the Seller to the applicable Indemnified Party within two Business Days following the Indemnified Party’s demand therefor.

SECTION 8.02.  Repurchases of Designated Receivables.  The following rights are in addition to and not in limitation of any other rights or remedies that any Purchaser, ING or any Agent may have hereunder.

(a)                                  The Seller may, at any time upon not less than five Business Days’ prior written notice to the Collateral Agent, elect to repurchase any Designated Receivable and the Purchased Assets relating thereto, which purchase shall take place on the first Settlement Date to occur after the Collateral Agent’s receipt of such notice, for the repurchase price specified in subsection (b) of this Section 8.02.

(b)                                 In the case of a repurchase from the Purchasers and ING by the Seller of a Purchased Asset pursuant to this Section 8.02, the Seller shall, on the Settlement Date coinciding with such repurchase pay to the Collateral Agent as a reduction of Capital and ING Capital an amount equal to the Outstanding Balance of the related Designated Receivable.  The proceeds of any such repurchase shall be deemed to be Collections of such Purchased Asset received by the Seller, and the amount of each such Collection shall be applied as provided in Section 2.04.  The repurchase of any Purchased Asset shall not relieve the Seller of its obligation under Section 2.04(a) to pay Yield on the Capital outstanding or ING Yield on the ING Capital with respect to such Purchased Asset through the Payment Date relating to such Capital or ING Capital.  Any such repurchase shall be made without recourse or warranty, express or implied (other than a representation and warranty that such Purchased Asset is free and clear of any Adverse Claim created by or through the Purchasers and ING).

ARTICLE IX

AGENCY

SECTION 9.01.  Authorization and Action.  (a) Each Purchaser and each Managing Agent hereby designates and appoints MBIA to act as the Collateral Agent hereunder and under each other Facility Document, and authorizes the Collateral Agent to take such actions as agent on its behalf and to exercise such powers as are delegated thereto by the terms of this Receivables Purchase Agreement and the other Facility Documents together with such powers as are reasonably incidental thereto.  The Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein or in any other Facility Document, or any fiduciary relationship with any Purchaser, any Managing Agent, ING or any Liquidity Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the Collateral Agent shall be read into any Facility Document or otherwise exist for the Collateral Agent.

(b)                                 Each Purchaser hereby designates and appoints the Managing Agent in its Purchaser Group to act on such Purchaser’s behalf as Managing Agent hereunder and under each other Facility Document, and authorizes such Managing Agent to take such actions as agent on its behalf and to exercise such powers as are delegated to the Managing Agents by the terms of this Receivables Purchase Agreement and the other Facility Documents together with such powers as are reasonably incidental thereto.  No Managing Agent shall have any duties or responsibilities, except those expressly set forth herein or in any other Facility Document, or any fiduciary relationship with any Purchaser or any Liquidity Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of any Managing Agent shall be read into any Facility Document or otherwise exist for such Managing Agent.

(c)                                  In performing its functions and duties hereunder and under the other Facility Documents, each Agent shall act solely as agent does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Seller or the Servicer.  No Agent shall be required to take any action that exposes such Agent to personal liability or that is contrary to any Facility Document or applicable law.  The appointment and authority of each Agent hereunder shall terminate upon the indefeasible payment in full of all Obligations.

SECTION 9.02.  Delegation of Duties.  Each Agent may execute any of its duties under any Facility Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

SECTION 9.03.  Exculpatory Provisions.  Neither any Agent nor any of its directors, officers, agents or employees shall be (i) liable to any Person for any action lawfully taken or omitted to be taken by it or them under or in connection with any Facility Document (except for its, their or such person’s own gross negligence or willful misconduct), (ii) responsible in any manner for any recitals, statements, representations or warranties made by the Seller or the Servicer contained in any Facility Document or any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, any Facility Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of any Facility Document or any other document furnished in connection herewith or therewith, or for any failure of the Seller or the Servicer to perform its obligations under any Facility Document, or for the satisfaction of any condition specified in any Facility Document, or for the perfection, priority, condition, value or sufficiency of any collateral pledged in connection herewith, or (iii) the receipt by ING of any communication, information or notice received by such Agent.  No Agent shall be under any obligation to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, any Facility Document, or to inspect the properties, books or records of the Seller or the Servicer.  No Agent shall be deemed to have knowledge of any Event of Termination, any Unmatured Event of Termination or any ING Wind-down Event unless that Agent has received notice from Seller.

SECTION 9.04.  Reliance by the Agent.  Each Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to Seller), independent accountants and other experts selected by that Agent.  Each Agent shall in all cases be fully justified in failing or refusing to take any action under any Facility Document unless it shall first receive such advice or concurrence of the applicable Purchasers in its Purchaser Group (in the case of a Managing Agent) or the Purchasers, the Managing Agents, or ING, or any of them, as applicable (in the case of the Collateral Agent), as such Agent deems appropriate and it shall first be indemnified to its satisfaction by such applicable Person(s), provided that unless and until an Agent shall have received such advice, such Agent may take or refrain from taking any action, as such Agent shall deem advisable.  Each Agent shall in all cases be fully protected in acting, or in refraining from acting, in accordance with a request of the applicable Purchasers in its Purchaser Group (in the case of a Managing Agent) or the Purchasers, the Managing Agents, or ING, or any of them, as applicable (in the case of the Collateral Agent), and such request and any action taken or failure to act pursuant thereto shall be binding upon such requesting Person(s).

SECTION 9.05.  Non-Reliance .  Each Purchaser expressly acknowledges that neither its Managing Agent, nor any of such Managing Agent’s officers, directors, employees, agents, attorneys-in-fact or affiliates, has made any representations or warranties to it and that no act by such Managing Agent hereafter taken, including, without limitation, any review of the affairs of the Seller or the Servicer, shall be deemed to constitute any representation or warranty by that Managing Agent.  Each Purchaser, each Managing Agent  and ING each expressly acknowledges that neither the Collateral Agent, nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates, has made any representations or warranties to it and that no act by the Collateral Agent hereafter taken, including, without limitation, any review of the affairs of the Seller or the Servicer, shall be deemed to constitute any representation or warranty by the Collateral Agent.  Each Purchaser and ING represents and warrants to the Managing Agent in its Purchaser Group (as applicable) and to the Collateral Agent that it has and will, independently and without reliance upon any such Agent or other Purchaser or ING and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of Seller and made its own decision to enter into the Facility Documents.

SECTION 9.06.  Agents in their Individual Capacities.  Each Agent and its Affiliates may make loans to, accept deposits from, issue bonds and generally engage in any kind of business with Seller or any Affiliate of Seller as though such Agent were not an Agent hereunder.  With respect to the Receivables Purchasers hereunder, the Collateral Agent and each Managing Agent shall have the same rights and powers under this Receivables Purchase Agreement in its individual capacity as any Purchaser and may exercise the same as though it were not the Collateral Agent or a Managing Agent, and the term “Purchaser”, where applicable, shall include the Collateral Agent and each Managing Agent in its individual capacity.

SECTION 9.07.  Reimbursement and Indemnification.  The Purchasers agree to reimburse and indemnify the Collateral Agent, their respective Managing Agents and their respective officers, directors, employees, representatives and agents, to the extent not paid or reimbursed by the Seller (i) for any amounts for which the Collateral Agent or such Managing Agent, acting in its capacity as Collateral Agent or a Managing Agent, is entitled to reimbursement by the Seller hereunder and (ii) for any other expenses incurred by the Collateral Agent or such Managing Agent, in its capacity as Collateral Agent or a Managing Agent and acting on behalf of the relevant Purchasers, in connection with the administration and enforcement of this Receivables Purchase Agreement and the other Facility Documents.

SECTION 9.08.  Successor Collateral Agent.  The Collateral Agent may, upon five Business Days’ notice to the Seller, each Managing Agent and each Purchaser, and the Collateral Agent will, upon the direction of all of the Managing Agents, resign as Collateral

Agent.  If the Collateral Agent shall resign, then the Majority Managing Agents during such five Business Day period shall appoint from among the Purchasers and (other) Managing Agents a successor agent, provided that, unless an Event of Termination or Wind-Down Event has occurred and is continuing, such successor agent shall have been approved by the Seller (such approval not be to unreasonably withheld).  If for any reason no successor Collateral Agent is appointed by the Majority Managing Agents during such five-day period, then the Collateral Agent shall not resign and shall continue to act as Collateral Agent.  After the effectiveness of any retiring Collateral Agent’s resignation hereunder as Collateral Agent, the retiring Collateral Agent shall be discharged from its duties and obligations hereunder and under the other Facility Documents and the provisions of this Article IX, and Article VIII shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while it was Collateral Agent under this Receivables Purchase Agreement and under the other Facility Documents.

SECTION 9.09.  Successor Managing Agent.  A Managing Agent may, upon five Business Days’ notice to the Seller, the Collateral Agent and the Purchasers in such Managing Agent’s Purchaser Group, and a Managing Agent will, upon the direction of all of the Purchasers in such Purchaser Group (other than such Managing Agent, in its individual capacity) resign as Managing Agent.  If a Managing Agent shall resign, then such Purchasers during such five Business Day period shall appoint a successor agent, provided that, unless an Event of Termination or Wind-Down Event has occurred and is continuing, such successor agent shall have been approved by the Seller (such approval not be to unreasonably withheld).  If for any reason no successor Managing Agent is appointed by the such Purchasers during such five Business Day period, then effective upon the termination of such period, Purchasers shall perform all of the duties of the resigning Managing Agent hereunder and under the other Facility Documents.  After the effectiveness of any retiring Managing Agent’s resignation hereunder, the retiring Managing Agent shall be discharged from its duties and obligations hereunder and under the other Transaction Documents and the provisions of this Article IX and Article VIII shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while it was a Managing Agent under this Receivables Purchase Agreement and under the other Facility Documents.

ARTICLE X

ASSIGNMENTS BY TRIPLE-A AND CAPMAC

SECTION 10.01.  Assignment by Triple-A to Merrill.  (a) Triple-A hereby sells, transfers, sets over, grants, assigns and otherwise conveys to Merrill, and Merrill hereby accepts and assumes, in each case, without recourse or representation or warranty of any kind (except as set forth below in this Section 10.01) from Triple-A, effective as of the date hereof, a 33 1/3% undivided interest (the “Assigned Portion”) in all of Triple-A’s outstanding Capital, the Purchased Assets, Triple-A’s rights, title, interests and obligations under the Second Amended and Restated LRPA (as defined in the recitals to this Receivables Purchase Agreement), the Sale Agreement, the Insurance Agreement, the Policies, the Custodial Agreement and the ING Purchase Agreement, in each case as such rights, title, interests and obligations exist immediately prior to the effectiveness of this Third Amended and Restated Lease Receivables Purchase Agreement.

(b)                                 Concurrently with the execution of this Receivables Purchase Agreement, Triple-A hereby represents and warrants that the Assigned Portion to be sold hereby is owned by Triple-A free and clear of any liens, claims or encumbrances created by or through Triple-A (other than any liens created under that certain Amended and Restated Liquidity Security Agreement dated as of June 19, 2003, as amended from time to time, by and among Triple-A, CapMAC, MBIA, Banco Santander Central Hispano, S.A., and NAB, which liens shall be released concurrently herewith as set forth therein) and that Triple-A has the corporate power and authority to transfer the Assigned Portion to Merrill hereunder.  Except as otherwise set forth in the foregoing sentence, or as otherwise agreed in writing by Triple-A, Triple-A makes no representation or warranty and assumes no responsibility with respect to, including, without limitation, (i) any statements, representations or warranties made in or in connection with this Receivables Purchase Agreement or any other Facility Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Receivables Purchase Agreement or any other Facility Document or the condition or value of the Purchased Assets or the creation, perfection or priority of any interest therein created under the Facility Documents, or (ii) the business condition (financial or otherwise), operations, properties or prospects of the Originator, the Seller, the Servicer or any Affiliate of any thereof or the performance or observance by any party of any of its obligations under any Facility Document.

(c)                                  Merrill hereby (i) confirms that it has, independently and without reliance upon the Collateral Agent or Triple-A, and based on such documentation and information as it has deemed appropriate, made its own decision to enter into this Receivables Purchase Agreement and (ii) agrees that it shall, independently and without reliance upon the Collateral Agent or Triple-A and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under any of the Facility Documents.

(d)                                 On the Effective Date, in consideration for the Assigned Portion, Merrill shall pay to Triple-A $82,458,825.00, in fully available funds, by wire transfer to Deutsche Bank Trust Company, ABA# 021-001-033, Corporate Trust Account # 0141-9647, no later than 11:00 a.m. New York time.

(e)                                  Except as otherwise provided in this Section 10.01(e), as of the Effective Date, Merrill shall be Triple-A’s successor-in-interest with respect to, and Triple-A shall be released from, and have no further interest in, the Assigned Portion described above in Section 10.01(a).  Notwithstanding the foregoing, to the extent that any payments or proceeds heretofore received by Triple-A related to the Facility Documents or any part thereof shall be subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause then, to the extent of such payment or proceeds received, Triple-A’s rights, title and interests in any payments or proceeds so returned or repaid shall be revived and continue in full force and effect, as if such payment or proceeds had never been received.

SECTION 10.02.  Assignment by CapMAC to MBIA.  Concurrently with the effectiveness of this Receivables Purchase Agreement, (i) CapMAC, by its signature hereto, hereby resigns as Collateral Agent and as “Administrative Agent” for Triple-A under the Second Amended and Restated LRPA (as defined in the recitals to this Receivables Purchase

Agreement) and (ii) MBIA, by its signature hereto, hereby accepts appointment as, and agrees to perform the duties of, the Collateral Agent and the Managing Agent for Triple-A, and MBIA hereby is and shall be vested with the duties and powers of the Collateral Agent and the Managing Agent for Triple-A as more fully described in Article IX.  The other parties hereto acknowledge and agree that, pursuant to the foregoing resignation by CapMAC and acceptance by MBIA, CapMAC shall be discharged from any further duties and obligations as Collateral Agent or as “Administrative Agent” under the Second Amended and Restated LRPA; provided, that the foregoing shall not impair any rights of CapMAC in respect of any surety bonds issued to or for the benefit of Triple-A or its Liquidity Agent or any Swap Provider nor otherwise impair any obligations of the Seller or the Servicer in respect thereof, and the provisions of Articles VIII and IX hereunder shall continue in effect for CapMAC’s benefit with respect to all actions taken or omitted to be taken by it while it was acting as Collateral Agent under the Second Amended and Restated LRPA.

ARTICLE XI

MISCELLANEOUS

SECTION 11.01.  Amendments, Etc.  No amendment to or waiver of any provision of this Receivables Purchase Agreement or any other Facility Document nor consent to any departure therefrom by the Seller, shall in any event be effective unless the same shall be in writing and signed by (i) the Collateral Agent, on behalf of itself and the Purchasers, and the Seller (with respect to an amendment) or (ii) the Collateral Agent and each Managing Agent, in each case on behalf of itself and the applicable Purchasers (with respect to a waiver or consent by it), or the Seller (with respect to a waiver or consent by it), as the case may be, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  So long as no Insurer Default has occurred and is continuing, (i) the Insurer shall be the controlling party on behalf of the Managing Agents and the Purchasers for the purpose of giving any consents, waivers, approvals, instructions, directions, declarations, and/or taking any other action pursuant to this Section 11.01 and for purposes of giving any instructions to the Collateral Agent with respect to any such matters or the exercise of any rights and remedies hereunder), and (ii) the Collateral Agent (if different from the Insurer) shall not agree to give any such consents, waivers, approvals, instructions directions or declarations or take such other actions without the prior written consent of the Insurer; provided, however, that the Insurer and the Collateral Agent shall not, without the consent of each affected Managing Agent, agree to modify or amend the Receivables Purchase Agreement in any way which would:  (i) change the priorities of payments to be made to such party under Section 6.11; (ii) reduce the amount of, or delay the timing of, repayments of Capital, Yield or fees required to be made hereunder; (iii) extend the Scheduled Termination Date; (iv) modify the eligibility criteria herein in such a manner as would extend the maximum maturity of any Eligible Receivable; or (iv) alter the rights of any such Managing Agent to consent to any amendment or waiver.   In the event that an Insurer Default has occurred and is continuing, then all rights vested in the Insurer under this Section 11.01 shall be vested in the Majority Managing Agents.  This Receivables Purchase Agreement contains a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement (together with the exhibits hereto) among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings.

SECTION 11.02.  Notices, Etc.   All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including telex communication and communication by facsimile copy) and mailed, telexed, transmitted or delivered, as to each party hereto, at its address set forth under its name on the signature pages hereof or at such other address as shall be designated by such party in a written notice to the other parties hereto.  All such notices and communications shall be effective, upon receipt, or in the case of delivery by mail, five days after being deposited in the mails, or, in the case of notice by telex, when telexed against receipt of answer back, or in the case of notice by facsimile copy, when verbal communication of receipt is obtained, in each case addressed as aforesaid, except that notices and communications pursuant to Article II shall not be effective until received.

SECTION 11.03.  No Waiver; Remedies.  No failure on the part of any Agent or any Purchaser to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 11.04.  Binding Effect; Assignability.  This Receivables Purchase Agreement shall be binding upon and inure to the benefit of the Seller, each Purchaser, each Managing Agent, the Collateral Agent and their respective successors and permitted assigns (which successors of the Seller shall include a trustee in bankruptcy).  The Seller may not assign any of its rights and obligations hereunder or any interest herein without the prior written consent of each Managing Agent.  Each Purchaser and the Collateral Agent may assign at any time its rights and obligations hereunder and interests herein to any other Person without the consent of the Seller.  Without limiting the foregoing, the Seller hereby acknowledges that any Purchaser may from time to time agree pursuant to any applicable Liquidity Agreements that the applicable Liquidity Banks shall be entitled to exercise such Purchaser’s rights under this Receivables Purchase Agreement and, in addition, shall constitute third-party beneficiaries of this Receivables Purchase Agreement.  In addition, the Seller hereby acknowledges that the Purchasers have agreed pursuant to the ING Purchase Agreement to sell an interest in the Purchased Assets to ING, subject to the terms set forth therein and that upon the occurrence of the Collection Date, ING shall be entitled to exercise all the rights and remedies of the Purchasers contained herein and in the other ING Facility Documents.  The Seller hereby consents to the foregoing and agrees to cooperate with any such Person electing to exercise any Purchaser’s rights under this Receivables Purchase Agreement.  This Receivables Purchase Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until such time, after the Termination Date, as the Combined Collection Date shall occur; provided, however, that the rights and remedies with respect to any breach of any representation and warranty made by the Seller pursuant to Article IV and Article VIII shall be continuing and shall survive any termination of this Receivables Purchase Agreement.

SECTION 11.05.  GOVERNING LAW; WAIVER OF JURY TRIAL.  THIS RECEIVABLES PURCHASE AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF THE INTERESTS OF THE COLLATERAL AGENT IN THE COLLATERAL OR REMEDIES

HEREUNDER OR THEREUNDER, IN RESPECT THEREOF, ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.  THE SELLER HEREBY AGREES TO THE JURISDICTION OF ANY FEDERAL COURT LOCATED WITHIN THE STATE OF NEW YORK, AND WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY REGISTERED MAIL DIRECTED TO THE SELLER AT THE ADDRESS SET FORTH ON THE SIGNATURE PAGE HEREOF AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED FIVE (5) DAYS AFTER THE SAME SHALL HAVE BEEN DEPOSITED IN THE U.S. MAILS, POSTAGE PREPAID, OR, AT THE OPTION OF THE COLLATERAL AGENT, BY SERVICE UPON CT CORPORATION SYSTEM, 1633 BROADWAY, NEW YORK, NEW YORK 10019, WHICH THE SELLER HEREBY IRREVOCABLY APPOINTS AS ITS AGENT FOR THE PURPOSE OF ACCEPTING SERVICE OF PROCESS.  THE SELLER HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE BETWEEN THE SELLER AND ANY PURCHASER OR ANY AGENT ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP BETWEEN THEM IN CONNECTION WITH THIS RECEIVABLES PURCHASE AGREEMENT.  INSTEAD, ANY DISPUTE RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.  WITH RESPECT TO THE FOREGOING CONSENT TO JURISDICTION, THE SELLER HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY THE COURT.  NOTHING IN THIS SECTION 11.05 SHALL AFFECT THE RIGHT OF THE COLLATERAL AGENT TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF ANY PURCHASER OR ANY AGENT TO BRING ANY ACTION OR PROCEEDING AGAINST THE SELLER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION.

SECTION 11.06.  Costs, Expenses and Taxes.  (a)  The Seller agrees to pay on demand all reasonable costs and expenses in connection with the preparation, execution, delivery and administration (including periodic auditing fees as provided for in Section 5.01(c) and any requested amendments, waivers or consents) of this Receivables Purchase Agreement, the ING Purchase Agreement and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Purchasers, the Agents and ING with respect thereto and with respect to advising the Purchasers, the Agents and ING as to their respective rights and remedies under this Receivables Purchase Agreement or the ING Purchase Agreement, and the other agreements executed pursuant hereto and all costs and expenses, if any (including reasonable counsel fees and expenses), in connection with the enforcement of this Receivables Purchase Agreement, the ING Purchase Agreement and the other agreements and documents to be delivered hereunder.

(b)                                 In addition, the Seller shall pay any and all stamp, sales, excise and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Receivables Purchase Agreement, the ING Purchase Agreement or the other Facility Documents, and agrees to indemnify each Purchaser, each Agent, ING and their respective assignees against any liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

SECTION 11.07.  Execution in Counterparts; Severability.  This Receivables Purchase Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.  In case any provision in or obligation under this Receivables Purchase Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

SECTION 11.08.  No Bankruptcy Petition Against Conduit Purchasers.  Each of ING and each party hereto covenants and agrees that it will not institute against any Conduit Purchaser, or join any other Person in instituting against any Conduit Purchaser, any Insolvency Proceeding under bankruptcy law or under any similar federal or state law.

SECTION 11.09.  Subordination.  Notwithstanding any other provisions, all payments made to ING hereunder or under any other ING Facility Documents shall be subject to Section 5.01 of the ING Purchase Agreement, and ING’s rights to take any Enforcement Action shall be limited to as set forth in Section 5.02 of the ING Purchase Agreement.

SECTION 11.10.  Reference to and Effect on Second Amended and Restated LRPA.  Each of the parties hereto ratifies the sales, conveyances, payments, representations, warranties, covenants and indemnities made in the Second Amended and Restated LRPA and agrees that such agreement is, as of the date hereof, in full force and effect.  From and after the Effective Date, (i) the terms and provisions of this Receivables Purchase Agreement shall amend and supersede the terms and provisions of the Second Amended and Restated LRPA in their entirety, (ii) the continuing rights, remedies and obligations of the parties with respect to any Receivables and other Purchased Assets acquired under the Second Amended and Restated LRPA shall be governed by the terms and provisions of this Receivables Purchase Agreement to the same extent as if such Purchased Assets had been conveyed under this Receivables Purchase Agreement, and (iii) all references in any other Facility Documents to the Second Amended and Restated LRPA or Appendix A thereto shall mean and be a reference to this Receivables Purchase Agreement and Appendix A hereto.  It is expressly understood and agreed that the execution and delivery of this Receivables Purchase Agreement is not intended to be, and shall not be construed as, a novation of the Second Amended and Restated LRPA nor of any liens granted or indebtedness incurred thereunder.

IN WITNESS WHEREOF,  the parties below have caused this Receivables Purchase Agreement to be duly executed by their duly authorized officers and delivered as of the day and year first above written.

HPSC BRAVO FUNDING, LLC, as Seller

By:	/s/ Stephen K Ballou
Title: Manager

Address:	Sixty State Street
35th Floor
Boston, MA 02109-1803
Attn: President
Telephone:	(617) 720-7251
Telecopy:	(617) 720-7272

HPSC, INC., as Servicer

By:	/s/ John W. Everets
Title: Chairman

Address:	Sixty State Street
35th Floor
Boston, MA 02109-1803
Attn: Vice President, Finance
Telephone:
Telecopy:

Signature Page to Third Amended and Restated

Lease Receivables Purchase Agreement

TRIPLE-A ONE FUNDING CORPORATION

By:	MBIA Insurance Corporation, its Attorney-in-Fact

By:	/s/ Glenn H. Roder
Title: Vice President

Address:	113 King Street
Armonk, New York 10504
Attn: Head of Exposure Management
Telephone:	(914) 273-4545
Telecopy:	(914) 765-3810

MBIA INSURANCE CORPORATION

By:	/s/ Glenn H. Roder
Title: Vice President

Address:	113 King Street
Armonk, New York 10504
Attn: Head of Exposure Management
Telephone:	(914) 273-4545
Telecopy:	(914) 765-3810

CAPITAL MARKETS ASSURANCE CORPORATION

By:	/s/ Glenn H. Roder
Title: Vice President

Address:	113 King Street
Armonk, New York 10504
Attn: Head of Exposure Management
Telephone:	(914) 273-4545
Telecopy:	(914) 765-3810

MERRILL LYNCH COMMERCIAL FINANCE CORP.

By:	/s/ Joshua A. Green
Title: Director

Address:	Merrill Lynch & Co, 4WFCN, 10th Floor New York, NY 10080
Attn: Grant Jones

Telephone:	(212) 449-2695
Telecopy:	(212) 449-9015

APPENDIX A

to

RECEIVABLES PURCHASE AGREEMENT

and

ING PURCHASE AGREEMENT

DEFINITIONS LIST

DEFINITIONS LIST

TO

RECEIVABLES PURCHASE AGREEMENT

AND

ING PURCHASE AGREEMENT

“180 Day Delinquent Receivable” means an HPSC Portfolio Receivable (i) as to which any Scheduled Contract Payment or part thereof, is unpaid more than 180 days from its original due date or (ii) which, consistent with the Credit and Collection Policy, has been or should be classified as delinquent by the Originator.

 “Advance” means an “Advance” funded to Triple-A under the Liquidity Agreement.

“Adverse Claim” means a lien, security interest, charge, encumbrance or other right or claim of any Person other than Permitted Encumbrances.

“Affiliate” means, with respect to any Person, a Person:  (i) that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person; (ii) that beneficially owns or holds 5% or more of any class of the voting stock (or, in the case of a Person that is not a corporation, 5% or more of the equity interest) of such Person; or (iii) 5% or more of the voting stock (or, in the case of a Person that is not a corporation, 5% or more of the equity interest) of which is beneficially owned or held, directly or indirectly, by such Person.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting stock or an equity interest, by contract, or otherwise.

“Affiliated Obligor” means any Obligor which is an Affiliate of another Obligor.

“Agent” means the Collateral Agent and each Managing Agent.

“Aggregate Reserves” means, on any day, an amount equal to the Discounted Eligible Receivables Balance times the greatest of (i) 11%, (ii) the Default Reserve Ratio as computed in the most recent Settlement Report and (iii) the Excess Concentration Reserve Ratio as computed on the most recent Settlement Date; provided, that the Aggregate Reserves shall not be less than the greatest of (a) $1,000,000, (b) the sum of the Outstanding Balances of all Receivables owed by the five (5) Obligors who owe the largest Outstanding Balances of Receivables owed by any single Obligor, and (c) twenty-five percent (25%) of the highest dollar amount of Aggregate Reserves as of any previous time.

“Back-up Servicer” means BNY Asset Solutions LLC, a Delaware limited liability company, its successors and assigns, and any successor Back-up Servicer.

“Back-Up Servicing Agreement” has the meaning set forth in Section 5.01(q) of the Receivables Purchase Agreement.

“Back-up Servicing Fee” means the fee payable to the Back-Up Servicer under the ING Purchase Agreement or Back-Up Servicing Agreement, as applicable.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. Section 101 et seq.), as amended from time to time, or any successor statute.

“Base Rate” means a fluctuating interest rate per annum equal to the higher of (i) the rate of interest published in the Wall Street Journal as the prime rate, or, in the event that no such rate is published, the rate of interest announced publicly by Triple-A’s Liquidity Agent in New York, New York, as its prime or reference rate, whether or not such rate is the lowest rate offered by such institution to its corporate borrowers and (ii) 1/2 of one percent per annum above the Federal Funds Rate.

“Base Rate Tranche” means any portion of Capital which is not a CP Tranche or a Eurodollar Rate Tranche.

“Benefit Plan” means a defined benefit plan as defined in Section 3(35) of ERISA (other than a Multiemployer Plan) in respect of which the Originator or any ERISA Affiliate is, or at any time within the immediately preceding six (6) years was, an “employer” as defined in Section 3(5) of ERISA.

“Business Day” means any day other than a Saturday, Sunday or public holiday or the equivalent for banks in New York City or Boston, Massachusetts; provided that, when used in connection with any Eurodollar Rate Tranche or other matters concerning the Eurodollar Rate, the term “Business Day” means any such day on which dealings are carried on in the London interbank market and on which banks are open for business in London, England.

“Buyer”, when used in the Sale Agreement or in these definitions, means HPSC Bravo Funding, LLC, a Delaware limited liability company.

“Capital” means the original amount paid to the Seller for each Receivables Purchase under the Receivables Purchase Agreement pursuant to Sections 2.01 and 2.02, reduced from time to time by Collections received and distributed on account of such Capital pursuant to Section 2.04 hereof.  If any Purchaser or any Agent is required (or believes in good faith that it is required) by law to repay (as a preference or otherwise) to any Obligor, the Originator, the Seller, a Lock-Box Bank, a trustee for any Obligor, the Originator or the Seller, a court or any other Person, any amount that previously caused a reduction in Capital, then Capital shall be reinstated by the amount of such repayment and the Seller will indemnify and hold such Purchaser or such Agent harmless for the amount of such repayment, interest thereon required (or believed in good faith by such Purchaser or such Agent to be required) to be paid in connection therewith and all losses, liabilities, costs and expenses related thereto (including but not limited to reasonable attorneys’ fees and expenses).

“Capital Limit” means, on any day, (A) the Discounted Eligible Receivables Balance on such day minus (B) the Aggregate Reserves then in effect.

“CapMAC” means Capital Markets Assurance Corporation, a New York stock insurance company.

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“Carrying Costs” means, at any time, the aggregate amount of (i) all accrued and unpaid Yield, Premium, fees and other expenses owing by the Seller to the Purchasers, the Managing Agents, the Collateral Agent, the Dealers, the Insurer, the Swap Providers, the Servicer and the Back-up Servicer (including, without limitation, all fees owed under the Fee Letters, collateral audit fees and expenses, the Servicing Fee, the CP Dealer Fees and the premiums with respect to the Policies) plus (ii) all ordinary course operating expenses incurred by the Seller during such calendar month (including rent, salaries, professional fees and expenses incurred in connection therewith); provided, that the term Carrying Costs shall not include any Swap Breakage Amounts or Default Premium.

“Carrying Costs Percentage” means a percentage, calculated as of the last day of each month, equal to the sum of (x) the Servicing Fee Rate then in effect plus (y) the sum of the per annum rates used to calculate the Premium, Back-Up Servicing Fee (assuming a fee of not less than 0.07%) and the “Administration Fee” payable under the MBIA Fee Letter.

“Change of Control” means the occurrence of a “Change of Control” under and as defined in the Indenture or the FootHill Credit Agreement.

“Collateral Agent” means MBIA, in its capacity as Collateral Agent pursuant to the Receivables Purchase Agreement, and any successor Collateral Agent.

“Collection Account” means that account defined as such in Section 6.11 of the Receivables Purchase Agreement.

“Collection Account Bank” means the bank maintaining the Collection Account in accordance with Section 6.11 of the Receivables Purchase Agreement.

“Collection Date” means the date following the Termination Date on which (i) the aggregate outstanding Capital has been reduced to zero, (ii) each Purchaser, each Managing Agent, the Insurer and the Collateral Agent has received all accrued Yield, fees and other amounts payable under the Receivables Purchase Agreement and the other Facility Documents and (iii) the Policies and the Swap Policies have been discharged (other than through payment thereunder).

“Collections” means, with respect to any Purchased Asset or other Receivable, as applicable, all cash collections and other cash proceeds of such Purchased Asset or Receivable, including, without limitation, all cash proceeds of Related Security related thereto, and in the case of any Purchased Assets, all cash collections of any Purchased Receivables included therein, and, in either such case, any Collection of such Purchased Asset or Receivable deemed to have been received pursuant to Section 2.04 of the Receivables Purchase Agreement (it being understood that the Seller shall pay, or shall cause the Originator to pay, all such deemed Collection amounts to the Collateral Agent on behalf of the Purchasers by depositing the amount thereof into a Lock-Box Account).

“Combined Capital” means, on any given date, the aggregate of Capital and ING Capital.

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“Combined Capital Limit” means, on any given date, the sum of the Capital Limit and the ING Capital Limit.

“Combined Collection Date” means the date following the Termination Date on which (i) the aggregate outstanding Combined Capital has been reduced to zero, (ii) each of the Purchasers, the Managing Agents, the Insurer and the Collateral Agent has received all accrued Yield, fees and other amounts payable under the Receivables Purchase Agreement and the other Facility Documents, (iii) the Policies and the Swap Policies have been discharged (other than through payment thereunder), and (iv) ING has received all accrued ING Yield, fees and other amounts payable under the ING Purchase Agreement and the ING Fee Letter.

 “Combined Facility Limit” means, as of any date of determination, the sum of the Facility Limit and the ING Facility Limit.

 “Commercial Paper” means the short-term promissory notes of any Conduit Purchaser denominated in dollars, issued by such Conduit Purchaser in connection with the transactions contemplated by the Facility Documents, including any portion of such short-term promissory notes that are identified on the books and records of such Conduit Purchaser as issued in respect of the transactions contemplated by the Facility Documents.

“Conduit Purchaser” shall mean each of Triple-A and any other Purchaser from time to time that is a special-purpose receivables investment company which obtains funding from the issuance of asset-backed commercial paper or similar promissory notes.

“Contract” means each Lease, Finance Agreement, Leasehold Improvement Note, Practice Finance Loan, Non-Medical Contract, Working Capital Loan or other agreement or instrument which is purported to be transferred to the Buyer under the Sale Agreement, whether by purchase or contribution to the Buyer’s capital, as identified on Exhibit A of the Sale Agreement as such exhibit may be supplemented from time to time in connection with any subsequent Purchase as described in Section 2.02(b) of the Sale Agreement, and including, without limitation, each such Lease, Finance Agreement, Leasehold Improvement Note, Practice Finance Loan, Non-Medical Contract, Working Capital Loan or other agreement or instrument which was purported to be transferred to the Buyer under a predecessor version of the Sale Agreement to the extent not previously sold or otherwise transferred by Buyer.

“Contract File” means, with respect to each Contract, the following documents:

(i)                                     The executed original counterpart of each Contract that constitutes either “chattel paper” or an “instrument” under 9-102 of the UCC;

(ii)                                  Any evidence of insurance and any other documents evidencing or related to any insurance policy maintained by the related Obligor pursuant to the Contract that covers physical damage to the Equipment;

(iii)                               If the related Contract is a Lease, copies of such documents, if any, indicating that the Equipment was, as of the date such Contract arose, owned by the Originator and kept on file by the Originator in accordance with its customary procedures relating to such type of Contract, such Obligor and such item of Equipment; and

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(iv)                              Copies (if available) of UCC financing statements filed by the Originator with respect to the related Equipment or, if no such copies are available, other documentary evidence confirming the filing thereof.

“Contract Payment” means each periodic installment payable by an Obligor under a Contract for rent, principal and/or interest, excluding all supplemental or additional payments required by the terms of such Contract with respect to sales or other taxes, insurance, maintenance, ancillary products and services and other specific charges.

“CP Dealer Fee” means, on any day, the fees payable to the Dealers in respect of any Commercial Paper.

“CP Disruption” means the inability of any Conduit Purchaser, at any time, whether as a result of a prohibition or any other event or circumstance whatsoever, to raise funds through the issuance of its commercial paper notes (whether or not constituting Commercial Paper as defined above) in the United States commercial paper market.

“CP Tranche” means a portion of Capital which is funded by a Conduit Purchaser and which bears interest at a Yield Rate described in clause (a) of the definition thereof.

“Credit and Collection Policy” means those credit and collection policies and practices relating to the Contracts and the Receivables described in Exhibit D of the Sale Agreement, as modified in compliance with Section 5.03(c).

“Custodial Agreement” means that certain Custodial Agreement, dated as of June 25, 2002, as the same has been amended and as the same may be amended, restated, supplemented, or otherwise modified from time to time, among Triple-A, the Originator, the Seller, the Custodian and the Collateral Agent.

“Custodian” means Iron Mountain Information Management, Inc., in its capacity as “Custodian” under the Custodial Agreement, or any successor thereto under the Custodial Agreement as approved by the Collateral Agent.

“Dealer” means any dealer or placement agent in respect of Commercial Paper.

“Default Premium” means the incremental premium owed to MBIA under the MBIA Fee Letter solely as a result of an Event of Termination or Wind-Down Event.

“Default Ratio” means the ratio (expressed as a percentage), computed as of the last day of each month by dividing (i) two times the aggregate Outstanding Balance of all Purchased Receivables that became Defaulted Receivables during the six-month period then ending by (ii) the average aggregate Outstanding Balances of all Purchased Receivables during such six-month period.

“Default Reserve Ratio” means the ratio (expressed as a percentage), computed as of the last day of each month in accordance with the following formula:

DRR	=	3 X ADR X WRT, where

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DRR	=	the Default Reserve Ratio;

ADR	=	the six-month rolling average of the Default Ratios for the six most recent calendar months (including the month then ending); and

WRT	=	the Weighted Average Remaining Term as expressed in years of the Purchased Receivables as of such day.

“Defaulted Receivable” means a Purchased Receivable or HPSC Portfolio Receivable at any time:  (i) as to which any Scheduled Contract Payment or part thereof is unpaid more than 180 days from its original due date, (ii) as to which the Obligor thereof has taken any action, or suffered any event to occur, of the type described in the definition of Insolvency Event or (iii) which, consistent with the Credit and Collection Policy, has been or should be written off the Seller’s books as uncollectible.

“Deferred Purchase Price” means, on any date, the excess if any of (i) the aggregate Outstanding Balance of all Purchased Receivables over (ii) the sum of aggregate outstanding Capital, accrued and unpaid Yield thereon, the ING Obligations, and any other Carrying Costs or other amounts owed hereunder or paid under the Receivables Purchase Agreement on behalf of the Seller including the pro-rata portion of any fees payable under any Fee Letter and allocable to the Receivables Purchase Agreement, the Collateral Agent or any Liquidity Bank.

“Delinquency Ratio” means the ratio (expressed as a percentage), computed as of the last day of each month, by dividing (i) the aggregate Outstanding Balance of all Purchased Receivables which became Delinquent Receivables during the three-month period then ending, by (ii) the sum of the aggregate Outstanding Balances of all Purchased Receivables as of each of the last days of the fifth, fourth and third preceding calendar months (so that, for example, the Delinquency Ratio calculated as of June 30th would have a denominator equal to the sum of the Outstanding Balances of all Purchased Receivables as of January 31st, February 28th, and March 31st).

“Delinquent Receivable” means a Purchased Receivable or HPSC Portfolio Receivable that is not a Defaulted Receivable and (i) as to which any Scheduled Contract Payment or part thereof, is unpaid more than 90 days from its original due date or (ii) which, consistent with the Credit and Collection Policy, has been or should be classified as delinquent by the Originator.

“Designated Obligor” means, at any time, any Obligor of the Originator whom the Collateral Agent has, following three Business Days’ notice, advised the Originator that such Obligor shall be considered a Designated Obligor.

“Designated Receivable” means a Purchased Receivable identified by the Seller to the Managing Agents as a “Designated Receivable” pursuant to Section 2.02 of the Receivables Purchase Agreement.

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“Designated Termination Date” means the date of the declaration or automatic occurrence of the Termination Date pursuant to Section 7.01 of the Sale Agreement or Section 7.02 of the Receivables Purchase Agreement.

“Dilution Factors” means with respect to the Purchased Receivables, any credits, rebates, freight charges, cash discounts, volume discounts, cooperative advertising expenses, royalty payments, warranties, cost of parts required to be maintained by agreement (whether express or implied), allowances, disputes, chargebacks, returned or repossessed goods, inventory transfers, allowances for early payments and other allowances that are made or coordinated with the Originator’s usual practices.

“Discount Rate” means (i) with respect to any Lease or any Finance Agreement, the discount rate used to calculate the aggregate Discounted Value of the Scheduled Contract Payments payable under the related Contract as of the last day of the month immediately preceding the month in which such Receivable was acquired from the Originator and (ii) with respect to any other Contract, subject to the following sentence, the interest rate set forth in such Contract.  The Discount Rate for such Leases or Finance Agreements transferred on any date shall be a rate equal to the sum of (i) the interest rate per annum quoted to the Seller by the applicable Swap Provider as the rate at which such Swap Provider is willing to enter into an Interest Rate Hedge pursuant to which the Seller will pay an interest rate calculated in conjunction with an Interest Rate Hedge amortization schedule prepared by the Seller and which complies with Section 5.01(n) of the Receivables Purchase Agreement, and in return shall receive a floating interest rate (calculated against the same principal amount) approximately equal to the Eurodollar Rate, plus (ii) 0.75% per annum plus (iii) the Carrying Costs Percentage at such time; provided, that the Seller may, at its option, with respect to the Receivables transferred on any Settlement Date, designate a rate which is higher than the rates calculated above to be the “Discount Rate” for such Receivables.

“Discounted Eligible Receivables Balance” means, as of any date of determination, the aggregate of the Outstanding Balances for all Eligible Receivables; provided, that (i) from the Effective Date until the July 2003 Settlement Date, the Discounted Eligible Receivables Balance shall be calculated using a Discount Rate which is 0.54% less than the Discount Rate as calculated in the definition thereof; (ii) from the July 2003 Settlement Date until the August 2003 Settlement Date, the Discounted Eligible Receivables Balance shall be calculated using a Discount Rate which is 0.36% less than the Discount Rate as calculated in the definition thereof and (iii) from the August 2003 Settlement Date until the September 2003 Settlement Date, the Discounted Eligible Receivables Balance shall be calculated using a Discount Rate which is 0.18% less than the Discount Rate as calculated in the definition thereof.  Commencing on the September 2003 Settlement Date and at all times hereafter, the Discounted Eligible Receivables Balance shall be calculated using a Discount Rate as calculated in the definition thereof without giving any further effect to the proviso contained in the immediately preceding sentence.

“Discounted Receivables Balance” means, as of any date of determination, the aggregate of the Outstanding Balances for all Purchased Receivables.

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“Discounted Value” means, (i) with respect to any Lease or any Finance Agreement pursuant to which the Originator finances an Obligor’s purchase of Equipment, the present value of the aggregate amount of the remaining Scheduled Contract Payments under the Contract relating thereto, with such aggregate amount discounted to present value using the Discount Rate for such Scheduled Contract Payments and a payment schedule commencing with the first day of the month in which the Discounted Value is calculated and assuming that each Scheduled Contract Payment is paid on the last Business Day of the month in which such Scheduled Contract Payment is due; it being understood that the Discounted Value for that portion of any Receivable which consists of the right to receive payments or charges excluded from the definition of Contract Payment or from the definition of Scheduled Payment Contract or which constitute the price for a purchase option shall be zero; and (ii) with respect to any other Contract, as of any date of determination, the outstanding principal amount thereof.

“DOL” means the United States Department of Labor and any successor department or agency.

“Effective Date” means June 20, 2003.

“Eligible Obligor” means, at any time, an Obligor who is a licensed professional dental, veterinary or medical practitioner and who (i) is not an Affiliate of the Originator; (ii) is not the subject of any Insolvency Proceeding; (iii) is not a Designated Obligor; (iv) is a United States resident; (v) is not the United States of America nor any state, or other local governmental agency, or any department, agency or instrumentality thereof; and (vi) is not an Obligor of any Defaulted Receivable; provided, however, that an Obligor of a Non-Medical Contract that otherwise constitutes an Eligible Receivable shall not be required to be a licensed professional dental, veterinary or medical practitioner.

“Eligible Receivable” means, at any time, a Purchased Receivable:

(i)                                     the Obligor of which is an Eligible Obligor;

(ii)                                  which is not a Delinquent Receivable or a Defaulted Receivable;

(iii)                               which (a) if evidenced by a Practice Finance Loan, is required pursuant to the terms thereof to be paid in full within 84 months of the original commencement date of such Loan (or such longer period as may be consented to by the Collateral Agent and the Majority Managing Agents), and (b) if evidenced by a Contract other than a Practice Finance Loan, is required pursuant to the terms thereof to be paid in full within 72 months of the original commencement date thereof (or such longer period as may be consented to by the Collateral Agent and the Majority Managing Agents); provided, however, that an aggregate amount of 30% of such Contracts that are not Practice Finance Loans and are underlying Purchased Receivables (based upon the Outstanding Balances of the Receivables related to such Contracts as a percentage of the Discounted Eligible Receivables Balance) may be allowed pursuant to the terms thereof to be paid in full within 84 months of the original commencement date thereof so long as each such Contract satisfies each other requirement for an Eligible Receivable as set forth herein;

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(iv)                              which, if arising under a Lease, or a Finance Agreement pursuant to which the Originator finances an Obligor’s purchase of Equipment, arises under such terms and conditions that the Equipment related thereto has been installed and accepted by the related Obligor;

(v)                                 the original Outstanding Balance of which, when added to the Outstanding Balance of all other Eligible Receivables owing by the same Obligor at such time, does not exceed the lesser of (i) $1,000,000 and (ii) 1.5% of the Discounted Eligible Receivables Balance at such time;

(vi)                              the original Outstanding Balance of which, if the related Obligor is one of the five largest Obligors (as determined by the aggregate Outstanding Balance of all Receivables owing by each Obligor at the date of determination), when added to the Outstanding Balance of all other Eligible Receivables owing by such Obligor and each of the four other largest Obligors at such time, does not exceed the lesser of (i) $5,000,000 and (ii) 2.5% of the Discounted Eligible Receivables Balance at such time;

(vii)                           which is either an “account” or “chattel paper” or an “instrument” (in each case as defined in Section 9-102 of the UCC) as in effect in any jurisdiction which has adopted Article 9 of the UCC and, if the Contract is chattel paper, then there is only one counterpart of the Contract that constitutes “chattel paper” for purposes of Section 9-330 of the UCC which counterpart is included in the related Contract File, and, if the Contract constitutes an “instrument”, the sole original thereof is included in the related Contract File;

(viii)                        which is denominated and payable only in United States dollars in the United States;

(ix)                                which arises under a Contract which has been duly authorized and which is in full force and effect and constitutes the legal, valid and binding obligation of the Obligor enforceable against such Obligor in accordance with its terms and is not subject (at the time each determination of eligibility is made hereunder) to any dispute, offset or counterclaim whatsoever;

(x)                                   which, together with the Contract related thereto, does not contravene in any material respect any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no party to the Contract related thereto is in violation of any such law, rule or regulation applicable to such Contract in any material respect;

(xi)                                which, has not been compromised, adjusted, rewritten or otherwise modified (including by extension of time for payment or the granting of any discounts, allowances or credits) for any reason unless such modification constitutes a Permitted Extension;

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(xii)                             which (A) satisfies all applicable requirements of the Credit and Collection Policy and (B) which is freely assignable and arises under a Contract which is also freely assignable;

(xiii)                          with respect to which, from and after the Receivables Purchase thereof, either the Collateral Agent has or the Purchasers have a first priority interest therein, free and clear of any Adverse Claim;

(xiv)                         which arises under a Contract, none of the parties to which have done or failed to do anything which would or might permit any other party thereto to terminate such Contract or to suspend or reduce any payments or obligations due or to become due thereunder;

(xv)                            which does not constitute a “consumer lease” under the UCC;

(xvi)                         which, if it arises under a Lease, such Lease (a) contains a “hell or high water” provision and (b) requires the Obligor to (1) maintain the Equipment subject to such lease in good working order, (2) bear the costs of operating such Equipment, including all taxes and maintenance and (3) maintain or make payments to the Originator to maintain insurance against loss or damage to such Equipment under an insurance policy which names the Buyer or the Originator as loss payee and which interest as loss payee has been transferred to the Buyer pursuant to the Sale Agreement and to the Purchasers or the Collateral Agent on behalf of the Purchasers pursuant to the Receivables Purchase Agreement;

(xvii)                      which arises under a Contract, no portion of which has been rejected or terminated, or is subject to rejection, early termination or non-assumption, prior to the original term of such Contract except, in the case of a Practice Finance Loan, pursuant to a provision therein requiring payment of a Termination Amount upon any such rejection, early termination or non-assumption;

(xviii)                   which arises under a Contract that requires payments to be made on a regular monthly basis and which payments, in the case of any Lease, do not represent the payment of interim rents;

(xix)                           which arises under a Contract that requires the Obligor to be in possession of any Equipment subject thereto and does not permit the subleasing of such Equipment to any other Person;

(xx)                              no portion of which is payable on account of sales taxes;

(xxi)                           as to which the Collateral Agent has not notified the Originator that the Collateral Agent has determined, in its reasonable discretion, that such Receivable (or class of Receivables) is not acceptable for eligibility hereunder (which notice shall state the reason(s) the Collateral Agent has elected to make such determination);

(xxii)                        which was originated or acquired by the Originator in the ordinary course of its business;

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(xxiii)                     the Outstanding Balance of which, (A) if arising under a Leasehold Improvement Note, when added to the Outstanding Balance of all Eligible Receivables arising under Leasehold Improvement Notes, does not exceed 15% of the Discounted Eligible Receivables Balance, (B) if arising under a Working Capital Loan, when added to the Outstanding Balance of all Eligible Receivables arising under Working Capital Loans, does not exceed 15% of the Discounted Eligible Receivables Balance, (C) if arising under either a Leasehold Improvement Note or a Working Capital Loan, when added to the Outstanding Balance of all Eligible Receivables arising under both Leasehold Improvement Notes and Working Capital Loans, does not exceed 25% of the Discounted Eligible Receivables Balance, (D) if arising under a Practice Finance Loan, when added to the Outstanding Balance of all Eligible Receivables arising under Practice Finance Loans, does not exceed 25% of the Discounted Eligible Receivables Balance, and (E) if arising under a Non-Medical Contract, when added to the Outstanding Balance of all Eligible Receivables arising under Non-Medical Contracts, does not exceed 5% of the Discounted Eligible Receivables Balance;

(xxiv)                    the Contract for which is either (A) a Lease in substantially the same form of Exhibit K-1 to the Sale Agreement, (B) a Finance Agreement in substantially the same form of Exhibit K-2 thereto, (C) a Leasehold Improvement Note in substantially the same form of Exhibit K-3 thereto, (D) a Practice Finance Loan in substantially the same form of Exhibit K-4 thereto, underwritten in accordance with Practice Finance Loan underwriting criteria, as attached to Exhibit K-4, (E) a Non-Medical Contract in substantially the form of Exhibit K-1, Exhibit K-2, Exhibit K-3 or Exhibit K-4 to the Sale Agreement, or (F) a Working Capital Loan, the Outstanding Balance of which, when added to the Outstanding Balance of all Working Capital Loans owed by such Obligor, does not exceed $150,000;

(xxv)                       except in the case of any Working Capital Loan, the Contract for which provides for the lease of, or creation of a first priority perfected security interest in, the Equipment financed thereby, and with respect to which the Originator has filed and maintained the effectiveness of UCC financing statements against the Obligor in order to perfect any security interest granted under such Contract in the related Equipment, provided that the Originator shall not be required to file financing statements or to maintain the effectiveness of previously filed financing statements with respect to any Eligible Receivables the Outstanding Balance of which is less than $5,000, so long as the aggregate Outstanding Balance of Receivables for which no such financing statements are in effect at any time remains less than 7.5% of the Discounted Eligible Receivables Balance; provided that such seven and one-half percent limitation shall not apply from and after the Termination Date unless and to the extent that the Collateral Agent specifically requests otherwise;

(xxvi)                    the Contract for which was originated no later than the date which is one month prior to the Purchase thereof by the Buyer and for which the Obligor has made at least one Scheduled Contract Payment in full and in a timely manner;

(xxvii)                 the Obligor of which has been notified of the Buyer’s interest as required under the Sale Agreement;

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(xxviii)              with respect to which the Contract File has been delivered to the Custodian as contemplated under the Custodial Agreement;

(xxix)                      the Obligors of which are either (A) licensed dental, medical or veterinary professionals or (B) corporations or similar entities engaged in a dental, medical or veterinary practice, and which are licensed and/or qualified, as appropriate, in each jurisdiction in which the nature of their practices would require such license or qualification; provided, however, that an Obligor of a Receivable constituting a Non-Medical Contract shall not be required to satisfy the conditions set forth in the preceding clauses (A) and (B);

(xxx)                         with respect to which the other representations and warranties contained in clauses (i) (ii) (iv) and (v) of Section 4.01(r) of the Sale Agreement are true and correct in all material respects and with respect to which all other representations and warranties contained in such Section 4.01(r) are true and correct in all material respects as of the date or dates therein made, in each such case (except for the representations and warranties which specifically relate to the Cut-Off Date), as if such representations and warranties were made with respect to the Purchased Receivables only; provided, however, that an Obligor of a Non-Medical Contract which otherwise constitutes an Eligible Receivable shall not be required to be a licensed professional dental or medical practitioner;

(xxxi)                      the Equipment relating to which is located in the United States and is not a motor vehicle or similar type of equipment which requires titling in the name of the owner or a secured party in order to perfect the interest of any such party;

(xxxii)                   the Contract for which was not executed or marketed by American Commercial Finance Corporation;

(xxxiii)                which arises under a Contract pursuant to the terms of which, in the event of a default by the Obligor, the Originator or its assigns shall have the right to demand payment in full of the Termination Amount from such Obligor;

(xxxiv)               the Contract for which contains customary and enforceable provisions adequate for realization on the Equipment subject thereto in the event of default by the Obligor;

(xxxv)                  the Contract for which is neither subject to guaranty by the Originator or any of its Affiliates nor a Contract for which the Originator has established a specific credit reserve at the time of transfer under the Sale Agreement;

(xxxvi)               the Equipment related to which is not the subject of loss, theft, damage beyond repair or governmental seizure at time of sale under the Sale Agreement;

(xxxvii)            the Contract for which requires the Obligor to repair or replace damaged Equipment and provides for a default if the Obligor fails to maintain required insurance;  and

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(xxxviii)         with respect to which no litigation is pending or, to Originator’s knowledge, threatened which could materially and adversely affect the value of the underlying Equipment or related Contract.

“Enforcement Action” shall mean the commencement of the exercise of any remedies against the Originator, the Seller and/or the Purchased Assets including, without limitation, the commencement of any litigation or proceeding (including any foreclosure proceeding), the exercise of any power of sale, the sale by advertisement, the taking of a deed or assignment in lieu of foreclosure, the obtaining of a receiver or the taking of any other enforcement action against, or the taking of possession or control of, any of the Purchased Assets, but specifically excluding (a) requests and demands made upon the Originator or the Seller by delivery of notices to the Originator or the Seller, (b) assertion or enforcement of any right of ING to receive payment from proceeds of a foreclosure sale of any Purchased Assets which may remain after payment of costs and expenses of such foreclosure and payment and satisfaction in full of the Obligations, (c) the filing of claims in any Insolvency Proceeding concerning the Originator or the Seller as may be required to protect and preserve the right of ING to participate in such Insolvency Proceeding as creditor and to participate in distributions of assets of the Originator or the Seller in said Insolvency Proceeding with respect to the ING Obligations after payment and satisfaction in full of the Obligations, (d) declaration of an ING Wind-Down Event under the ING Purchase Agreement, (e) acceleration of the ING Obligations, (f) accepting any payment from the Originator or the Seller of ING Capital or ING Yield not relating to any Collections, but subject in all respects to the rights of the Purchasers and the Liquidity Banks under and as provided in the Receivables Purchase Agreement.

“Equipment” means each item of equipment that is the subject of a Contract, including all parts, accessions and modifications thereto and all replacements thereof.

“Equipment Collateral” has the meaning assigned to that term in Section 2.11 of the Receivables Purchase Agreement.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

“ERISA Affiliate” means any (i) corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the IRC) as the Originator; (ii) partnership or other trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the IRC) with the Originator or (iii) member of the same affiliated service group (within the meaning of Section 414(m) of the IRC) as the Originator, any corporation described in clause (i) above or any partnership or other trade or business described in clause (ii) above.

“Escrow Agreement” means that certain HPSC Securitization Escrow Agreement, dated as of December 10, 1998, by and among HPSC, Inc., the Seller, HPSC Capital Funding, Inc., the “SPVs” and “Participants” from time to time party thereto and Fleet National Bank (f/k/a BankBoston, N.A.), as escrow agent, as amended, restated, supplemented and otherwise modified from time to time.

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“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Rate” means for a Eurodollar Rate Tranche and the relevant Fixed Period, an interest rate per annum equal to an interest rate per annum determined by the Managing Agent for the applicable Purchaser equal to the quotient of (i) the rate at which it would offer deposits in United States dollars to prime banks in the London interbank market for a period equal to such Fixed Period and in a principal amount of not less than $1,000,000 at or about 11:00 A.M. (London time) on the Business Day before (and for value on) the first day of such Fixed Period, divided by, (ii) one minus the Eurodollar Reserve Percentage (expressed as a decimal) applicable to such Purchaser (or, in the case of any Conduit Purchaser, applicable to its Liquidity Agent) for that Fixed Period.

“Eurodollar Rate Tranche” means a portion of Capital which (i) is funded by a Purchaser (or a related Liquidity Bank), (ii) is allocated to a specific Fixed Period and (iii) bears interest at a rate per annum calculated by reference to the Eurodollar Rate.

“Eurodollar Reserve Percentage” for any Purchaser for the Fixed Period for any Eurodollar Rate Tranche means the reserve percentage applicable during such Fixed Period (or, if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Fixed Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Purchaser (or, in the case of any Conduit Purchaser, its Liquidity Agent) with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Fixed Period.

“Event of Termination” has the meaning assigned to that term in Section 7.01 of the Sale Agreement.

“Excess Concentration Reserve Ratio” means, on any day, a ratio (expressed as a percentage) calculated as of the most recent Settlement Date in accordance with the following formula:

ECRR	=	(MOB/DRB * 3) + 0.11(1-[MOB/DRB * 3]); where

ECRR	=	the Excess Concentration Reserve Ratio;

MOB	=	the largest Outstanding Balance of Eligible Receivables owed by a single Obligor; and

DRB	=	the Discounted Eligible Receivables Balance;

provided, however, that if MOB/DRB < 1.5%, the Excess Concentration Reserve Ratio shall be zero.

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“Facility Documents” means, collectively, the Sale Agreement, the Receivables Purchase Agreement, the Custodial Agreement, the Fee Letters, the Lock-Box Agreements, the Insurance Agreement, the ING Purchase Agreement, the Back-Up Servicing Agreement and all other agreements, documents and instruments delivered pursuant thereto or in connection therewith.

“Facility Limit” means, as of any date of determination, $600,000,000, as such amount may be reduced pursuant to Section 2.03 of the Receivables Purchase Agreement.

“Federal Funds Rate” means, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day for such transactions received by Triple-A’s Liquidity Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means each of the MBIA Fee Letter, the Merrill Fee Letter, the ING Fee Letter and each additional letter agreement designated as a “Fee Letter” for the purposes of the Receivables Purchase Agreement that may be executed from time to time by the Seller and any new Managing Agent (individually and on behalf of the Purchasers in its Purchaser Group) that may become a party hereto.

“Finance Agreement” means a written finance agreement substantially in the form of Exhibit K-2 to the Sale Agreement, together with any Related Contract Documents that may be entered into in connection with such written finance agreement, pursuant to which the Originator finances an Obligor’s purchase of Equipment, leasehold improvements and/or working capital needs.

“Financial Covenants Compliance Certificate” means the certificate substantially similar in form and substance to Exhibit L to the Sale Agreement.

“Fixed Period” means, with respect to any outstanding Capital, a period selected in accordance with Section 2.02 and Section 2.07 of the Receivables Purchase Agreement.  Such Fixed Period shall be:

(i)                                     if such Capital is funded through the issuance of Commercial Paper, a period of from 1 to 90 days;

(ii)                                  if such Capital is funded through a Base Rate Tranche, a period of from 1 to 30 days;

(iii)                               if such Capital is funded through a Eurodollar Rate Tranche, a period of one month;

provided, however, that

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(x)                                   whenever the last day of a Fixed Period would otherwise occur on a day other than a Business Day, the last day of such Fixed period shall be extended to occur on the next succeeding Business Day, unless such extension would cause the last day of a Fixed Period described in clause (iii) above to occur in the next following calendar month, in which event the last day of such Fixed Period shall be deemed to occur on the immediately preceding Business Day; and

(y)                                 whenever a Fixed Period described in clause (iii) above commences on the last Business Day in a month or on a date for which there is no numerically corresponding day in the month in which such Fixed Period would otherwise end, the last day of such Fixed Period shall occur on the last Business Day of the month in which such Fixed Period ends.

“FootHill Credit Agreement” means that Fifth Amended and Restated Credit Agreement, dated as of August 5, 2002 (as the same may be amended, supplemented, restated or otherwise modified from time to time) among the Originator, FootHill Capital Corporation and certain financial institutions as lenders thereunder.

“GAAP” means generally accepted accounting principles as in effect from time to time and applied on a basis consistent with the audited financial statements described in Section 4.01(e) of the Sale Agreement.

“HPSC Portfolio Receivables” means all Purchased Receivables and all other Receivables serviced by the Originator, regardless of ownership of such Receivables.

“Indebtedness” of any Person means (i) indebtedness of such Person for borrowed money, (ii) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) obligations of such Person to pay the deferred purchase price of property or services, (iv) obligations of such Person as lessee under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases, (v) obligations secured by any lien or other charge upon property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such obligations, (vi) obligations of such Person in connection with any letter of credit issued for the account of such Person and (vii) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (vi) above.

“Indemnified Party” has the meaning assigned to such term in Section 8.01 of the Receivables Purchase Agreement.

“Indenture” means the Indenture, dated as of March 20, 1997 among the Originator and State Street Bank & Trust Company, as trustee.

“ING” means ING Capital LLC, a Delaware limited liability company, its successors and assigns.

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“ING 90 Day Delinquency Ratio” means the ratio (expressed as a percentage), computed as of the last day of each month, by dividing (i) the aggregate balance of all HPSC Portfolio Receivables which became Delinquent Receivables during the three-month period then ending, by (ii) the sum of the aggregate balances of all HPSC Portfolio Receivables as of each of the last days of the fifth, fourth and third preceding calendar months (so that, for example, the ING 90 Day Delinquency Ratio calculated as of June 30th would have a denominator equal to the sum of the balances of all HPSC Portfolio Receivables as of January 31st, February 28th, and March 31st).

“ING 180 Day Delinquency Ratio” means the ratio (expressed as a percentage), computed as of the last day of each month, by dividing (i) the aggregate balance of all HPSC Portfolio Receivables which became 180 Day Delinquent Receivables during the three-month period then ending, by (ii) the sum of the aggregate balances of all HPSC Portfolio Receivables as of each of the last days of the fifth, fourth and third preceding calendar months (so that, for example, the ING 180 Day Delinquency Ratio calculated as of June 30th would have a denominator equal to the sum of the balances of all HPSC Portfolio Receivables as of January 31st, February 28th, and March 31st).

“ING Amortization Date”  means the earlier of the date upon which an ING Wind-Down Event occurs or August 5, 2003, unless such date has been extended by ING in its sole discretion (ING hereby acknowledges that such extension would trigger the change of application of Collections and other proceeds as per Section 6.11 of the Receivables Purchase Agreement) .

“ING Base Rate” means, on any date, a fluctuating rate of interest per annum equal to One-Month LIBOR plus 3.0%.

“ING Capital” means the original amount paid to the Seller for each Receivables Purchase under the ING Purchase Agreement, reduced from time to time by Collections received and distributed on account of such Capital pursuant to Section 2.04 thereof.  If ING is required (or believes in good faith that it is required) by law to repay (as a preference or otherwise) to any Obligor, the Originator, the Seller, any Purchaser, a Liquidity Bank, a Lock-Box Bank, a trustee for any Obligor, the Originator or the Seller, a court or any other Person, any amount that previously caused a reduction in ING Capital, then ING Capital shall be reinstated by the amount of such repayment and the Seller will indemnify and hold ING harmless for the amount of such repayment, interest thereon required (or believed in good faith to be required) to be paid in connection therewith and all losses, liabilities, costs and expenses related thereto (including but not limited to reasonable attorneys’ fees and expenses).

“ING Capital Limit” means (i) on any day, except as set forth below in clauses (ii) and (iii), 10% of the Discounted Eligible Receivables Balance on such day minus the ING Reserves then in effect; (ii) on the ING Amortization Date, an amount equal to the outstanding ING Capital on such date, and reduced on each Payment Date thereafter by an amount equal to 1/12 multiplied by the outstanding ING Capital on the ING Amortization Date; and (iii) if (a) an ING Trigger Event has occurred and is continuing or (b) ING Wind-Down Event has occurred, the ING Capital Limit shall be zero.  To the extent that an ING Trigger Event has been cured pursuant to Section 2.06 of the ING Purchase Agreement and neither the ING Amortization Date

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nor an ING Wind-Down Event has occurred, then the ING Capital Limit shall be computed as set forth in clause (i) above.

“ING Default Reserve Ratio” means the ratio (expressed as a percentage), computed as of the last day of each month in accordance with the following formula:

IDRR	=	2.25 X ADR X WAL where

IDRR	=	the ING Default Reserve Ratio;

ADR	=	the six-month rolling average of the Default Ratios for the six most recent calendar months (including the month then ending); and

WAL                  the Weighted Average Life as expressed in years of the Purchased Receivables as of such day.

“ING Facility Document” means any of the Facility Documents other than the Policies and the Insurance Agreement.

“ING Facility Limit” means, as of any date of determination, $20,000,000, as such amount may be reduced pursuant to Section 2.03 of the ING Purchase Agreement.

“ING Fee Letter” means that certain Fee Letter Agreement, dated August 5, 2002, among the Seller and ING, as the same may be amended, supplemented or otherwise modified from time to time.

 “ING Obligations” means all present and future indebtedness and other liabilities and obligations (howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or due or to become due) of the Seller to ING, arising under or in connection with the ING Purchase Agreement or any other ING Facility Document or the transactions contemplated hereby and shall include, without limitation, all liability for ING Yield, closing fees, unused line fees, audit fees, expense reimbursements, indemnifications, and other amounts due or to become due under the Facility Documents, including, without limitation, interest, fees and other obligations that accrue after the commencement of an Insolvency Proceeding (in each case whether or not allowed as a claim in such Insolvency Proceeding).

“ING Purchase Agreement” means the Receivables Interest Sale Agreement, dated as of August 5, 2002, by and among Triple-A, ING Capital LLC, a Delaware limited liability company,  BNY Asset Solutions LLC, a Delaware limited liability company, HPSC Bravo Funding, LLC, a Delaware limited liability company and HPSC, Inc., a Delaware corporation, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“ING Receivables Interest Purchase” means each purchase by ING of an ING Receivables Interest pursuant to the ING Purchase Agreement.

 “ING Receivables Interest”  means each interest in a Purchased Asset purchased by ING pursuant to the terms of the ING Purchase Agreement.

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“ING Receivables Interest Purchase Date” means, with respect to any ING Receivables Interest Purchase, the date on which such ING Receivables Interest Purchase is funded.

“ING Reserve Rate”  initially shall be 6.25%, provided, if on any Settlement Date, or ING Receivables Interest Purchase Date either the ING 90 Day Delinquency Ratio or ING 180 Day Delinquency Ratio are within the following ranges set forth below, the ING Reserve Rate shall increase to the corresponding rate:

ING 90 Day Delinquency Ratio	ING 180 Day Delinquency Ratio	ING Reserve Rate

4.000% or less	3.250% or less	6.25%

4.001% to 4.250%	3.251% to 3.500%	6.75%

4.251% to 4.500%	3.501% or more	7.25%

4.501% to 4.750%	—	7.75%

4.751% or more	—	8.25%

provided, however; if the ING Reserve Rate has increased, it shall be decreased to the appropriate rate set forth above if both the ING 90 Day Delinquent Ratio and the ING 180 Day Delinquency Ratio have been reduced to the corresponding range (or a lower range) as calculated on three consecutive Settlement Dates.

“ING Reserves” means, on any day, an amount equal to the Discounted Eligible Receivables Balance times the greater of (i) the ING Reserve Rate, and (ii) the ING Default Reserve Ratio as computed in the most recent Settlement Report; provided, that the ING Reserves shall not be less than the greatest of (a) $625,000, (b) the sum of the Outstanding Balances of all Receivables owed by the three (3) Obligors who owe the largest Outstanding Balances of Receivables owed by any single Obligor, and (c) twenty-five percent (25%) of the highest dollar amount of ING Reserves as of any previous time.

“ING Trigger Event” means the events described in Section 2.06 of the ING Purchase Agreement.

“ING Wind-Down Event” means the event described in Section 7.01 of the ING Purchase Agreement.

“ING Yield” means, with respect to all ING Capital outstanding during any Payment Period, the product of

IYR x C x ED

360

where:

C	=	the ING Capital outstanding.

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IYR	=	the ING Yield Rate for the Capital outstanding.

ED	=	the actual number of days elapsed during such Payment Period.

provided, however that (i) no provision of the ING Purchase Agreement shall require the payment or permit the collection of ING Yield in excess of the maximum permitted by applicable law and (ii) ING Yield shall not be considered paid by any distribution if at any time such distribution is rescinded or must otherwise be returned for any reason.

“ING Yield Rate” for any ING Capital outstanding means the ING Base Rate; provided, however, that on and after the ING Amortization Date or upon the occurrence of an ING Wind-Down Event or an ING Trigger Event, the ING Yield Rate shall be the ING Base Rate plus 3.0%.

“Insolvency Event” means with respect to any Person, any of the following events: such Person shall generally not pay its debts as such debts become due or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any case or proceeding shall be instituted by or against such Person seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, dissolution, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property.

“Insolvency Proceeding” means any proceeding of the sort described in the definition of Insolvency Event.

“Insurance Agreement” means that certain Amended and Restated Insurance and Indemnity Agreement, dated as of June 19, 2003, as the same may be amended, restated, supplemented or otherwise modified from time to time, among Triple-A, Merrill, the Seller, NAB and MBIA, successor in interest to CapMAC, as the Collateral Agent.

“Insurer” means MBIA.

“Insurer Default” means the occurrence and continuance of any of the following events:

(a)                                  the Insurer shall have failed to make any required payment under any Policy in accordance with the terms thereof (and such failure shall have continued unremedied for two Business Days);

(b)                                 the Insurer shall have (i) filed a petition or commenced any case or proceeding under any provision or chapter of the United States Bankruptcy Code or any other similar federal or state law relating to insolvency, bankruptcy, rehabilitation, liquidation or reorganization, (ii) made a general assignment for the benefit of its creditors, or (iii) had an order for relief entered against it under the United States Bankruptcy Code or any other similar federal or state law relating to insolvency, bankruptcy, rehabilitation, liquidation or reorganization which is final and nonappealable; or

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(c)                                  a court of competent jurisdiction, the New York Department of Insurance or other competent regulatory authority shall have entered a final and nonappealable order, judgment or decree (i) appointing a custodian, trustee, agent or receiver for the Insurer or for all or any material portion of its property or (ii) authorizing the taking of possession by a custodian, trustee, agent or receiver of the Insurer (or the taking of possession of all or any material portion of the property of the Insurer).

“Interest Rate Hedge Assignment” means an assignment in substantially the form of Exhibit E to the Receivables Purchase Agreement pursuant to which the Seller assigns to the Collateral Agent all of its rights to payment under the Interest Rate Hedges.

“Interest Rate Hedges” means, with respect to a Swap Provider, interest rate swap or similar agreements entered into by the Seller and the Collateral Agent, on behalf of the Purchasers, with such Swap Provider to provide protection to, or minimize the impact upon, the Seller and the Purchasers of increasing interest rate under the Receivables Purchase Agreement.

“IRC” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“IRS” means the Internal Revenue Service of the United States of America.

“Lease” means a lease agreement between the Originator and an Obligor substantially in the form of Exhibit K-1 to the Sale Agreement, together with any Related Contract Documents that may be entered into in connection with such lease agreement, pursuant to which the Originator originally leased Equipment to such Obligor.

“Leasehold Improvement Note” means a note or instrument substantially in the form of Exhibit K-3 to the Sale Agreement, together with any Related Contract Documents that may be entered into in connection with such note or instrument, evidencing an Obligor’s indebtedness to the Originator on account of a loan made to finance improvements to, or other costs incurred in connection with the installation or maintenance of, Equipment.

“Liquidity Agent” means (i) with respect to Triple-A, NAB in its capacity as the agent for the Liquidity Banks under Triple-A’s Liquidity Agreement, or any successor thereto and (ii) with respect to any other Conduit Purchaser, the Financial Institutions named as such in its Liquidity Agreement.

“Liquidity Agreement” means (i) with respect to Triple-A, that certain Third Amended and Restated Liquidity Agreement, dated as of June 19, 2003, as has been amended and as the same may be amended, supplemented, restated, supplemented or otherwise modified from time to time, by and among Triple-A, the Liquidity Banks party thereto, Banco Santander Central Hispano, S.A., as assignor to NAB, and NAB, as Liquidity Agent, and (ii) with respect to any other Conduit Purchaser, any similar loan agreement or purchase agreement pursuant to which such Conduit Purchaser may fund Capital hereunder.

“Liquidity Banks” means the financial institutions party to any Liquidity Agreement as “Liquidity Banks” or “Liquidity Providers” or “Purchasers” thereunder.

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“Lock-Box Account” means an account maintained at a Lock-Box Bank for the purpose of receiving Collections.

“Lock-Box Agreement” means an agreement, in substantially the form of Exhibit G to the Sale Agreement, among the Originator, the Buyer, the Collateral Agent and a Lock-Box Bank which agreement sets forth the rights of the Collateral Agent, the Originator, the Buyer and the Lock-Box Bank with respect to the disposition and application of the Collections received into the applicable Lock-Box Account, including, without limitation, the right of the Collateral Agent to direct the Lock-Box Bank to remit all Collections of Transferred Assets directly to the Collateral Agent.

“Lock-Box Bank” means any of the banks holding one or more lock-box accounts for receiving Collections from the Receivables.

“Majority Managing Agents” shall mean any Managing Agent or group of Managing Agents acting as Managing Agent(s) for one or more Purchasers the aggregate Pro Rata Shares of which equals or exceeds 51%.

“Manager” shall mean each “Manager” of the Seller under and as defined in that certain Limited Liability Company Agreement, dated as of October 2, 2000, as amended from time to time, among the Seller, the “Initial Member” thereunder and the “Independent Manager” thereunder.

“Managing Agent” means (i) with respect to the Purchaser Group of which Merrill is a member, Merrill, (ii) with respect to the Purchaser Group of which Triple-A is a member, MBIA, or its successor as “administrative agent” with respect to Triple-A’s commercial paper program and (iii) each other Person that shall become a “Managing Agent” under the Receivables Purchase Agreement from time to time.

“MBIA” means MBIA Insurance Corporation, a New York insurance corporation.

“MBIA Fee Letter” means that certain Sixth Amended and Restated Fee Letter, dated as of June 19, 2003, among the Seller and MBIA (successor in interest to CapMAC), individually, as the Insurer, as the Managing Agent for the Purchaser Group of which Triple-A is  a member and as the Collateral Agent, as the same may be amended, supplemented or otherwise modified from time to time.

“Merrill” means Merrill Lynch Commercial Finance Corp., a Delaware corporation.

“Merrill Fee Letter” means that certain Fee Letter Agreement, dated as of June 19, 2003, among the Seller and Merrill, individually and as the Managing Agent for the Purchaser Group of which Merrill is a member, as the same may be amended, supplemented or otherwise modified from time to time.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA which is, or within the immediately preceding six (6) years was, contributed to by either the Originator or any ERISA Affiliate.

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“NAB” means National Australia Bank Limited.

“Non-Designated Receivable” means a Purchased Receivable identified by the Seller to the Managing Agents as a “Non-Designated Receivable” pursuant to Section 2.02 of the Receivables Purchase Agreement.

“Non-Medical Contract” means a Contract substantially in the form of Exhibit K-1, Exhibit K-2, Exhibit K-3 or Exhibit K-4 to the Sale Agreement and the Obligor of which is not required to be a licensed professional dental, medical or veterinary practitioner.

“Notice of Assignment” means a Notice of Assignment in substantially the form of Exhibit B to the Sale Agreement.

“Obligations” means all present and future indebtedness and other liabilities and obligations (howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or due or to become due) of the Seller to any Purchaser, any Managing Agent, the Collateral Agent, the Insurer and/or the Indemnified Parties, arising under or in connection with the Receivables Purchase Agreement or the transactions contemplated thereby and shall include, without limitation, all liability for Yield, closing fees, unused line fees, audit fees, expense reimbursements, indemnifications, and other amounts due or to become due under the Facility Documents, including, without limitation, interest, fees and other obligations that accrue after the commencement of an Insolvency Proceeding (in each case whether or not allowed as a claim in such Insolvency Proceeding).

“Obligor” means each Person obligated to make payments under a Contract.

“One-Month LIBOR”: means, with respect to any Settlement Date, the rate determined on the second business day prior to the commencement of the related Payment Period (each such date, an “Interest Determination Date”).  ING will determine One-Month LIBOR for such Payment Period on the basis of offered rates of the reference banks for one-month U.S. dollar deposits, as such rates appears on the Telerate Page 3750, as of 11:00 a.m. (London time) on such Interest Determination Date, as more specifically set forth below.

As used in this definition of One-Month LIBOR, “business day” means a day on which banks are open for dealing in foreign currency and exchange in London and New York City; “Telerate Page 3750” means the display page currently so designated on the Dow Jones Telerate Service (or such other page as may replace the Telerate Page 3750 page on that service for the purpose of displaying London interbank offered rates of major bank(s)), and “reference banks” means leading banks selected by ING and engaged in transactions in Eurodollar deposits in international Eurocurrency market (i) with an established place of business in London, (ii) whose quotations appear on the Telerate Page 3750 on the Interest Determination Date in question and (iii) which have been designated as such by ING.

On each Interest Determination Date, the One-Month LIBOR for the applicable Payment Period will be established by ING as follows:

(a)                                  If on such Interest Determination Date two or more reference banks provide such offered quotations, the One-Month LIBOR for the related Payment Period

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shall be the arithmetic mean of such offered quotations (rounded upwards if necessary to the nearest whole multiple of 0.0001%).

(b)                                 If on such Interest Determination Date fewer than two reference banks provide such offered quotations, One-Month LIBOR for the related Payment Period shall be the higher of (x) One-Month LIBOR as determined on the previous Interest Determination Date and (y) the arithmetic mean (rounded upwards if necessary to the nearest whole multiple of 0.0001%) of the one-month U.S. dollar lending rates that three New York City banks selected by ING are quoting at approximately 11:00 a.m. (New York City time) on the relevant Interest Determination Date to leading European banks.

If ING has determined that the use of One-Month LIBOR (as determined above) would violate any applicable law, rule, regulation, or directive of any governmental or regulatory authority, whether or not having the force of law, then One-Month LIBOR will be the rate at which U.S. dollar deposits, approximately equal to the outstanding Capital having a 30-day term, are offered by the principal London office of a leading “money center” bank active in the London interbank market for U.S. dollar deposits, as determined by ING in its sole discretion, in immediately available funds in the London interbank market on such Interest Determination Date.

The establishment of One-Month LIBOR on each Interest Determination Date by ING shall (in the absence of manifest error) be final and binding.

 “Originator” means HPSC, Inc., a Delaware corporation.

“Other Taxes” has the meaning assigned to such term in Section 2.09(b) of the Receivables Purchase Agreement.

“Outstanding Balance” means, with respect to any Purchased Receivable at any time, the Discounted Value of the remaining Scheduled Contract Payments under the related Contract, as such amounts are adjusted as a result of any of the events described in Section 2.05 of the Sale Agreement.

“Payment Date” means, with respect to any Capital, the last day of the Fixed Period then applicable to such Capital.

“Payment Period” means, with respect to any ING Capital and any Settlement Date, the period from and including the prior Settlement Date (or with respect to the Settlement Date immediately following the initial ING Receivables Interest Purchase, the date of such initial  ING Receivables Interest Purchase) to the day immediately preceding such Settlement Date.

“PBGC” means the Pension Benefit Guaranty Corporation and any Person succeeding to the functions thereof.

“Permitted Encumbrance” means any of the following:

(a)                                  liens, charges or other encumbrances for taxes and other governmental assessments which are not yet due and payable;

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(b)                                 workers’, mechanics’, suppliers’, carriers’, warehousemen’s, landlords’ liens and deposits, pledges or liens to secure statutory obligations, surety or appeal bonds or other liens of like general nature incurred in the ordinary course of business and not in connection with the borrowing of money, provided in each case, the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate actions or proceedings, and provided, further, that such liens do not, in the reasonable opinion of the Buyer, materially detract from the value of the Contract or the Equipment subject thereto;

(c)                                  liens, charges or encumbrances created in favor of the Buyer pursuant to the Sale Agreement or in favor of the Collateral Agent or otherwise granted to the Purchasers, ING or to the Liquidity Banks in the Facility Documents;

(d)                                 with respect to Equipment, liens thereon created in favor of the Originator pursuant to a Contract and assigned to the Buyer pursuant to the Sale Agreement; or

(e)                                  for so long as the Servicer and the Seller are parties to the Escrow Agreement, any liens, charges or other encumbrances arising under or subject to the Escrow Agreement on any Lock-Box, the Collection Account or any Collections on deposit in any Lock-Box or the Collection Account.

“Permitted Extension” means an extension of a Scheduled Contract Payment in the ordinary course of business for reasons unrelated to an Obligor’s creditworthiness for a period not to exceed 2 months.

“Permitted Investments” means (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities on or before the first Settlement Date after the date of acquisition; (ii) time deposits and certificates of deposit having maturities on or before the first Settlement Date after the date of acquisition, maintained with or issued by any commercial bank having capital and surplus in excess of $500,000,000 and having the highest commercial paper rating available by both Rating Agencies; (iii) money market funds which have the highest applicable rating available by both Rating Agencies; (iv) repurchase agreements having maturities on or before the first Settlement Date after the date of acquisition for underlying securities of the types described in clauses (i) and (ii) above or clause (v) below with any institution with the highest long term debt rating and commercial paper rating available by both Rating Agencies; and (v) commercial paper maturing on or before the first Settlement Date after the date of acquisition and having the highest commercial paper rating available by both Rating Agencies.

“Permitted Take-Out” means a securitization or sale of a material portion of the Contracts hereunder by a trust or any other entity established by or on behalf of the Originator or one of its Affiliates (including any trust or other entity formed by another Person in connection with the securitization of such Contracts), including, without limitation, (i) the issuance of notes, trust certificates or other instruments or securities to be paid from Collections with respect to the Contracts, (ii) the sale of undivided interests or participations in the Contracts and (iii) an outright sale of Contracts and Receivables arising thereunder to a third-party; provided, that such transfer is non-recourse to the Seller on terms consistent with past securitizations in which the Seller has been a transferor and the net sale proceeds of such transaction payable to the Seller are

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sufficient to pay in full all reductions in the Capital Limit caused by such transaction, together with all accrued Yield on the Capital so reduced and all other Obligations (including Swap Breakage Amounts, if any) which are payable under the Receivables Purchase Agreement as a result thereof.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, government (or any agency or political subdivision thereof) or other entity.

“Plan” means an employee benefit plan defined in Section 3(3) of ERISA in respect of which the Originator or any ERISA Affiliate is, or within the immediately preceding six years was, an “employer” as defined in Section 3(5) of ERISA.

“Policies” means the insurance policies for the benefit of the Purchasers and the Liquidity Banks to be issued by the Insurer under the Insurance Agreement.

“Post Office Box” means each post office box to which Obligors are directed to mail payments in respect of the Receivables.

“Practice Finance Loan” means a note or instrument substantially in the form of Exhibit K-4 to the Sale Agreement, together with any Related Contract Documents that may be entered into in connection with such note or instrument, evidencing an Obligor’s indebtedness on account of a loan made to finance working capital needs of such Obligor, in connection with such Obligor’s professional dental, medical or veterinary practice.

“Premium” means the insurance premium owed to MBIA under the MBIA Fee Letter.

“Priority ING Yield” means, with respect to any Payment Period, the lesser of (i) the ING Yield accrued during such Payment Period and (ii) the yield on ING Capital that would have accrued during such Payment Period if the ING Yield Rate were 8% per annum.

“Pro Rata Shares” means, with respect to any Purchaser, a fraction, the numerator of which is such Purchaser’s Purchaser Limit and the denominator of which is the Facility Limit; provided, that, in the event that one or more Purchasers makes a Receivables Purchase in accordance with Sections 2.01 and 2.02(d) of the Receivables Purchase Agreement, and, on the related Receivables Purchase Date, one or more Purchasers fails to make a Receivables Purchase in accordance with such Sections (each such Purchaser, a “Non-Funding Purchaser”), then, for the purposes of Sections 2.04(b)(ii) and 6.11(d) of the Receivables Purchase Agreement, such Non-Funding Purchaser’s “Pro Rata Share” shall be zero and shall be allocated to each other Purchaser ratably in accordance with the outstanding Capital of such other Purchasers until such time as the ratio of each Purchaser’s outstanding Capital to all outstanding Capital shall equal the ratio of such Purchaser’s Purchaser Limit to the Facility Limit.

“Purchase” means a purchase (whether by means of cash payment or by capital contribution) of Transferred Assets by the Buyer from the Originator pursuant to Sections 2.01 and 2.02 of the Sale Agreement.

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“Purchase Date” means, with respect to any Purchase, the date on which such purchase occurs.

“Purchased Assets” means (i) at all times prior to the Termination Date, (a) all then outstanding Purchased Receivables, (b) all Related Security relating to such Purchased Receivables and (c) all Collections with respect to, and other proceeds of, such Receivables and (ii) at all times on and after the Termination Date, (a) all Purchased Receivables outstanding as of the close of business on the day preceding the Termination Date (including any interest or finance charges accruing after the Termination Date which relate to any Purchased Receivables outstanding as of the close of business on the day preceding the Termination Date), (b) all Related Security relating to such Purchased Receivables and (c) all Collections with respect to, and other proceeds of, such Receivables.

“Purchased Receivables” means all Receivables purchased by the Purchasers pursuant to Section 2.01 of the Receivables Purchase Agreement, including, without limitation, all Receivables purchased from the Seller or in which the Seller otherwise conveyed an interest under a predecessor version of the Receivables Purchase Agreement to the extent not previously released by CapMAC, as predecessor Collateral Agent.

“Purchaser” means each of Triple-A, Merrill and each other Person that shall become a “Purchaser” under the Receivables Purchase Agreement from time to time.

“Purchaser Group” means each group of Persons from time to time parties to the Receivables Purchase Agreement consisting of one or more Purchasers and the Managing Agent identified as the Managing Agent for such Purchaser(s) on the applicable signature page thereof or of any amendment thereto, together with the Liquidity Banks related to any Purchaser that is a Conduit Purchaser.

“Purchaser Limit” means, with respect to any Purchaser or Purchaser Group, the dollar amount set forth on Schedule I to the Receivables Purchase Agreement, as such amount may be increased or reduced from time to time in accordance with Article II thereof.

“Rating Agencies” means, collectively, Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and Moody’s Investors Service, Inc., or their respective successors.

“Receivable” means all rights to payment arising under a Contract, including, without limitation, (i) Contract Payments, (ii) Termination Payments and (iii) Residual Realizations, together with all supplemental or additional payments required by the terms of such Contract with respect to insurance, maintenance, taxes, ancillary products and services and other specific charges.

“Receivables Purchase” means a purchase of Receivables by the Purchasers from the Seller pursuant to Sections 2.01 and 2.02 of the Receivables Purchase Agreement.

“Receivables Purchase Agreement” means the Third Amended and Restated Lease Receivables Purchase Agreement, dated as of June 19, 2003, by and among HPSC Bravo Funding, LLC, a Delaware limited liability company, HPSC, Inc., a Delaware corporation,

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Triple-A One Funding Corporation, a Delaware corporation, Merrill Lynch Commercial Finance Corp., a Delaware corporation, MBIA Insurance Corporation, a New York insurance corporation, and Capital Markets Assurance Corporation, a New York Stock insurance company, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Receivables Purchase Date” means, with respect to any Receivables Purchase, the date on which such Receivables Purchase is funded, which date, other than in the case of the initial Receivables Purchase, shall be a Settlement Date.

“Records” means all Contracts and other documents, books, records and other information (including without limitation, computer programs, tapes, discs, punch cards, data processing software and related property and rights) maintained with respect to Contracts and the related Obligors.

“Related Contract Document” means any agreement or document substantially in the form of Exhibit K-5 to the Sale Agreement which may be entered into contemporaneously with a Contract.

“Related Security” means with respect to any Contract:

(i)                                     all security interests or liens and property subject thereto from time to time purporting to secure payment of the Receivables arising under such Contract, whether pursuant to such Contract or otherwise;

(ii)                                  all UCC financing statements covering any Equipment or covering any other collateral securing payment of the Receivable arising under such Contract;

(iii)                               all guarantees, indemnities, warranties, letters of credit, insurance policies and proceeds and premium refunds thereof and other agreements or arrangements of whatever character from time to time supporting or securing payment of the Receivables arising under such Contract whether pursuant to the Contract related to such Receivable or otherwise;

(iv)                              all of the Originator’s right, title and interest in, to and under the Equipment related to such Contract, whether as an ownership interest, as collateral security, or which was repossessed from an Obligor of a Receivable to the extent that the Outstanding Balance of such Receivable remains unpaid;

(v)                                 all Records; and

(vi)                              all Collections and other proceeds of the foregoing, including, without limitation, all insurance and condemnation proceeds and all security deposits related to the Equipment.

“Reportable Event” means any of the events described in Section 4043 of ERISA.

“Residual Realization” means, with respect to any Equipment, the amount received or receivable by the Buyer or the Servicer upon the sale or other disposition of the

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Equipment, whether from the Obligor upon the exercise of any purchase option or from a sale or from insurance proceeds or otherwise.

“Sale Agreement” means that certain Second Amended and Restated Purchase and Contribution Agreement, dated as of June 19, 2003, as the same may be amended, restated, supplemented or otherwise modified from time to time, between the Originator and the Buyer.

“Sale Notice” has the meaning set forth in Section 2.02(a) of the Receivables Purchase Agreement.

“Scheduled Contract Payments” means the Contract Payments due under each Contract, as set forth in the appendix to Exhibit A of the Sale Agreement (including any supplement to such exhibit delivered under Section 2.02(b) thereof and also including any modification to such appendix as the result of any modification, waiver or amendment to any Contract undertaken in conformity with the Sale Agreement), excluding, however, (i) in the case of any Contract which is not a Lease, starting with the final Contract Payment owed thereunder and proceeding in reverse order of maturity, the Contract Payments (or portions thereof) equal to any security deposit related to such Contract and (ii) any Contract Payment that is due more than 72 months (unless such Contract is a Contract that is permitted to come due in 84 months under the definition of Eligible Receivables, in which case 84 months) after the original commencement date of such Contract.  The term “Scheduled Contract Payment” does not include any Contract Payment which is payable in respect of any Residual Realization or which otherwise reflects the residual value of the related Equipment.

“Scheduled Liquidity Commitment Termination Date” means June 19, 2004; provided, that, in the event that (i) the Liquidity Banks parties to Triple-A’s Liquidity Agreement agree to extend the “Scheduled Liquidity Commitment Termination Date” under and as defined in such Liquidity Agreement, to a later date, and (ii) Merrill agrees in writing to extend the “Scheduled Liquidity Commitment Termination Date” hereunder, to a later date, then the “Scheduled Liquidity Commitment Termination Date” hereunder shall mean the earlier of such later dates.

“Scheduled Termination Date” means June 19, 2005.

“Seller” means HPSC Bravo Funding, LLC, a Delaware limited liability company; provided, however, that when used in the Sale Agreement, the term “Seller” means the Originator in its capacity as the “Seller” thereunder.

“Servicer” has the meaning assigned to that term in Section 6.01 of the Receivables Purchase Agreement.

“Servicing Fee” has the meaning assigned to that term in Section 6.08 of the Receivables Purchase Agreement.

“Servicing Fee Rate” means 0.70%; provided, however, that if a Servicing Fee Trigger Event has occurred and is not deemed cured, the Servicing Fee Rate thereafter shall be equal to 1.00%.

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“Servicing Fee Trigger Event” means the occurrence of any of the following events:

(i) as of the last day of any month, the Default Ratio shall be greater than 3.0% provided, that any such Servicing Fee Trigger Event shall be deemed cured if the Default Ratios as of the last day of any three consecutive months are each less than or equal to 3.0%; or

(ii) as of the last day of any month, the Delinquency Ratio shall be greater than 1.5%; provided, that any such Servicing Fee Trigger Event shall be deemed cured if the Delinquency Ratios as of the last day of any three consecutive months are each less than or equal to 1.5%; or

(iii) as of the end of any calendar quarter, the Servicer’s “Tangible Net Worth” (as defined in Section 5.04 of the Sale Agreement) shall not be equal to or greater than the sum of (x) $3,000,000 plus (y) the then required amount set forth in Section 5.04(a)(i) of the Sale Agreement, provided, that any such Servicing Fee Trigger Event shall be deemed cured if the Servicer’s Tangible Net Worth as of the end of any subsequent calendar quarter is equal to or greater than the sum described above; or

(iv)  as of the end of any fiscal quarter,  the Servicer’s “Net Income” (as defined in Section 5.04 of the Sale Agreement) for such fiscal quarter shall not be equal to or greater than the sum of (x) $150,000 plus (y) the then required amount set forth in Section 5.04(a)(iii) of the Sale Agreement; provided, that any such Servicing Fee Trigger Event shall be deemed cured if the Servicer’s Net Income as of the end of any subsequent fiscal quarter is equal to or greater than the sum described above.

“Servicing Termination Event” means (i) so long as HPSC, Inc. is the Servicer, any Event of Termination and (ii) whether or not HPSC, Inc. is the Servicer, a failure on the part of the Servicer to observe or perform any of its duties or obligations as Servicer under the Receivables Purchase Agreement or as “Servicer” under the Sale Agreement, as determined by the Collateral Agent in its reasonable judgment.

“Settlement Date” means the 20th day of each month; provided, that if in any month such day is not a Business Day, the “Settlement Date” for such month shall be the first Business Day to occur after such 20th day.

“Settlement Report” means a report, in substantially the form of Exhibit C to the Sale Agreement, furnished by the Originator to the Buyer pursuant to Section 2.05(b) thereof and by the Buyer to the Collateral Agent pursuant to Section 5.02(f) of the Receivables Purchase Agreement.

“Subsidiary” means, as to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person.

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“Successor Servicer” means any Person which succeeds to the Originator (or any successor thereto) as the Servicer in accordance with the terms and provisions of the Receivables Purchase Agreement.

“Swap Breakage Amounts” means, with respect to any Interest Rate Hedge, any early termination payments, mark-to-market payments or similar payments owing thereunder due to a reduction in the notional amount thereof or to a “termination event”, “event of termination” or similar event thereunder.

“Swap Policy” means, with respect to each Swap Provider, the surety bond or insurance policy in favor of such Swap Provider whereby CapMAC or MBIA guarantees the payments to be made by the Seller to such Swap Provider under the relevant Interest Rate Hedges.

“Swap Provider” means Merrill Lynch Capital Services, Inc., Fleet National Bank, Credit Suisse First Boston International or such other financial institution reasonably acceptable to CapMAC or MBIA which enters into an Interest Rate Hedge with the Seller, provided, that a Swap Provider must, unless otherwise approved by CapMAC or MBIA in writing, at all times be a nationally recognized financial institution rated AA or better by Standard & Poor’s Ratings Group or the equivalent by Moody’s Investors Service, Inc.

“Taxes” has the meaning assigned to such term in Section 2.09(a) of the Receivables Purchase Agreement.

“Termination Amount” means, with respect to any Contract which has been prepaid or otherwise terminated prior to its stated maturity or termination date, an amount equal to the present value of the remaining Scheduled Contract Payments, discounted to the date of prepayment or termination at the Discount Rate, plus, any billed and uncollected amounts related to and amounts owing under such Contract, including late charges and overdue interest charges, plus, if such Contract is a Lease or is a Finance Agreement pursuant to which the Originator finances an Obligor’s purchase of Equipment, the booked residual value of the related Equipment, plus any processing fees charged to cover expenses.

“Termination Date” means the earliest of (i) that Business Day which the Originator designates as the Termination Date by notice to the Buyer and the Collateral Agent at least thirty calendar days prior to such Business Day, (ii) that Business Day which the Buyer designates as the Termination Date by notice to the Originator and the Collateral Agent at least thirty calendar days prior to such Business Day, (iii) the date of the declaration or automatic occurrence of the Termination Date pursuant to Section 7.01 of the Sale Agreement or Section 7.02 of the Receivables Purchase Agreement, (iv) the Scheduled Liquidity Commitment Termination Date and (v) the Scheduled Termination Date.

“Termination Payment” means any amount or amounts payable by an Obligor upon termination or prepayment of a Contract prior to the payment of all Contract Payments.

“Transferred Assets” means, at any time, the Receivables, the Contracts, the Equipment, all Related Security with respect to the foregoing and all Collections with respect to, and other proceeds of, the foregoing.

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“Triple-A” means Triple-A One Funding Corporation, a Delaware corporation.

“UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York, except that, with respect to the perfection or priority of any security interest created under the UCC, the term “UCC” means the Uniform Commercial Code as in effect in the jurisdiction whose law governs the perfection and effect of perfection or non-perfection of such security interest.

“Unmatured Event of Termination” means any event which, with the giving of notice or the passage of time or both, would constitute an Event of Termination.

“Unmatured Wind-Down Event” means any event which, with the giving of notice or the passage of time or both, would constitute a Wind-Down Event.

“Weighted Average Life” means the weighted average amount of time from the respective dates of origination of each of the Purchased Assets until each of the related  Scheduled Contract Payments are to be repaid pursuant to each of the related Contracts, calculated equal to the weighted average for each of the Purchased Assets of (i) the sum (for each of the subsequent Scheduled Contract Payments under the related Contract) of the product of (a) the amount of such  Scheduled Contract Payment multiplied by (b) the number of years from such Settlement Date to the date of such Scheduled Contract Payment, divided by (ii) the total amount of all subsequent Scheduled Contract Payments for such Contract (each such calculation to include, for purposed of calculating the Weighted Average Life on any Settlement Date, any Purchased Receivables to be purchased on such date).

“Weighted Average Remaining Term” means the weighted average remaining maturities of the Purchased Assets calculated to equal (i) the sum, for all Purchased Receivables, of (x) the remaining Scheduled Contract Payments of each Purchased Receivable times (y) the remaining term of such Purchased Receivable, divided by (ii) the aggregate amount of the remaining Scheduled Contract Payments of all the Purchased Receivables (each such calculation to include, for purposes of calculating the Weighted Average Remaining Term on any Settlement Date, any Purchased Receivables to be purchased on such date).

“Wind-Down Event” has the meaning assigned to such term in Section 7.01 of the Receivables Purchase Agreement.

“Working Capital Loan” means an unsecured loan made by the Originator to any Person that, at the time such loan is made, is an Obligor in respect of another Contract that is a Lease, Finance Agreement, Leasehold Improvement Note, Practice Finance Loan or Non-Medical Contract, the proceeds of which loan are to be used by such Obligor for general corporate purposes.

“Yield” means, with respect to the Capital related to any Receivables Purchase, during any Fixed Period, the product of

YR x C x ED

AD

where:

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C	=	the amount of such Capital.

YR	=	the Yield Rate for such Capital.

ED	=	the actual number of days elapsed during such Fixed Period.

AD	=	360; provided, however, that if the applicable Yield Rate is the Base Rate, then AD = 365 or 366 days, as applicable, for the current year.

provided, however that (i) no provision of the Receivables Purchase Agreement shall require the payment or permit the collection of Yield in excess of the maximum permitted by applicable law and (ii) Yield shall not be considered paid by any distribution if at any time such distribution is rescinded or must otherwise be returned for any reason.

“Yield Rate” for any Capital of any Purchaser allocated to any Fixed Period means:

(a)                                  to the extent that as of the first day of such Fixed Period, any Conduit Purchaser funds such Capital for such Fixed Period by issuing Commercial Paper, the rate (or if more than one rate, the weighted average of the rates) at which Commercial Paper of such Conduit Purchaser having a term equal to such Fixed Period and to be issued to fund the purchase or maintenance of such Capital by such Conduit Purchaser may be sold by any Dealer selected by such Conduit Purchaser, as agreed between each such Dealer and such Conduit Purchaser and notified by such Conduit Purchaser to the applicable Managing Agent and the Collateral Agent; provided, however, if the rate (or rates) as agreed between any such Dealer and such Conduit Purchaser with regard to any Fixed Period for any Capital is a discount rate (or rates), the “Yield Rate” for such Fixed Period shall be the rate (or if more than one rate, the weighted average of the rates) resulting from converting such discount rate (or rates) to an interest-bearing equivalent rate (or rates) per annum; or

(b)                                 to the extent that clause (a) does not apply, a per annum rate equal to the Eurodollar Rate for such Fixed Period plus seventy-five basis points (0.75%); provided, however, that if (x) Eurodollar Rate Tranches are unavailable for any reason as set forth in Section 2.02(c) of the Receivables Purchase Agreement, or (y) the Seller and/or the applicable Managing Agent, in either case with the consent of the Collateral Agent, selects a Fixed Period of less than one month, then the Yield Rate for such Fixed Period shall be equal to the Base Rate for such Fixed Period.

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